Exhibit 99.4

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WILLIS TOWERS WATSON

INDEX TO FORM 10-K

For the year ended December 31, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Willis Towers Watson Public Limited Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Willis Towers Watson Public Limited Company and subsidiaries (the ‘Company’) as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income, changes in equity and cash flows, for the three years then ended, and the related notes (collectively referred to as the ‘financial statements’). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the three years then ended, in conformity with accounting principles generally accepted in the United States of America (‘US GAAP’).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (‘PCAOB’), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2020 (not presented herein), expressed an unqualified opinion on the Company’s internal control over financial reporting.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for revenue from contracts with customers in the year ended December 31, 2018 due to adoption of Accounting Standard Update (‘ASU’) No. 2014-09, Revenue from Contracts with Customers.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Errors and Omissions Reserve — Refer to Notes 2, 15 and 16 to the financial statements

Critical Audit Matter Description

The Company has established provisions against various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions (‘E&O’) which arise in connection with the placement of insurance and reinsurance and provision of broking, consulting and outsourcing services in the ordinary course of business. Such provisions cover claims that have been reported but not paid and also claims that have been incurred but not reported (‘IBNR’). These provisions are established based on actuarial estimates together with individual case reviews. Significant management judgment is required to estimate the amounts of such claims.

Auditing management’s judgments related to its E&O provision, and in particular the broking, consulting and outsourcing business provision related to the IBNR and the broking business provision related to significant claims reported but not paid, involved especially complex and subjective judgment and an increased extent of effort, including the need to involve our actuarial specialists.

How the Critical Audit Matter Was Addressed in the Audit

We tested the effectiveness of controls over the Company’s estimation of the E&O provision including controls over the underlying historical claims data, the actuarial methodology used, the assumptions selected by management that are used to calculate the broking, consulting and outsourcing business IBNR provisions, and the establishment and quarterly evaluation of provisions for reported claims, including significant claims for the broking business.

For the IBNR provisions, we evaluated the appropriateness of the IBNR models, including evaluating changes needed or warranted given changes in the business, and evaluated the consistency of the model with prior years in order to challenge the methodology used to estimate the provisions. With the assistance of our actuarial specialists, we assessed the methodology and models used, including key inputs and assumptions used in, and arithmetical accuracy of, the models used. We also performed retrospective reviews of management’s estimated claims emergence in comparison to actual results and evaluated the provisions set by management in comparison to a range of independent estimates that we developed.

We evaluated the E&O matters and the appropriateness of their projected settlement values through inquiries of, and confirmations from, external lawyers handling those matters for the Company.

TRANZACT Acquisition – Refer to Notes 2, 3 and 7 to the financial statements

Critical Audit Matter Description

On July 30, 2019, the Company acquired TRANZACT for consideration of $1.3 billion. The purchase price was allocated to the identifiable assets acquired and liabilities assumed based on their respective fair values, including a customer relationship intangible asset of $612 million and renewal commissions receivables of $166 million. Management estimated the fair value of the customer relationship intangible asset using a generally accepted valuation method appropriate for the type of intangible asset. Management estimated the fair value of the renewal commissions receivables upon acquisition date by applying a present-value adjustment to the carrying value of the receivables, which were originally determined using an actuarial model to account for variable consideration uncertainties. The Company will account for the renewal commissions receivables prospectively using the cost-recovery method. Significant management judgment is required in making estimates and assumptions in the fair value determination of the customer relationship intangible asset and renewal commissions receivables and the selection of the accounting method for subsequent measurement of the renewal commissions receivables after the acquisition date.

We identified the valuations of the customer relationship intangible asset and renewal commissions receivables related to the acquisition of TRANZACT as a critical audit matter because of the significant estimates management made to determine their relative fair values. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value and actuarial specialists, when performing audit procedures to evaluate the reasonableness of management’s assumptions related to future cash flows, discount rates, attrition rates, and lapse rates.

In addition, the selection of the cost-recovery method for measurement of the acquired renewal commissions receivables after acquisition is a critical audit matter because it required management to exercise significant judgment given the lack of prescriptive guidance for subsequent accounting for such assets under US GAAP. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve professionals in our firm with expertise in business combination accounting to evaluate the reasonableness of the use of the cost-recovery method.

How the Critical Audit Matter Was Addressed in the Audit

We tested the effectiveness of controls over valuation, including management’s controls over forecasts of future cash flows, selection of the discount rate, and selection of key assumptions supporting management’s estimates (i.e., attrition rates and lapse rates).

We assessed the reasonableness of management’s forecasts of future cash flows used in the customer relationship intangible asset model by utilizing the historical results and certain peer company data. We evaluated whether said estimated future cash flows were consistent with evidence obtained in other areas of the audit.

With the assistance of our fair value specialists, we evaluated the reasonableness of the discount rate used in the customer relationship intangible asset model by testing the source information underlying the determination of the discount rate; testing the mathematical accuracy of the calculation of the discount rate; and developing a range of independent estimates and comparing those to the discount rate selected by management.

With the assistance of our fair value specialists, we evaluated the reasonableness of the attrition rate used in the customer relationship intangible asset model by evaluating the attrition rate methodology; testing the mathematical accuracy of the attrition rate assumption; and testing the completeness and accuracy of the underlying data supporting the attrition rate assumption by testing a selection of the insurance carriers and products and evaluating the appropriateness of the revenue attrition calculation for each insurance carrier and product.

With the assistance of our actuarial specialists, we evaluated the reasonableness of the lapse rates used in the renewal commissions receivables model by evaluating the lapse rate methodology; testing the mathematical accuracy of each lapse rate assumption; and evaluating the rationale for experience adjustments made in developing the lapse rate assumptions.

With the assistance of professionals in our firm with expertise in business combination accounting, we evaluated the Company’s conclusion regarding the use of the cost-recovery method.

/s/ Deloitte & Touche LLP

Philadelphia, PA

February 26, 2020

We have served as the Company’s auditor since 2017.

WILLIS TOWERS WATSON

Consolidated Statements of Comprehensive Income

(In millions of U.S. dollars, except per share data)

	Years ended December 31,
	2019	2018	2017
Revenue	$9,039	$8,513	$8,202
Costs of providing services
Salaries and benefits	5,249	5,123	4,967
Other operating expenses	1,719	1,637	1,534
Depreciation	240	208	203
Amortization	489	534	581
Restructuring costs	—	—	132
Transaction and integration expenses	13	202	269

Total costs of providing services	7,710	7,704	7,686

Income from operations	1,329	809	516
Interest expense	(234)	(208)	(188)
Other income, net	227	250	164

INCOME FROM OPERATIONS BEFORE INCOME TAXES	1,322	851	492
(Provision for)/benefit from income taxes	(249)	(136)	100

NET INCOME	1,073	715	592
Income attributable to non-controlling interests	(29)	(20)	(24)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$1,044	$695	$568

EARNINGS PER SHARE
Basic earnings per share	$8.05	$5.29	$4.21

Diluted earnings per share	$8.02	$5.27	$4.18

NET INCOME	$1,073	$715	$592
Other comprehensive (loss)/income, net of tax:
Foreign currency translation	$78	$(251)	$295
Defined pension and post-retirement benefits	(329)	(199)	14
Derivative instruments	21	2	75

Other comprehensive (loss)/income, net of tax, before non-controlling interests	(230)	(448)	384

Comprehensive income before non-controlling interests	843	267	976
Comprehensive income attributable to non-controlling interests	(29)	(20)	(37)

Comprehensive income attributable to Willis Towers Watson	$814	$247	$939

See accompanying notes to the consolidated financial statements

WILLIS TOWERS WATSON

Consolidated Balance Sheets

(In millions of U.S. dollars, except share data)

	December 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$887	$1,033
Fiduciary assets	13,004	12,604
Accounts receivable, net	2,621	2,379
Prepaid and other current assets	525	404

Total current assets	17,037	16,420
Fixed assets, net	1,046	942
Goodwill	11,194	10,465
Other intangible assets, net	3,478	3,318
Right-of-use assets	968	—
Pension benefits assets	868	773
Other non-current assets	835	467

Total non-current assets	18,389	15,965

TOTAL ASSETS	$35,426	$32,385

LIABILITIES AND EQUITY
Fiduciary liabilities	$13,004	$12,604
Deferred revenue and accrued expenses	1,784	1,647
Current debt	316	186
Current lease liabilities	164	—
Other current liabilities	802	864

Total current liabilities	16,070	15,301
Long-term debt	5,301	4,389
Liability for pension benefits	1,324	1,170
Deferred tax liabilities	526	559
Provision for liabilities	537	540
Long-term lease liabilities	964	—
Other non-current liabilities	335	429

Total non-current liabilities	8,987	7,087

TOTAL LIABILITIES	25,057	22,388
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NON-CONTROLLING INTEREST	—	26
EQUITY (i)
Additional paid-in capital	10,687	10,615
Retained earnings	1,792	1,201
Accumulated other comprehensive loss, net of tax	(2,227)	(1,961)
Treasury shares, at cost, 17,519 in 2019 and 2018 and 40,000 shares, €1 nominal value, in 2019 and 2018	(3)	(3)

Total Willis Towers Watson shareholders’ equity	10,249	9,852
Non-controlling interests	120	119

Total equity	10,369	9,971

TOTAL LIABILITIES AND EQUITY	$35,426	$32,385

(i)

Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 128,689,930 (2019) and 128,921,530 (2018); Outstanding 128,689,930 (2019) and 128,921,530 (2018); (b) Ordinary shares, €1 nominal value; Authorized and Issued 40,000 shares in 2019 and 2018; and (c) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2019 and 2018.

See accompanying notes to the consolidated financial statements

WILLIS TOWERS WATSON

Consolidated Statements of Cash Flows

(In millions of U.S. dollars)

	Years ended December 31,
	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$1,073	$715	$592
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	240	213	252
Amortization	489	534	581
Non-cash lease expense	148	—	—
Net periodic benefit of defined benefit pension plans	(135)	(163)	(91)
Provision for doubtful receivables from clients	9	8	17
Benefit from deferred income taxes	(72)	(115)	(285)
Share-based compensation	74	50	67
Net loss/(gain) on disposal of operations	2	9	(13)
Non-cash foreign exchange loss	26	26	77
Other, net	17	8	(57)
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(261)	68	(64)
Fiduciary assets	(365)	(839)	(1,167)
Fiduciary liabilities	365	839	1,167
Other assets	(269)	(22)	(128)
Other liabilities	(264)	(20)	(51)
Provisions	4	(23)	(35)

Net cash from operating activities	1,081	1,288	862

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(246)	(268)	(300)
Capitalized software costs	(59)	(54)	(75)
Acquisitions of operations, net of cash acquired	(1,329)	(36)	(13)
Net proceeds from sale of operations	17	4	57
Other, net	3	13	(4)

Net cash used in investing activities	(1,614)	(341)	(335)

CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES
Net (payments)/borrowings on revolving credit facility	(131)	(754)	642
Senior notes issued	997	998	649
Proceeds from issuance of other debt	1,100	—	32
Debt issuance costs	(13)	(8)	(9)
Repayments of debt	(995)	(170)	(734)
Repurchase of shares	(150)	(602)	(532)
Proceeds from issuance of shares	45	45	61
Payments related to share cancellation	—	—	(177)
Payments of deferred and contingent consideration related to acquisitions	(57)	(50)	(65)
Cash paid for employee taxes on withholding shares	(15)	(30)	(18)
Dividends paid	(329)	(306)	(277)
Acquisitions of and dividends paid to non-controlling interests	(55)	(26)	(51)

Net cash from/(used in) financing activities	397	(903)	(479)

(DECREASE)/INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(136)	44	48
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	(41)	112
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR (i)	1,033	1,030	870

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR (i)	$895	$1,033	$1,030

(i)

As a result of the acquired TRANZACT collateralized facility (see Note 11 — Debt), cash, cash equivalents and restricted cash at the end of the year included $8 million of restricted cash at December 31, 2019, which is included within prepaid and other current assets on our consolidated balance sheet. There were no restricted cash amounts held at December 31, 2018, 2017 and 2016.

See accompanying notes to the consolidated financial statements

WILLIS TOWERS WATSON

Consolidated Statements of Changes in Equity

(In millions of U.S. dollars and number of shares in thousands)

	Shares outstanding	Additional paid-in capital	Retained earnings	Treasury shares	AOCL (i)	Total WTW shareholders’ equity	Non- controlling interests	Total equity	Redeemable Non-controlling interest (ii)	Total
Balance as of January 1, 2017	136,297	$10,596	$1,452	$(99)	$(1,884)	$10,065	$118	$10,183	$51
Adoption of ASU 2016-16	—	—	(3)	—	—	(3)	—	(3)	—
Shares repurchased	(3,797)	—	(532)	—	—	(532)	—	(532)	—
Shares canceled	(1,415)	(177)	(96)	96	—	(177)	—	(177)	—
Net income	—	—	568	—	—	568	16	584	8	$592

Dividends ($2.12 per share)	—	—	(285)	—	—	(285)	—	(285)	—
Dividends attributable to non-controlling interests	—	—	—	—	—	—	(15)	(15)	(3)
Other comprehensive income	—	—	—	—	371	371	7	378	6	$384

Issuance of shares under employee stock compensation plans	1,055	62	—	—	—	62	—	62	—
Share-based compensation and net settlements	—	67	—	—	—	67	—	67	—
Acquisition of non-controlling interests	—	—	—	—	—	—	(3)	(3)	(34)
Foreign currency translation	—	(10)	—	—	—	(10)	—	(10)	—

Balance as of December 31, 2017	132,140	$10,538	$1,104	$(3)	$(1,513)	$10,126	$123	$10,249	$28

Adoption of ASC 606 (see Note 2)	—	—	317	—	—	317	—	317	—
Shares repurchased	(3,919)	—	(602)	—	—	(602)	—	(602)	—
Net income	—	—	695	—	—	695	18	713	2	$715

Dividends ($2.40 per share)	—	—	(313)	—	—	(313)	—	(313)	—
Dividends attributable to non-controlling interests	—	—	—	—	—	—	(24)	(24)	(2)
Other comprehensive (loss)/income	—	—	—	—	(448)	(448)	2	(446)	(2)	$(448)

Issuance of shares under employee stock compensation plans	701	45	—	—	—	45	—	45	—
Share-based compensation and net settlements	—	27	—	—	—	27	—	27	—
Foreign currency translation	—	5	—	—	—	5	—	5	—

Balance as of December 31, 2018	128,922	$10,615	$1,201	$(3)	$(1,961)	$9,852	$119	$9,971	$26

Adoption of ASU 2018-02 (see Note 2)	—	—	36	—	(36)	—	—	—	—
Shares repurchased	(788)	—	(150)	—	—	(150)	—	(150)	—
Net income	—	—	1,044	—	—	1,044	23	1,067	6	$1,073

Dividends ($2.60 per share)	—	—	(339)	—	—	(339)	—	(339)	—
Dividends attributable to non-controlling interests	—	—	—	—	—	—	(21)	(21)	(2)
Other comprehensive loss	—	—	—	—	(230)	(230)	—	(230)	—	$(230)

Issuance of shares under employee stock compensation plans	556	45	—	—	—	45	—	45	—
Share-based compensation and net settlements	—	32	—	—	—	32	—	32	—
Acquisition of non-controlling interests	—	(6)	—	—	—	(6)	(1)	(7)	(30)
Foreign currency translation	—	1	—	—	—	1	—	1	—

Balance as of December 31, 2019	128,690	$10,687	$1,792	$(3)	$(2,227)	$10,249	$120	$10,369	$—

(i)	Accumulated other comprehensive loss, net of tax (‘AOCL’).
(ii)

The redeemable non-controlling interest was related to Max Matthiessen Holding AB. The Company purchased the remaining non-controlling interest of Max Matthiessen Holding AB during the year ended December 31, 2019.

See accompanying notes to the consolidated financial statements

WILLIS TOWERS WATSON

Notes to the Consolidated Financial Statements

(Tabular amounts are in millions of U.S. dollars, except per share data)

Note 1 — Nature of Operations

Willis Towers Watson plc is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. The Company has more than 45,000 employees and services clients in more than 140 countries.

We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals.

Our risk management services include strategic risk consulting (including providing actuarial analysis), a variety of due diligence services, the provision of practical on-site risk control services (such as health and safety and property loss control consulting), and analytical and advisory services (such as hazard modeling and reinsurance optimization studies). We also assist our clients with planning for addressing incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans.

We help our clients enhance business performance by delivering consulting services, technology and solutions that optimize benefits and cultivate talent. Our services and solutions encompass such areas as employee benefits, total rewards, talent and benefits outsourcing. In addition, we provide investment advice to help our clients develop disciplined and efficient strategies to meet their investment goals and expand the power of capital.

As an insurance broker, we act as an intermediary between our clients and insurance carriers by advising on their risk management requirements, helping them to determine the best means of managing risk and negotiating and placing insurance with insurance carriers through our global distribution network.

We operate a private Medicare marketplace in the U.S. through which, along with our active employee marketplace, we help our clients move to a more sustainable economic model by capping and controlling the costs associated with healthcare benefits. Additionally, with the acquisition of TRANZACT in July 2019 (see Note 3 – Acquisitions and Divestitures), we also provide direct-to-consumer sales of Medicare coverage.

We are not an insurance company, and therefore we do not underwrite insurable risks for our own account. We believe our broad perspective allows us to see the critical intersections between talent, assets and ideas—the dynamic formula that drives business performance.

Note 2 — Basis of Presentation, Significant Accounting Policies and Recent Accounting Pronouncements

Basis of Presentation

The accompanying audited consolidated financial statements of Willis Towers Watson and our subsidiaries are presented in accordance with the rules and regulations of the SEC for annual reports on Form 10-K and are prepared in accordance with U.S. GAAP. The consolidated financial statements include the results of operations of TRANZACT for the period from the date of acquisition through December 31, 2019 (see Note 3 — Acquisitions and Divestitures for further information). All intercompany accounts and transactions have been eliminated in consolidation.

Significant Accounting Policies

Principles of Consolidation — The accompanying consolidated financial statements include the accounts of Willis Towers Watson and those of our majority-owned and controlled subsidiaries. Intercompany accounts and transactions have been eliminated.

We determine whether we have a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity (‘VIE’). Variable interest entities are entities that lack one or more of the characteristics of a voting interest entity and therefore require a different approach in determining which party involved with the VIE should consolidate the entity. With a VIE, either the entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties, or the equity holders, as a group, do not have the power to direct the activities that most significantly impact its financial performance, the obligation to absorb expected losses of the entity, or the right to receive the expected residual returns of the entity. The entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and is required to consolidate the VIE.

Voting interest entities are entities that have sufficient equity and provide equity investors voting rights that give them the power to make significant decisions related to the entity’s operations. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. Accordingly, we consolidate our voting interest entity investments in which we hold, directly or indirectly, more than 50% of the voting rights.

Use of Estimates — These consolidated financial statements conform to U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. Estimates are used when accounting for revenue recognition and related costs, the selection of useful lives of fixed and intangible assets, impairment testing, valuation of billed and unbilled receivables from clients, discretionary compensation, income taxes, pension assumptions, incurred but not reported claims, legal reserves and goodwill and intangible assets.

Going Concern — Management evaluates at each annual and interim period whether there are conditions or events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. Management’s evaluation is based on relevant conditions and events that are known and reasonably knowable at the date that the consolidated financial statements are issued. Management has concluded that there are no conditions or events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date of these financial statements.

Fair Value of Financial Instruments — The carrying values of our cash, cash equivalents and restricted cash, accounts receivable, accrued expenses, revolving lines of credit and term loans approximate their fair values because of the short maturity and liquidity of those instruments. We consider the difference between carrying value and fair value to be immaterial for our senior notes. The fair value of our senior notes are considered Level 2 financial instruments as they are corroborated by observable market data. See Note 12 — Fair Value Measurements for additional information about our measurements of fair value.

Investments in Associates — Investments are accounted for using the equity method of accounting, included within other non-current assets in the consolidated balance sheets, if the Company has the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if the Company has an equity ownership in the voting stock of the investee between 20 and 50 percent, although other factors, such as representation on the board of directors, the existence of substantive participation rights, and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment is carried at the cost of acquisition, plus the Company’s equity in undistributed net income since acquisition, less any dividends received since acquisition.

The Company periodically reviews its investments in associates for which fair value is less than cost to determine if the decline in value is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the investment is written down to fair value. The amount of any write-down is included in the consolidated statements of comprehensive income.

Cash and Cash Equivalents — Cash and cash equivalents primarily consist of time deposits with original maturities of 90 days or less. In certain of the countries in which we conduct business, we are subject to capital adequacy requirements. Most significantly, Willis Limited, our U.K. brokerage subsidiary regulated by the Financial Conduct Authority, is currently required to maintain $140 million in unencumbered and available financial resources, of which at least $79 million must be in cash, for regulatory purposes. Term deposits and certificates of deposits with original maturities greater than 90 days are considered to be short-term investments. As a result of the acquired TRANZACT collateralized facility (see Note 11 — Debt), we have $8 million of restricted cash at December 31, 2019, which is included within prepaid and other current assets on our consolidated balance sheet.

Fiduciary Assets and Liabilities — The Company collects premiums from insureds and, after deducting commissions, remits the premiums to the respective insurers. The Company also collects claims or refunds from insurers on behalf of insureds. Certain of our health and welfare benefits administration outsourcing agreements require us to hold funds on behalf of clients to pay obligations on their behalf. Each of these transactions is reported on our consolidated balance sheet as assets and corresponding liabilities unless such balances are due to or from the same party and a right of offset exists, in which case the balances are recorded net.

Fiduciary assets on the consolidated balance sheets are comprised of both fiduciary funds and fiduciary receivables:

Fiduciary Funds – Unremitted insurance premiums and claims are recorded within fiduciary assets on the consolidated balance sheets. Fiduciary funds are generally required to be kept in certain regulated bank accounts subject to guidelines which emphasize capital preservation and liquidity. Such funds are not available to service the Company’s debt or for other corporate purposes. Notwithstanding the legal relationships with insureds and insurers, the Company is entitled to retain investment income earned on fiduciary funds in accordance with industry custom and practice and, in some cases, as supported by agreements with insureds. The period for which the Company holds such funds is dependent upon the date the insured remits the payment of the premium to the Company, or the date the Company receives refunds from the insurers, and the date the Company is required to forward such payments to the insurer or insured, respectively.

Fiduciary receivables – Uncollected premiums from insureds and uncollected claims or refunds from insurers are recorded as fiduciary assets on the consolidated balance sheets. In certain instances, the Company advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. Such advances are made from fiduciary funds and are reflected in the consolidated balance sheets as fiduciary assets.

Fiduciary liabilities on the consolidated balance sheets represent the obligations to remit all fiduciary funds and fiduciary receivables to insurers or insureds.

Accounts Receivable — Accounts receivable includes both billed and unbilled receivables and is stated at estimated net realizable values. Provision for billed receivables is recorded, when necessary, in an amount considered by management to be sufficient to meet probable future losses related to uncollectible accounts. Accrued and unbilled receivables are stated at net realizable value which includes an allowance for accrued and unbillable amounts. See Note 4 — Revenue for additional information about our accounts receivable.

Income Taxes — The Company recognizes deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating and capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the consolidated statement of comprehensive income in the period in which the change is enacted. Deferred tax assets are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax assets will not be realized. The Company adjusts valuation allowances to measure deferred tax assets at the amounts considered realizable in future periods when the Company’s facts and assumptions change. In making such determinations, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operating results. We place more reliance on evidence that is objectively verifiable.

Positions taken in the Company’s tax returns may be subject to challenge by the taxing authorities upon examination. The Company recognizes the benefits of uncertain tax positions in the financial statements when it is more likely than not that a position will be sustained on the basis of the technical merits of the position assuming the tax authorities have full knowledge of the position and all relevant facts. Recognition also occurs upon either the lapse of the relevant statute of limitations, or when positions are effectively settled. The benefit recognized is the largest amount of tax benefit that is greater than 50 percent likely to be realized on settlement with the tax authority. The Company adjusts its recognition of uncertain tax benefits in the period in which new information is available impacting either the recognition or measurement of its uncertain tax positions. Such adjustments are reflected as increases or decreases to income taxes in the period in which they are determined.

The Company recognizes interest and penalties relating to unrecognized tax benefits within income taxes. See Note 7 — Income Taxes for additional information regarding the Company’s income taxes.

Foreign Currency — Transactions in currencies other than the functional currency of the entity are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are translated at the rates of exchange prevailing at the balance sheet date and the related transaction gains and losses are reported as income or expense in the consolidated statements of comprehensive income. Certain intercompany loans are determined to be of a long-term investment nature. The Company records transaction gains and losses from re-measuring such loans as other comprehensive income in the consolidated statements of comprehensive income.

Upon consolidation, the results of operations of subsidiaries and associates whose functional currency is other than the U.S. dollar are translated into U.S. dollars at the average exchange rates and assets and liabilities are translated at year-end exchange rates. Translation adjustments are presented as a separate component of other comprehensive income in the financial statements and are included in net income only upon sale or liquidation of the underlying foreign subsidiary or associated company.

Derivatives — The Company uses derivative financial instruments to alter the risk profile of an existing underlying exposure. Interest rate swaps have been used in past years to manage interest risk exposures. Forward foreign currency exchange contracts are used to manage currency exposures arising from future income and expenses and to offset balance sheet exposures in currencies other than the functional currency of an entity. We do not hold any derivatives for trading purposes. The fair values of derivative contracts are recorded in other assets and other liabilities in the consolidated balance sheets. The effective portions of changes in the fair value of derivatives that qualify for hedge accounting as cash flow hedges are recorded in other comprehensive income. Amounts are reclassified from other comprehensive income into earnings when the hedged exposure affects earnings. If the derivative is designated and qualifies as an effective fair value hedge, the changes in the fair value of the derivative and of the hedged item associated with the hedged risk are both recognized in earnings. The amount of hedge ineffectiveness recognized in earnings is based on the extent to which an offset between the fair value of the derivative and hedged item is not achieved. Changes in the fair value of derivatives that do not qualify for hedge accounting, together with any hedge ineffectiveness on those that do qualify, are recorded in other income, net or interest expense as appropriate.

The Company evaluates whether its contracts include clauses or conditions which would be required to be separately accounted for at fair value as embedded derivatives. See Note 10 — Derivative Financial Instruments for additional information about the Company’s derivatives.

Commitments, Contingencies and Provisions for Liabilities — The Company establishes provisions against various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in the ordinary course of business. Such provisions cover claims that have been reported but not paid and also unasserted claims and related legal fees. These provisions are established based on actuarial estimates together with individual case reviews and are believed to be adequate in light of current information and legal advice. In certain cases, where a range of loss exists, we accrue the minimum amount in the range if no amount within the range is a better estimate than any other amount. To the extent such losses can be recovered under the Company’s insurance programs, estimated recoveries are recorded when losses for insured events are recognized and the recoveries are likely to be realized. Significant management judgment is required to estimate the amounts of such unasserted claims and the related insurance recoveries. The Company analyzes its litigation exposure based on available information, including consultation with outside counsel handling the defense of these matters, to assess its potential liability. These contingent liabilities are not discounted. See Note 15 — Commitments and Contingencies and Note 16 — Supplementary Information for Certain Balance Sheet Accounts for additional information about our commitments, contingencies and provisions for liabilities.

Share-Based Compensation — The Company has equity-based compensation plans that provide for grants of restricted stock units and stock options to employees and non-employee directors of the Company. Additionally, the Company has cash-settled share-based compensation plans that provide for grants to employees.

The Company expenses equity-based compensation, which is included in Salaries and benefits in the consolidated statements of comprehensive income, primarily on a straight-line basis over the requisite service period. The significant assumptions underlying our expense calculations include the fair value of the award on the date of grant, the estimated achievement of any performance targets and estimated forfeiture rates. The awards under equity-based compensation are classified as equity and are included as a component of equity on the Company’s consolidated balance sheets, as the ultimate payment of such awards will not be achieved through use of the Company’s cash or other assets.

For the cash-settled share-based compensation, the Company recognizes a liability for the fair-value of the awards as of each reporting date. The liability for these awards is included within other non-current liabilities in the consolidated balance sheets since these amounts are not payable until at least 2021. Expense is recognized over the service period, and as the liability is remeasured at the end of each reporting period, changes in fair value are recognized as compensation cost within Salaries and benefits in the consolidated statements of comprehensive income. The significant assumptions underlying our expense calculations include the estimated achievement of any performance targets and estimated forfeiture rates.

See Note 19 — Share-based Compensation for additional information about the Company’s share-based compensation.

Fixed Assets — Fixed assets are stated at cost less accumulated depreciation. Expenditures for improvements are capitalized; repairs and maintenance are charged to expense as incurred. Depreciation is computed primarily using the straight-line method based on the estimated useful lives of assets.

Depreciation on internally-developed software is amortized over the estimated useful life of the asset ranging from 3 to 10 years. Buildings include assets held under finance leases and are depreciated over the lesser of 50 years, the asset lives or the lease terms. Depreciation on leasehold improvements is calculated over the lesser of the useful lives of the assets or the remaining lease terms. Depreciation on furniture and equipment is calculated based on a range of 3 to 10 years. Land is not depreciated.

Long-lived assets are tested for recoverability whenever events or changes in circumstance indicate that their carrying amounts may not be recoverable. An impairment loss is recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. Recoverability is determined based on the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. See Note 8 — Fixed Assets for additional information about our fixed assets.

Leases (effective from January 1, 2019) — The following policies were effective for the 2019 fiscal year as a result of the adoption, on January 1, 2019, of ASC 842, Leases (‘ASC 842’). The lease policies in effect prior to 2019 are reflected in the next section.

As an advisory, broking and solutions company providing services to clients in more than 140 countries, we enter into lease agreements from time to time, primarily for the use of real estate for our office space. We determine if an arrangement is a lease at the inception of the contract, and the nature of our operations is such that it is generally clear whether an arrangement contains a lease and what underlying asset is being leased. The majority of the leases into which we enter are operating leases. Upon entering into leases, we obtain the right to control the use of an identified space for a lease term and recognize these right-of-use (‘ROU’) assets on our consolidated balance sheets with corresponding lease liabilities reflecting our obligation to make the related lease payments. ROU assets are amortized over the term of the lease.

Our real estate leases are generally long-term in nature, with terms that typically range from 5 to 15 years. Our most significant lease supports our London market operations with a lease term through 2032. Our real estate leases often contain options to renew the lease, either through exercise of the option or through automatic renewal. Additionally, certain leases have options to cancel the lease with appropriate notice to the landlord prior to the end of the stated lease term. As we enter into new leases after the adoption of ASC 842, we consider these options as we assess lease terms in our recognized ROU assets and lease liabilities. If we are reasonably certain to exercise an option to renew a lease, we include this period in our lease term. To the extent that we have the option to cancel a lease, we recognize our ROU assets and lease liabilities using the term that would result from using this earlier date. If a significant penalty is required to cancel the lease at an earlier date, we assess our lease term as ending at the point when no significant penalty would be due.

In addition to payments for previously-agreed base rent, many of our lease agreements are subject to variable and unknown future payments, typically in the form of common area maintenance charges (a non-lease component as defined by ASC 842) or real estate taxes. These variable payments are excluded from our lease liabilities and ROU assets, and instead are recognized as lease expense within other operating expenses on the consolidated statement of comprehensive income as the amounts are incurred. To the extent that we have agreed to fixed charges for common area maintenance or other non-lease components, or our base rent increases by an index or rate (most commonly an inflation rate), these amounts are included in the measurement of our lease liabilities and ROU assets. We have elected the practical expedient under ASC 842 which allows the lease and non-lease components to be combined in our measurement of lease liabilities and ROU assets.

From time to time we may enter into subleases if we are unable to cancel or fully occupy a space and are able to find an appropriate subtenant. However, entering subleases is not a primary objective of our business operations and these arrangements represent an immaterial amount of cash flows.

We are required to use judgment in the determination of the incremental borrowing rates to calculate the present values of our future lease payments. Since the majority of our debt is publicly-traded, our real estate function is centralized, and our treasury function is centralized and generally prohibits our subsidiaries from borrowing externally, we have determined it appropriate to use the Company’s consolidated unsecured borrowing rate, and adjust for collateralization in accordance with ASC 842. Using the resulting interest rate curves from publicly-traded debt at this collateralized borrowing rate, we select the interest rate at lease inception by reference to the lease term and lease currency. Over 90% of our leases are denominated in U.S. dollars, Pounds sterling or Euros.

Our leases generally do not subject us to restrictive covenants and contain no residual value guarantees.

See Note 14 — Leases for additional information about our operating leases.

Operating Leases (effective before January 1, 2019) — Rentals payable on operating leases were charged on a straight-line basis to other operating expenses in the consolidated statements of comprehensive income over the lease terms prior to the implementation of ASC 842.

Goodwill and Other Intangible Assets — In applying the acquisition method of accounting for business combinations, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill. Intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Intangible assets with indefinite lives are tested for impairment annually as of October 1, and whenever indicators of impairment exist. The fair values of intangible assets are compared with their carrying values, and an impairment loss would be recognized for the amount by which a carrying amount exceeds its fair value.

Acquired intangible assets are amortized over the following periods:

	Amortization basis	Expected life (years)
Client relationships	In line with underlying cash flows	5 to 20
Software	In line with underlying cash flows or straight-line basis	4 to 7
Trademark and trade name	Straight-line basis	14 to 25
Other	In line with underlying cash flows or straight-line basis	10 to 18

Prior to the adoption of ASC 842, favorable and unfavorable acquired lease agreement intangible assets and liabilities were amortized straight-line over the remaining terms of the leases. These amounts have been subsumed into the ROU assets upon adoption of ASC 842.

Goodwill is tested for impairment annually as of October 1, and whenever indicators of impairment exist. Goodwill is tested at the reporting unit level, and the Company had nine reporting units as of October 1, 2019. In the first step of the impairment test, the fair value of each reporting unit is compared with its carrying value, including goodwill. If the carrying value of a reporting unit exceeds its fair value, the amount of an impairment loss, if any, is calculated in the second step of the impairment test by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The Company’s goodwill impairment tests for the years ended December 31, 2019 and 2018 have not resulted in any impairment charges. See Note 9 — Goodwill and Other Intangible Assets for additional information about our goodwill and other intangible assets.

Pensions — The Company has multiple defined benefit pension and defined contribution plans. The net periodic cost of the Company’s defined benefit plans is measured on an actuarial basis using various methods and actuarial assumptions. The most significant assumptions are the discount rates (calculated using the granular approach to calculating service and interest cost) and the expected long-term rates of return on plan assets. Other material assumptions include rates of participant mortality, the expected long-term rates of compensation and pension increases and rates of employee termination. Gains and losses occur when actual experience differs from actuarial assumptions. If such gains or losses exceed ten percent of the greater of the market-related value of plan assets or the projected benefit obligation, the Company amortizes those gains or losses over the average remaining service period or average remaining life expectancy, as appropriate, of the plan participants. In accordance with U.S. GAAP, the Company records the funded status of its pension plans based on the projected benefit obligation on its consolidated balance sheets.

Contributions to the Company’s defined contribution plans are recognized as incurred. Differences between contributions payable in the year and contributions actually paid are shown as either other assets or other liabilities in the consolidated balance sheets. See Note 13 — Retirement Benefits for additional information about our pensions.

Revenue Recognition (effective from January 1, 2018) — The following policies were effective beginning with the 2018 fiscal year as a result of the adoption, on January 1, 2018, of ASC 606, Revenue From Contracts With Customers (‘ASC 606’). The revenue recognition policies in effect prior to 2018 are reflected in the next section.

We recognize revenue from a variety of services, with broking, consulting and outsourced administration representing our most significant offerings. All other revenue streams, which can be recognized at either point in time or over time, are individually less significant and are grouped in Other in our revenue disaggregation disclosures in Note 4 — Revenue. These Other revenue streams represent approximately 5% of customer contract revenue for the years ended December 31, 2019 and 2018.

Broking — Representing approximately 50% and 48% of customer contract revenue for the years ended December 31, 2019 and 2018, respectively, in our broking arrangements, we earn revenue by acting as an intermediary in the placement of effective insurance policies. Generally, we act as an agent and view our client to be the party looking to obtain insurance coverage for various risks, or an employer or sponsoring organization looking to obtain insurance coverage for its employees or members. Also, we act as an agent in reinsurance broking arrangements where our client is the party looking to cede risks to the reinsurance markets. Our primary performance obligation under the majority of these arrangements is to place an effective insurance or reinsurance policy, but there can also be significant post-placement obligations in certain contracts to which we need to allocate revenue. The most common of these is for claims handling or call center support. The revenue recognition method for these, after the relative fair value allocation, is described further as part of the ‘Outsourced Administration’ description below.

Due to the nature of the majority of our broking arrangements, no single document constitutes the contract for ASC 606 purposes. Our services may be governed by a mixture of different types of contractual arrangements depending on the jurisdiction or type of coverage, including terms of business agreements, broker-of-record letters, statements of work or local custom and practice. This is then confirmed by the client’s acceptance of the underlying insurance contract. Prior to the policy inception date, the client has not accepted nor formally committed to perform under the arrangement (i.e. pay for the insurance coverage in place). Therefore in the majority of broking arrangements, the contract date is the date the insurance policy incepts. However, in certain instances such as employer-sponsored Medicare broking or Affinity arrangements, where the employer or sponsoring organization is our customer, client acceptance of underlying individual policy placements is not required, and therefore the date at which we have a contract with a customer is not dependent upon placement.

As noted, our primary performance obligations typically consist of only the placement of an effective insurance policy which precedes the inception date of the policy. Therefore, most of our fulfillment costs are incurred before we can recognize revenue, and are thus deferred during the pre-placement process. Where we have material post-placement services obligations, we estimate the relative fair value of the post-placement services using either the expected cost-plus-margin or the market assessment approach.

Revenue from our broking services consists of commissions or fees negotiated in lieu of commissions. At times, we may receive additional income for performing these services from the insurance and reinsurance carriers’ markets, which is collectively referred to as ‘market derived income’. In situations in which our fees are not fixed but are variable, we must estimate the likely commission per policy, taking into account the likelihood of cancellation before the end of the policy term. For employer-sponsored Medicare broking, Affinity arrangements and proportional treaty reinsurance broking, the commissions to which we will be entitled can vary based on the underlying individual insurance policies that are placed. For employer-sponsored Medicare broking and proportional treaty reinsurance broking in particular, we base the estimates of transaction prices on supportable evidence from an analysis of past transactions, and only include amounts that are probable of being received or not refunded (referred to as applying ‘constraint’ under ASC 606). This is an area requiring significant judgment and results in us estimating a transaction price that may be significantly lower than the ultimate amount of commissions we may collect. The transaction price is then adjusted over time as we receive confirmation of our remuneration through receipt of treaty statements, or as other information becomes available.

We recognize revenue for most broking arrangements as of a point in time at the later of the policy inception date or when the policy placement is complete, because this is viewed as the date when control is transferred to the client. For employer-sponsored Medicare broking, we recognize revenue over time, as we stand ready under our agreements to place retiree Medicare coverage. For this type of broking arrangement, we recognize the majority of our placement revenue in the fourth quarter of the calendar year when most of the placement or renewal activity occurs.

Beginning on July 30, 2019 with the acquisition of TRANZACT (see Note 3 — Acquisitions and Divestitures), we have a direct-to-consumer Medicare broking offering. The contractual arrangements in this offering differ from our previously existing employer-sponsored Medicare broking offering described above. The governing contracts in our direct-to-consumer Medicare broking offering are the contractual arrangements with insurance carriers, for whom we act as an agent, that provide compensation in return for issued policies. Once an application is submitted to a carrier, our obligation is complete, and we have no ongoing fulfilment obligations. We receive compensation from carriers in the form of commissions, administrative fees and marketing fees in the first year, and depending on the type of policy issued, we may receive renewal commissions for up to 25 years, provided the policies are renewed for such periods of time.

Because our obligation is complete upon application submission to the carrier, we recognize revenue at that date, which includes both compensation due to us in the first year as well as an estimate of the total renewal commissions that will be received over the lifetime of the policy. This variable consideration estimate requires significant judgment, and will vary based on product type, estimated commission rates, the expected lives of the respective policies and other factors. The Company has applied an actuarial model to account for these uncertainties, which is updated periodically based on actual experience, and includes an element of ‘constraint’ as defined by ASC 606 such that no significant reversal is expected to occur in the future. Actual results will differ from these estimates.

The timing of renewal payments in our direct-to-consumer Medicare broking offering is reflective of regulatory restrictions and insurance carriers’ protection for cancellations and varies based on policy holder decisions that are outside of the control of both the Company and the insurance carriers. As such, the estimate of these renewal commissions receivables has not been discounted to reflect a significant financing component.

Consulting — We earn revenue for advisory and consulting work that may be structured as different types of service offerings, including annual recurring projects, projects of a short duration or stand-ready obligations. Collectively, our consulting arrangements represent approximately 32% and 34% of customer contract revenue for the years ended December 31, 2019 and 2018, respectively.

We have engagement letters with our clients that specify the terms and conditions upon which the engagements are based. These terms and conditions can only be changed upon agreement by both parties.

In assessing our performance obligations, our consulting work is typically highly integrated, with the various promised services representing inputs of the combined overall output. We view these arrangements to represent a single performance obligation. To the extent we do not integrate our services, as is the case with unrelated services that may be sourced from different areas of our business, we consider these separate performance obligations.

Fee terms can be in the form of fixed-fees (including fixed-fees offset by commissions), time-and-expense fees, commissions, per-participant fees, or fees based on assets under management. Payment is typically due on a monthly basis as we perform under the contract, and we are entitled to be reimbursed for work performed to date in the event of termination.

The majority of our revenue from these consulting engagements is recognized over time, either because our clients are simultaneously receiving and consuming the benefits of our services, or because we have an enforceable right to payment for performance rendered to date. Additionally, from time to time, we may be entitled to an additional fee based on achieving certain performance criteria. To the extent that we cannot estimate with reasonable assurance the likelihood that we will achieve the performance target, we will ‘constrain’ this portion of the transaction price and recognize it when or as the uncertainty is resolved.

We use different progress measures to determine our revenue depending on the nature of the engagement:

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Annual recurring projects and projects of short duration. These projects are typically straightforward and highly predictable in nature with either time-and-expense or fixed fee terms. Time-and-expense fees are recognized as hours or expenses are incurred using the ‘right to invoice’ practical expedient allowed under ASC 606. For fixed-fee arrangements, to the extent estimates can be made of the remaining work required under the arrangement, revenue is based upon the proportional performance method, using the value of labor hours spent to date compared to the estimated total value of labor hours for the entire engagement. We believe that cost represents a faithful depiction of the transfer of value because the completion of these performance obligations is based upon the professional services of employees of differing experience levels and thereby costs. It is appropriate that satisfaction of these performance obligations considers both the number of hours incurred by each employee and the value of each labor hour worked (as opposed to simply the hours worked).

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Stand-ready obligations. These projects consist of repetitive monthly or quarterly services performed consistently each period. As none of the activities provided under these services are performed at specified times and quantities, but at the discretion of each customer, our obligation is to stand ready to perform these services on an as-needed basis. These arrangements represent a ‘series’ performance obligation in accordance with ASC 606. Each time increment (i.e., each month or quarter) of standing ready to provide the overall services is distinct and the customer obtains value from each period of service independent of the other periods of service.

Where we recognize revenue on a proportional performance basis, the amount we recognize is affected by a number of factors that can change the estimated amount of work required to complete the project such as the staffing on the engagement and/or the level of client participation. Our periodic engagement evaluations require us to make judgments and estimates regarding the overall profitability and stage of project completion that, in turn, affect how we recognize revenue. We recognize a loss on an engagement when estimated revenue to be received for that engagement is less than the total estimated costs associated with the engagement. Losses are recognized in the period in which the loss becomes probable and the amount of the loss is reasonably estimable.

Outsourced Administration — We provide customized benefits outsourcing and co-sourcing solutions services in relation to the administration of defined benefit, defined contribution, and health and welfare plans. These plans are sponsored by our clients to provide benefits to their active or retired employees. Additionally, these services include operating call centers, and may include providing access to, and managing, a variety of consumer-directed savings accounts. The operation of call centers and consumer-directed accounts can be provisioned as part of an ongoing administration or solutions service, or separately as part of a broking arrangement. The products and services available to all clients are the same, but the selections by a client can vary and portray customized products and services based on the customer’s specific needs. Our services often include the use of proprietary systems that are configured for each of our clients’ needs. In total, our outsourced administration services represent approximately 12% of customer contract revenue for the years ended December 31, 2019 and 2018.

These contracts typically consist of an implementation phase and an ongoing administration phase:

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Implementation phase. Work performed during the implementation phase is considered a set-up activity because it does not transfer a service to the customer, and therefore costs are deferred during this phase of the arrangement. Since these arrangements are longer term in nature and subject to more changes in scope as the project progresses, our contracts generally provide that if the client terminates a contract, we are entitled to an additional payment for services performed through the termination date designed to recover our up-front costs of implementation.

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Ongoing administration phase. The ongoing administration phase includes a variety of plan administration services, system hosting and support services. More specifically, these services include data management, calculations, reporting, fulfillment/communications, compliance services, call center support, and in our health and welfare arrangements, annual onboarding and enrollment support. While there are a variety of activities performed, the overall nature of the obligation is to provide an integrated outsourcing solution to the customer. The arrangement represents a stand-ready obligation to perform these activities on an as-needed basis. The customer obtains value from each period of service, and each time increment (i.e., each month, or each benefits cycle in our health and welfare arrangements) is distinct and substantially the same.

Accordingly, the ongoing administration services represent a ‘series’ in accordance with ASC 606 and are deemed one performance obligation.

We have engagement letters with our clients that specify the terms and conditions upon which the engagements are based. These terms and conditions can only be changed upon agreement by both parties. Fees for these arrangements can be fixed, per-participant-per-month, or in the case of call center services, provided in conjunction with our broking services, with an allocation based on commissions. Our fees are not typically payable until the commencement of the ongoing administration phase. However, in our health and welfare arrangements, we begin transferring services to our customers approximately four months prior to payments being due as part of our annual onboarding and enrollment work. Although our per-participant-per-month and commission-based fees are considered variable, they are typically predictable in nature, and therefore we generally do not ‘constrain’ any portion of our transaction price estimates. Once fees become payable, payment is typically due on a monthly basis as we perform under the contract, and we are entitled to be reimbursed for work performed to date in the event of termination.

Revenue is recognized over time as the services are performed because our clients are simultaneously receiving and consuming the benefits of our services. For our health and welfare arrangements where each benefits cycle represents a time increment under the series guidance, revenue is recognized based on proportional performance. We use an input measure (value of labor hours worked) as the measure of progress. Given that the service is stand-ready in nature, it can be difficult to predict the remaining obligation under the benefits cycle. Therefore, the input measure is based on the historical effort expended each month, which is measured as labor cost. This results in slightly more revenue being recognized during periods of annual onboarding since we are performing both our normal monthly services and our annual services during this portion of the benefits cycle.

For all other outsourced administration arrangements where a month represents our time increment under the series guidance, we allocate transaction price to the month we are performing our services. Therefore, the amount recognized each month is the variable consideration related to that month plus the fixed monthly or annual fee. The fixed monthly or annual fee is recognized on a straight-line basis. Revenue recognition for these types of arrangements is therefore more consistent throughout the year.

Reimbursed expenses — Client reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, are included in revenue, and an equivalent amount of reimbursable expenses is included in other operating expenses as a cost of revenue as incurred. Reimbursed expenses represented approximately 1% of customer contract revenue for the years ended December 31, 2019 and 2018. Taxes collected from customers and remitted to government authorities are recorded net and are excluded from revenue.

Revenue Recognition (effective before January 1, 2018) — Revenue included insurance commissions, fees in lieu of commission, fees for consulting services rendered, hosted and delivered software, survey sales, interest and other income.

Revenue recognized in excess of billings was recorded as unbilled accounts receivable. Cash collections in excess of revenue recognized were recorded as deferred revenue until the revenue recognition criteria were met. Client reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, were included in revenue, and an equivalent amount of reimbursable expenses was included in other operating expenses as a cost of revenue. Taxes collected from customers and remitted to government authorities were recorded net and were excluded from revenue.

Commissions revenue. Brokerage commissions and fees negotiated in lieu of commissions were recognized at the later of the policy inception date or when the policy placement was complete. In situations in which our fees were not fixed and determinable due to the uncertainty of the commission fee per policy, we recognized revenue as the fees were determined. Commissions on additional premiums and adjustments were recognized when approved by or agreed between the parties and collectability was reasonably assured.

Consulting revenue. The majority of our consulting revenue consisted of fees earned from providing consulting services. We recognized revenue from these consulting engagements when hours were worked, either on a time-and-expense basis or on a fixed-fee basis, depending on the terms and conditions defined at the inception of an engagement with a client. We had engagement letters with our clients that specified the terms and conditions upon which the engagements were based. These terms and conditions could only be changed upon agreement by both parties. Individual billing rates were principally based on a multiple of salary and compensation costs.

Revenue for fixed-fee arrangements was based upon the proportional performance method to the extent estimates could be made of the remaining work required under the arrangement. If we did not have sufficient information to estimate proportional performance, we recognized the fees straight-line over the contract period. We typically had four types of fixed-fee arrangements: annual recurring projects, projects of a short duration, stand-ready obligations and non-recurring system projects.

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Annual recurring projects and projects of short duration. These projects were typically straightforward and highly predictable in nature. As a result, the project manager and financial staff were able to identify, as the project status was reviewed and bills were prepared monthly, the occasions when cost overruns could lead to the recording of a loss accrual.

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Stand-ready obligations. Where we were entitled to fees (whether fixed or variable based on assets under management or a per-participant per-month basis) regardless of the hours, we generally recognized this revenue on either a straight-line basis or as the variable fees were calculated.

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Non-recurring system projects. These projects were longer in duration and subject to more changes in scope as the project progressed. Certain software or outsourced administration contracts generally provided that if the client terminated a contract, we were entitled to an additional payment for services performed through termination designed to recover our up-front cost of implementation.

Revenue recognition for fixed-fee engagements was affected by a number of factors that changed the estimated amount of work required to complete the project such as changes in scope, the staffing on the engagement and/or the level of client participation. The periodic engagement evaluations required us to make judgments and estimates regarding the overall profitability and stage of project completion that, in turn, affected how we recognized revenue. We recognized a loss on an engagement when estimated revenue to be received for that engagement was less than the total estimated costs associated with the engagement. Losses were recognized in the period in which the loss became probable and the amount of the loss was reasonably estimable.

Hosted software. We develop various software programs and technologies that we provide to clients in connection with consulting services. In most instances, such software is hosted and maintained by us and ownership of the technology and rights to the related code remain with us. We deferred costs for software developed to be utilized in providing services to a client, but for which the client did not have the contractual right to take possession, during the implementation stage. We recognized these deferred costs from the go-live date, signaling the end of the implementation stage, until the end of the initial term of the contract with the client. We determined that the system implementation and customized ongoing administrative services were one combined service. Revenue was recognized over the service period, after the go-live date, on a straight-line basis. As a result, we did not recognize revenue during the implementation phase of an engagement.

Delivered software. We deliver software under arrangements with clients who take possession of our software. The maintenance associated with the initial software fees was a fixed percentage which enabled us to determine the stand-alone value of the delivered software separate from the maintenance. We recognized the initial software fees as software was delivered to the client, and we recognized the maintenance fees ratably over the contract period based on each element’s relative fair value. For software arrangements in which initial fees were received in connection with mandatory maintenance for the initial software license to remain active, we determined that the initial maintenance period was substantive. Therefore, we recognized the fees for the initial license and maintenance bundle ratably over the initial contract term, which was generally one year. Each subsequent renewal fee was recognized ratably over the contractually-stated renewal period.

Surveys. We collect, analyze and compile data in the form of surveys for our clients who have the option of participating in the survey. The surveys are published online via a web tool that provides simplistic functionality. We determined that the web tool was inconsequential to the overall arrangement. We recorded the survey revenue when the results were delivered online and made available to our clients who had a contractual right to the data. If the data was updated more frequently than annually, we recognized the survey revenue ratably over the contractually-stated period.

Interest income — Interest income is recognized as earned.

Other income — Other income includes gains on disposal of intangible assets, which primarily arise from settlements through enforcing non-compete agreements in the event of losing accounts through producer defection or the disposal of books of business.

Cost to obtain or fulfill contracts (effective from January 1, 2018) — Costs to obtain customers include commissions for brokers under specific agreements that would not be incurred without a contract being signed and executed. The Company has elected to apply the ASC 606 ‘practical expedient’ which allows us to expense these costs as incurred if the amortization period related to the resulting asset would be one year or less. The Company has no significant instances of contracts that would be amortized for a period greater than a year, and therefore has no contract costs capitalized for these arrangements.

Costs to fulfill include costs incurred by the Company that are expected to be recovered within the expected contract period. The costs associated with our system implementation activities and consulting contracts are recorded through time entry.

For our broking business, the Company must estimate the fulfillment costs incurred during the pre-placement of the broking contracts. These judgments include:

•	which activities in the pre-placement process should be eligible for capitalization;

•	the amount of time and effort expended on those pre-placement activities;

•	the amount of payroll and related costs eligible for capitalization; and,

•	the monthly or quarterly timing of underlying insurance and reinsurance policy inception dates.

We amortize costs to fulfill over the period we receive the related benefits. For broking pre-placement costs, this is typically less than a year. In our system implementation and consulting arrangements, we include the likelihood of contract renewals in our estimate of the amortization period, resulting in most costs being amortized for a greater length of time than the initial contract term.

Recent Accounting Pronouncements

Not adopted for 2019

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, current U.S. GAAP requires the performance of procedures to determine the fair value at the impairment testing date of assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, the amendments under this ASU require the goodwill impairment test to be performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge would be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The ASU became effective for the Company on January 1, 2020, at which time the Company adopted it. The amendments in this ASU are applied on a prospective basis. There will be no immediate impact to the Company’s consolidated financial statements upon adopting this ASU. The most recent Step 1 goodwill impairment test resulted in fair values in excess of carrying values for all reporting units at October 1, 2019.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, which clarifies and amends existing guidance, including removing certain exceptions to the general principles of accounting for income taxes. This ASU becomes effective for the Company on January 1, 2021. Some of the changes must be applied on a retrospective or modified retrospective basis while others must be applied on a prospective basis. Early adoption is permitted. The Company does not plan to adopt this ASU early and is assessing the expected impact on our consolidated financial statements.

In August 2018, the FASB issued two ASU’s as part of its disclosure framework project. The focus of this project is to improve the effectiveness of disclosures in the notes to the financial statements by facilitating clear communication of the information required by U.S. GAAP that is most important to users of an entity’s financial statements. Both of these ASU’s remove certain disclosure requirements and add or modify other requirements. The first of these ASU’s was ASU No. 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This ASU became effective for the Company on January 1, 2020, at which time we adopted it. Certain provisions of the ASU were required to be adopted retrospectively, while others were required to be adopted prospectively. This ASU will not have a material impact on the notes to our consolidated financial statements. See below for a discussion of the second ASU that was part of this disclosure framework project.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which amends the guidance on the impairment of financial instruments. The ASU adds an impairment model (known as the current expected credit loss (‘CECL’) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of lifetime expected credit losses on assets measured at amortized cost, which is intended to result in more timely recognition of such losses. The ASU is also intended to reduce the complexity of U.S. GAAP by decreasing the number of credit impairment models that entities use to account for debt instruments. Further, the ASU makes targeted changes to the impairment model for available-for-sale debt securities. Additional ASUs have since been issued which provide amended and additional guidance for the implementation of ASU No. 2016-13. All related guidance has been codified into, and is now known as, ASC 326, Financial Instruments—Credit Losses (‘ASC 326’). ASC 326 became effective for the Company on January 1, 2020, at which time we adopted it. This ASU will not have a material impact on our consolidated financial statements.

Adopted for 2019

In February 2016, the FASB issued ASU No. 2016-02, Leases (‘ASU No. 2016-02’), which requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. Additional ASUs have since been issued which provide amended and additional guidance for the implementation of ASU No. 2016-02. All related guidance has been codified into, and is now known as, ASC 842, Leases (‘ASC 842’). ASC 842 became effective, and was adopted by the Company, on January 1, 2019. See above and Note 14 – Leases for a full description of the Company’s impact from adoption, adoption elections made and the newly-required disclosures.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities, which provides amendments under six specific objectives to better align risk management activities and financial reporting, and to simplify disclosure, presentation, hedging and the testing and measurement of ineffectiveness. The ASU became effective for, and was adopted by, the Company on January 1, 2019. This ASU did not have a material impact on our consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement—Reporting Comprehensive Income: Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (‘ASU 2018-02’), which allows for a reclassification from accumulated other comprehensive income/(loss) to retained earnings for ‘stranded’ tax effects (those tax effects of items within accumulated other comprehensive income resulting from the historical corporate income tax rate reduction) resulting from U.S. Tax Reform. The amendments within this ASU also require certain disclosures about stranded tax effects. The ASU became effective for, and was adopted by, the Company on January 1, 2019, at which time it recorded a reclassification between AOCL and retained earnings of $36 million. The reclassification of $36 million from AOCL includes the effect of the change in the U.S. federal corporate tax rate, however it does not include other income tax effects of U.S. Tax Reform. The stranded tax effect primarily relates to defined pension and other post-retirement benefits. The Company’s policy is to use the portfolio approach for releasing disproportionate income tax effects from AOCL.

As noted above, in August 2018, the FASB issued two ASU’s as part of its disclosure framework project. The second ASU was ASU No. 2018-14, Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans. This ASU will impact certain 10-K disclosures and will be effective for the Company for its 2020 Annual Report on Form 10-K. The changes must be applied on a retrospective basis. As permitted, the Company elected to early-adopt this ASU during the year ended December 31, 2019. This ASU did not have a material impact to the notes to our consolidated financial statements.

Note 3 — Acquisitions and Divestitures

The following disclosures discuss significant transactions during the three-year period ended December 31, 2019.

Acquisitions

TRANZACT Acquisition

On July 30, 2019, the Company acquired TRANZACT, a U.S.-based provider of comprehensive, direct-to-consumer sales and marketing solutions for leading insurance carriers in the U.S. TRANZACT leverages digital, data and direct marketing solutions to deliver qualified leads, fully-provisioned sales and robust customer management systems to brands seeking to acquire and manage large numbers of consumers. Pursuant to the terms of the acquisition agreement, subject to certain adjustments, the consideration consisted of $1.3 billion paid in cash at closing. Additional contingent consideration in the form of a potential earn-out of up to $17 million is to be paid in cash in 2021 based on the achievement of certain financial targets. The acquisition was initially funded in part with a $1.1 billion one-year term loan (see Note 11 — Debt for a description of the term loan and the partial repayment), with the remainder being funded from the Company’s existing revolving credit facility. TRANZACT operates as part of our Benefits Delivery and Administration segment and enhances the Company’s existing Medicare broking offering, while also adding significant direct-to-consumer marketing experience.

A summary of the preliminary fair values of the identifiable assets acquired, and liabilities assumed, of TRANZACT at July 30, 2019 are summarized in the following table.

Cash and cash equivalents	$7
Restricted cash	2
Accounts receivable, net	3
Renewal commissions receivable, current (i)	36
Prepaid and other current assets	22
Renewal commissions receivable, non-current (i)	130
Fixed assets	9
Intangible assets	646
Goodwill	727
Right-of-use assets	19
Other non-current assets	2
Collateralized facility (ii)	(91)
Other current liabilities	(55)
Deferred tax liabilities, net	(109)
Lease liabilities	(19)

Net assets acquired	$1,329

(i)

Renewal commissions receivables arise from direct-to-consumer Medicare broking sales. Cash collections for these receivables are expected to occur over a period of several years. Due to the provisions of ASC 606, these receivables are not discounted for a significant financing component when initially recognized (see Note 2 – Basis of Presentation, Significant Accounting Policies and Recent Accounting Pronouncements). However, as a result of recognizing the fair value of these receivables in accordance with ASC 805, Business Combinations, these receivables have now been present-valued at the acquisition date. Prior to this fair value adjustment, the carrying value of these receivables was $231 million. The adjusted values of these acquired renewal commissions receivables will be included in prepaid and other current assets or other non-current assets, as appropriate, on the consolidated balance sheets. The acquired renewal commissions receivables will be accounted for prospectively using the cost recovery method in which future cash receipts will initially be applied against the acquisition date fair value until the value reaches zero. Any cash received in excess of the fair value determined at acquisition will be recorded to earnings when it is received at a future date.

(ii)	See Note 11 — Debt for a description of the acquired collateralized facility debt.

Intangible assets consist primarily of $612 million of customer relationships, with an expected life of 15.4 years. Additional intangibles acquired consist of domain names.

Goodwill is calculated as the difference between the aggregate consideration and the acquisition date fair value of the net assets acquired, including the intangible assets acquired, and represents the value of TRANZACT’s assembled workforce and the future economic benefits that we expect to achieve as a result of the acquisition. None of the goodwill recognized on the transaction is tax deductible, however there is tax deductible goodwill that will be carried forward from previous acquisitions by TRANZACT.

During the three months ended December 31, 2019, purchase price allocation adjustments were made primarily to adjust the deferred tax liabilities related to the deductibility of goodwill. The purchase price allocation as of the acquisition date related to deferred tax assets and deferred tax liabilities is not yet complete.

Following the acquisition, TRANZACT generated revenue of $245 million, which is included in the consolidated statements of comprehensive income for the year ended December 31, 2019.

Alston Gayler Acquisition

On December 21, 2018, the Company, through its majority-owned subsidiary, Miller, completed the transaction to acquire Alston Gayler, a U.K.-based insurance and reinsurance broker, for total consideration of $67 million. Cash consideration of $35 million was paid upon completion of the acquisition, with the remaining $32 million deferred consideration to be paid in equal installments on the first, second and third anniversaries of the date of acquisition.

The Company has recognized $36 million of intangible assets, primarily arising from client relationships, and $24 million of goodwill. The purchase price allocation for this transaction is complete.

Other Acquisitions

Other individually less significant acquisitions were completed during the year ended December 31, 2019 for combined cash payments of $15 million and contingent consideration fair valued at $9 million.

Divestitures

Related Party Transaction - In the third quarter of 2017, the Company divested its Global Wealth Solutions business through a sale to an employee of the business. As part of that transaction, we financed a $50 million note payable from the employee to purchase the business. The note amortizes over 10 years, bears interest at a weighted-average rate of 3% and is guaranteed by $3 million in assets. Following the sale, employees of this business are no longer employees of the Company, and the purchasing employee is no longer considered a related party.

2017 Cumulative Divestiture Impact - Including the divestiture of Global Wealth Solutions, we sold five businesses during the second half of 2017. For the year ended December 31, 2017, the total gain recognized related to business disposals was $13 million, which was recorded in Other income, net on the accompanying consolidated statement of comprehensive income. Results from these disposals prior to the sales represented $54 million of revenue and $13 million of operating income for the year ended December 31, 2017.

Note 4 — Revenue

Disaggregation of Revenue

The Company reports revenue by segment in Note 5 — Segment Information. The following table presents revenue by service offering and segment, as well as a reconciliation to total revenue for the years ended December 31, 2019 and 2018 (ASC 606 was adopted and effective for the Company from January 1, 2018 forward). Along with reimbursable expenses and other, total revenue by service offering represents our revenue from customer contracts.

	Year Ended December 31,
	HCB		CRB		IRR		BDA		Corporate (i)		Total
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Broking	$278	$266	$2,692	$2,578	$975	$905	$514	$272	$—	$—	$4,459	$4,021
Consulting	2,269	2,224	132	163	421	430	—	—	11	13	2,833	2,830
Outsourced administration	466	484	71	65	10	—	521	486	—	—	1,068	1,035
Other	262	235	5	9	205	185	—	—	4	4	476	433

Total revenue by service offering	3,275	3,209	2,900	2,815	1,611	1,520	1,035	758	15	17	8,836	8,319
Reimbursable expenses and other (i)	61	62	1	—	9	8	12	7	22	17	105	94

Total revenue from customer contracts	$3,336	$3,271	$2,901	$2,815	$1,620	$1,528	$1,047	$765	$37	$34	$8,941	$8,413
Interest and other income (ii)	23	24	46	37	26	36	—	—	3	3	98	100

Total revenue	$3,359	$3,295	$2,947	$2,852	$1,646	$1,564	$1,047	$765	$40	$37	$9,039	$8,513

(i)	Reimbursable expenses and other, as well as Corporate revenue, are excluded from segment revenue, but included in total revenue on the consolidated statements of comprehensive income.
(ii)

Interest and other income is included in segment revenue and total revenue, however it has been presented separately in the above tables because it does not arise directly from contracts with customers.

Individual revenue streams aggregating to 5% of total revenue for the years ended December 31, 2019 and 2018 have been included within the Other line in the table above.

The following table presents revenue by the geography where our work was performed for the years ended December 31, 2019 and 2018. The reconciliation to total revenue on our consolidated statements of comprehensive income and to segment revenue is shown in the table above.

	Year Ended December 31,
	HCB		CRB		IRR		BDA		Corporate		Total
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
North America	$1,901	$1,849	$1,112	$1,044	$449	$416	$1,033	$758	$13	$16	$4,508	$4,083
Great Britain	475	481	656	648	788	732	—	—	—	—	1,919	1,861
Western Europe	566	562	661	631	216	218	—	—	1	1	1,444	1,412
International	333	317	471	492	158	154	2	—	1	—	965	963

Total revenue by geography	$3,275	$3,209	$2,900	$2,815	$1,611	$1,520	$1,035	$758	$15	$17	$8,836	$8,319

Contract Balances

The Company reports accounts receivable, net on the consolidated balance sheet, which includes billed and unbilled receivables and current contract assets. In addition to accounts receivable, net, the Company had the following non-current contract assets and deferred revenue balances at December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Billed receivables, net of allowance for doubtful accounts of $37 million and $40 million	$1,831	$1,702
Unbilled receivables	434	356
Current contract assets	356	321

Accounts receivable, net	$2,621	$2,379

Non-current accounts receivable, net	$30	$20

Non-current contract assets	$105	$3

Deferred revenue	$538	$448

The Company receives payments from customers based on billing schedules or terms as written in our contracts. Those balances denoted as contract assets relate to situations where we have completed some or all performance under the contract, however our right to consideration is conditional. Contract assets result most materially in our Medicare broking and proportional treaty broking businesses. The significant increases in both current and non-current contract assets for the year ended December 31, 2019 relate to our direct-to-consumer Medicare broking business following the acquisition of TRANZACT (see Note 3 — Acquisitions and Divestitures for further information). Billed and unbilled receivables are recorded when the right to consideration becomes unconditional. Deferred revenue relates to payments received in advance of performance under the contract and is recognized as revenue as (or when) we perform under the contract.

Accounts receivable are stated at estimated net realizable values. The following table presents the changes in our allowance for doubtful accounts for the years ended December 31, 2019, 2018 and 2017.

	December 31, 2019	December 31, 2018	December 31, 2017
Balance at beginning of year	$40	$45	$40
Additions charged to costs and expenses	9	9	17
Deductions/other movements	(10)	(15)	(9)
Foreign exchange	(2)	1	(3)

Balance at end of year	$37	$40	$45

During the year ended December 31, 2019, revenue of approximately $373 million was recognized that was reflected as deferred revenue at December 31, 2018.

During the year ended December 31, 2019, the Company recognized revenue of approximately $32 million related to performance obligations satisfied in a prior period.

Performance Obligations

The Company has contracts for which performance obligations have not been satisfied as of December 31, 2019 or have been partially satisfied as of that date. The following table shows the expected timing for the satisfaction of the remaining performance obligations. This table does not include contract renewals or variable consideration, which was excluded from the transaction prices in accordance with the guidance on constraining estimates of variable consideration.

In addition, in accordance with ASC 606, the Company has elected not to disclose the remaining performance obligations when one or both of the following circumstances apply:

•	Performance obligations which are part of a contract that has an original expected duration of less than one year, and

•	Performance obligations satisfied in accordance with ASC 606-10-55-18 (‘right to invoice’).

	2020	2021	2022 onward	Total
Revenue expected to be recognized on contracts as of December 31, 2019	$492	$367	$420	$1,279

Since most of the Company’s contracts are cancellable with less than one year’s notice, and have no substantive penalty for cancellation, the majority of the Company’s remaining performance obligations as of December 31, 2019 have been excluded from the table above.

Costs to obtain or fulfill a contract

The Company incurs costs to obtain or fulfill contracts which it would not incur if a contract with a customer was not executed.

The following table shows the categories of costs that are capitalized and deferred over the expected life of a contract.

	Costs to fulfill
	December 31, 2019	December 31, 2018
Balance at beginning of the year	$148	$126
New capitalized costs	488	465
Amortization	(460)	(442)
Impairments	—	—
Foreign currency translation	1	(1)

Balance at end of the year	$177	$148

Note 5 — Segment Information

Willis Towers Watson has four reportable operating segments or business areas:

•	Human Capital and Benefits (‘HCB’)

•	Corporate Risk and Broking (‘CRB’)

•	Investment, Risk and Reinsurance (‘IRR’)

•	Benefits Delivery and Administration (‘BDA’)

Willis Towers Watson’s chief operating decision maker is its chief executive officer. We determined that the operational data used by the chief operating decision maker is at the segment level. Management bases strategic goals and decisions on these segments and the data presented below is used to assess the adequacy of strategic decisions and the method of achieving these strategies and related financial results. Management evaluates the performance of its segments and allocates resources to them based on net operating income on a pre-tax basis.

The Company experiences seasonal fluctuations of its revenue. Revenue is typically higher during the Company’s first and fourth quarters due primarily to the timing of broking-related activities.

Under the segment structure and for internal and segment reporting, Willis Towers Watson segment revenue includes commissions and fees, interest and other income. U.S. GAAP revenue includes amounts that were directly incurred on behalf of our clients and reimbursed by them (reimbursable expenses), which are removed from segment revenue. Segment operating income excludes certain costs, including (i) amortization of intangibles; (ii) restructuring costs; (iii) certain transaction and integration expenses; (iv) certain litigation provisions; and (v) to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses that we report for U.S. GAAP purposes.

The following table presents segment revenue and segment operating income for our reportable segments for the years ended December 31, 2019, 2018 and 2017.

	Segment revenue			Segment operating income
	Years ended December 31			Years ended December 31
	2019	2018	2017	2019	2018	2017
HCB	$3,298	$3,233	$3,176	$848	$789	$774
CRB	2,946	2,852	2,709	578	528	483
IRR	1,637	1,556	1,474	420	384	329
BDA	1,035	758	734	244	144	153

Total	$8,916	$8,399	$8,093	$2,090	$1,845	$1,739

The following table presents reconciliations of the information reported by segment to the Company’s consolidated amounts reported for the years ended December 31, 2019, 2018 and 2017.

	Years ended December 31,
	2019	2018	2017
Revenue:
Total segment revenue	$8,916	$8,399	$8,093
Reimbursable expenses and other	123	114	109

Revenue	$9,039	$8,513	$8,202

Total segment operating income	$2,090	$1,845	$1,739
Amortization	(489)	(534)	(581)
Restructuring costs	—	—	(132)
Transaction and integration expenses (i)	(13)	(202)	(269)
Provisions for significant litigation	—	—	(11)
Unallocated, net (ii)	(259)	(300)	(230)

Income from operations	1,329	809	516
Interest expense	(234)	(208)	(188)
Other income, net	227	250	164

Income from operations before income taxes	$1,322	$851	$492

(i)	Includes transaction costs related to the TRANZACT acquisition in 2019, and transaction and integration expenses related to the Merger and the acquisition of Gras Savoye for prior years.
(ii)

Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

The Company does not currently provide asset information by reportable segment as it does not routinely evaluate the total asset position by segment.

None of the Company’s customers represented a significant amount of its consolidated revenue for the years ended December 31, 2019, 2018 and 2017.

Below are our revenue and long-lived assets for Ireland, our country of domicile, countries with significant concentrations, and all other foreign countries for each of the years ended December 31, 2019, 2018 and 2017:

	Revenue			Long-Lived Assets (i)
	2019	2018	2017	2019	2018	2017
Ireland	$144	$138	$107	$103	$78	$127
United States	4,370	3,970	3,821	12,786	11,068	9,988
United Kingdom	1,934	1,926	1,815	2,901	2,349	3,173
Rest of World	2,591	2,479	2,459	2,527	2,411	3,263

Total Foreign Countries	8,895	8,375	8,095	18,214	15,828	16,424

	$9,039	$8,513	$8,202	$18,317	$15,906	$16,551

(i)	Long-lived assets do not include deferred tax assets.

Note 6 — Restructuring Costs

The Company’s restructuring costs included in its consolidated financial statements were related to its Operational Improvement Program. Costs for the program were fully accrued and completed by the end of 2017. No additional costs for the program were incurred during 2019 or 2018.

Operational Improvement Program - In April 2014, Legacy Willis announced a multi-year operational improvement program designed to strengthen its client service capabilities and to deliver future cost savings. The main elements of the program included: moving more than 3,500 support roles from higher cost locations to facilities in lower cost locations; net workforce reductions in support positions; lease consolidation in real estate; and information technology systems simplification and rationalization.

The Company recognized restructuring costs of $134 million for the year ended December 31, 2017 related to the Operational Improvement Program. The Company spent a cumulative amount of $441 million on restructuring costs for this program.

An analysis of total restructuring costs recognized in the consolidated statements of comprehensive income, with costs by segment, and costs attributable to corporate functions, for the year ended December 31, 2017 is as follows:

	HCB	CRB	IRR	BDA	Corporate	Total (i)
Year ended December 31, 2017
Termination benefits	$—	$25	$4	$—	$17	$46
Professional services and other (ii)	3	63	6	—	14	86

Total	$3	$88	$10	$—	$31	$132

(i)	Presented net of a $2 million reversal of an estimated expense related to the Company’s 2016 Business Restructure Program.
(ii)	Other includes salary and benefits, premises, and other expenses incurred to support the ongoing management and facilitation of the programs.

An analysis of the restructuring costs recognized for the Operational Improvement Program for the year ended December 31, 2017 and the cumulative total costs by segment are as follows:

	HCB	CRB	IRR	BDA	Corporate	Total
Year ended December 31, 2017
Termination benefits	$—	$25	$4	$—	$19	$48
Professional services and other (i)	3	63	6	—	14	86
Total
Termination benefits	$3	$82	$15	$—	$23	$123
Professional services and other (i)	5	204	12	—	97	318

Total	$8	$286	$27	$—	$120	$441

(i)	Other includes salary and benefits, premises, and other expenses incurred to support the ongoing management and facilitation of the program.

The changes in the Company’s liability under the Operational Improvement Program from January 1, 2017 to December 31, 2019, are as follows:

	Termination Benefits	Professional Services and Other	Total
Balance at January 1, 2017	$7	$18	$25
Charges incurred	48	86	134
Cash payments	(41)	(97)	(138)

Balance at December 31, 2017	14	7	21
Cash payments	(12)	(6)	(18)

Balance at December 31, 2018	2	1	3
Cash payments	(2)	(1)	(3)

Balance at December 31, 2019	$—	$—	$—

Note 7 — Income Taxes

On December 22, 2017, the U.S. government enacted comprehensive tax legislation, commonly referred to as ‘U.S. Tax Reform’. On the same date, the SEC staff issued Staff Accounting Bulletin No. 118 (‘SAB 118’), which provided guidance on accounting for the tax effects of the U.S. Tax Reform. SAB 118 provided a measurement period that should not extend beyond one year from the U.S. Tax Reform enactment date for companies to complete the accounting under ASC 740, Income Taxes (‘ASC 740’). While the measurement period under SAB 118 is now closed, the Company may in future periods need to further refine its U.S. federal and state tax calculations related to U.S. Tax Reform as the taxing authorities provide additional guidance and clarification. However, as of December 31, 2019, the Company’s accounting for U.S. Tax Reform is complete based on its interpretation of the guidance issued as of the balance sheet date.

Provision for income taxes

An analysis of income from operations before income taxes by taxing jurisdiction is shown below:

	Years ended December 31,
	2019	2018	2017
Ireland	$(11)	$(16)	$(23)
U.S.	178	(101)	(198)
U.K.	337	182	31
Rest of World	818	786	682

Total	$1,322	$851	$492

The components of the (provision for)/benefit from income taxes include:

	Years ended December 31,
	2019	2018	2017

Current tax expense:
U.S. federal taxes	$(108)	$(98)	$(65)
U.S. state and local taxes	(43)	(25)	(7)
U.K. corporation tax	(43)	(16)	(14)
Other jurisdictions	(127)	(112)	(99)

Total current tax expense	(321)	(251)	(185)

Deferred tax benefit:
U.S. federal taxes	56	79	268
U.S. state and local taxes	14	12	(6)
U.K. corporation tax	(15)	(6)	9
Other jurisdictions	17	30	14

Total deferred tax benefit	72	115	285

Total (provision for)/benefit from income taxes	$(249)	$(136)	$100

Effective tax rate reconciliation

The reported (provision for)/benefit from income taxes differs from the amounts that would have resulted had the reported income before income taxes been taxed at the U.S. federal statutory rate. The principal reasons for the differences between the amounts provided and those that would have resulted from the application of the U.S. federal statutory tax rate are as follows:

	Years ended December 31,
	2019	2018	2017
INCOME FROM OPERATIONS BEFORE INCOME TAXES	$1,322	$851	$492
U.S. federal statutory income tax rate	21%	21%	35%
Income tax expense at U.S. federal tax rate	(278)	(179)	(172)
Adjustments to derive effective tax rate:
Non-deductible expenses and dividends	(34)	(44)	(68)
Non-deductible acquisition costs	(2)	(2)	(11)
Disposal of non-deductible goodwill	—	1	(11)
Impact of change in rate on deferred tax balances	—	7	—
Effect of foreign exchange and other differences	1	1	(3)
Non-deductible Venezuelan foreign exchange loss	—	—	(2)
Changes in valuation allowances	6	80	(13)
Net tax effect of intra-group items	93	99	97
Tax differentials of non-U.S. jurisdictions	(2)	(2)	69
Tax differentials of U.S. state taxes and local taxes	(21)	(77)	6
Global Intangible Low-Taxed Income (GILTI)	(7)	(15)	—
Impact of U.S. Tax Reform	—	—	204
Other items, net	(5)	(5)	4

(Provision for)/benefit from income taxes	$(249)	$(136)	$100

Included in the changes in valuation allowance for 2018, the Company recorded a deferred income tax benefit for approximately $71 million related to the valuation allowance release of certain state deferred tax assets.

In 2017, in connection with our initial analysis of U.S. Tax Reform, the Company recorded a provisional net tax benefit of $204 million, which consisted of a net benefit of $208 million due to the reduction of the federal corporate tax rate and re-measurement of our net U.S. deferred tax liabilities primarily related to acquisition-based intangibles, and a $76 million benefit related to the release of a deferred tax liability we had previously recorded on the accumulated earnings of certain Towers Watson subsidiaries. These net benefit items were offset by provisional expenses of $8 million recognized as a write-off of a deferred tax asset the Company had previously recorded on executive compensation as well as the U.S. federal and state income tax expense of $72 million associated with the one-time transition tax on foreign earnings of our subsidiaries.

Willis Towers Watson plc is a non-trading holding company tax resident in Ireland where it is taxed at the statutory rate of 25%. In 2019 and 2018, the provisions for income tax on operations have been reconciled above to the U.S. federal statutory tax rate of 21% due to significant operations in the U.S. The 2017 effective tax rate has not been restated to reflect a U.S. federal statutory tax rate of 21%.

Deferred income taxes

Deferred income tax assets and liabilities reflect the effect of temporary differences between the assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. We recognize deferred tax assets if it is more likely than not that a benefit will be realized.

Deferred income tax assets and liabilities included in the consolidated balance sheets at December 31, 2019 and 2018 are comprised of the following:

	December 31,
	2019	2018
Deferred tax assets:
Accrued expenses not currently deductible	$201	$177
Net operating losses	116	91
Capital loss carryforwards	33	30
Accrued retirement benefits	326	285
Operating lease liabilities	181	—
Deferred compensation	86	82
Stock options	18	22
Financial derivative transactions	—	1

Gross deferred tax assets	961	688
Less: valuation allowance	(76)	(81)

Net deferred tax assets	$885	$607

Deferred tax liabilities:
Cost of intangible assets, net of related amortization	$865	$825
Operating lease right-of-use assets	177	—
Cost of tangible assets, net of related depreciation	53	37
Prepaid retirement benefits	121	101
Financial derivative transactions	3	—
Accrued revenue not currently taxable	120	144

Deferred tax liabilities	$1,339	$1,107

Net deferred tax liabilities	$454	$500

The net deferred income tax assets are included in other non-current assets and the net deferred tax liabilities are included in deferred tax liabilities in our consolidated balance sheets.

	December 31,
	2019	2018
Balance sheet classifications:
Other non-current assets	$72	$59
Deferred tax liabilities	526	559

Net deferred tax liability	$454	$500

At December 31, 2019, we had U.S. federal and non-U.S. net operating loss carryforwards amounting to $379 million of which $277 million can be indefinitely carried forward under local statutes. The remaining $102 million of net operating loss carryforwards will expire, if unused, in varying amounts from 2020 through 2039. In addition, we had U.S. state net operating loss carryforwards of $631 million, of which $43 million can be indefinitely carried forward, while the remaining $588 million will expire in varying amounts from 2020 to 2039.

Management believes, based on the evaluation of positive and negative evidence, including the future reversal of existing taxable temporary differences, it is more likely than not that the Company will realize the benefits of net deferred tax assets of $885 million, net of the valuation allowance. During 2019, the Company decreased its valuation allowance by $5 million, primarily related to non-U.S. deferred tax assets now considered realizable. During 2018, the Company decreased its valuation allowance by $81 million primarily related to the completion of an internal U.S. restructuring. The U.S. restructuring provided a source of positive evidence and enabled the Company to release valuation allowance on certain state deferred tax assets now considered realizable. In addition, the Company reassessed certain state net operating losses and determined these losses and related valuation allowance would never be realized. During 2017, the Company increased its valuation allowance by $28 million primarily due to state net operating losses.

At December 31, 2019 and 2018, the Company had valuation allowances of $76 million and $81 million, respectively, to reduce its deferred tax assets to their estimated realizable values. The valuation allowance at December 31, 2019 primarily relates to deferred tax assets for U.K. capital loss carryforwards of $33 million, which have an unlimited carryforward period but can only be utilized against U.K. capital gains and U.S. and non-U.S. net operating losses of $26 million and $14 million, respectively. The valuation allowance at December 31, 2018 primarily related to deferred tax assets for U.K. capital loss carryforwards of $30 million, which have an unlimited carryforward period, and U.S. and non-U.S. net operating losses of $27 million and $20 million, respectively.

An analysis of our valuation allowance is shown below.

	Years ended December 31,
	2019	2018	2017

Balance at beginning of year	$81	$162	$134
Additions charged to costs and expenses	7	18	35
Deductions	(12)	(99)	(7)

Balance at end of year	$76	$81	$162

In 2019, the net change in valuation allowance was a $5 million decrease, primarily related to non-U.S. deferred tax assets now considered realizable. This amount differs from the 2019 rate reconciliation due to changes in foreign currency translation. In 2018, the net change in valuation allowance was an $81 million decrease, of which $80 million was a reduction to tax expense primarily related to an internal U.S. restructuring. In 2017, the amount charged to tax expense in the table above differs from the 2017 rate reconciliation of $13 million because a portion of the valuation allowance increase is related to the U.S. federal corporate tax rate reduction impact on the U.S. state valuation allowance and is included in the impact of U.S. Tax Reform.

The Company recognizes deferred tax balances related to the undistributed earnings of subsidiaries when the Company expects that it will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments.

At December 31, 2018, as a result of an international restructuring, we determined that we may repatriate $2.1 billion, which was previously deemed indefinitely reinvested. As a result, we recorded an estimate for foreign withholding and state income tax expense of approximately $11 million. During the second quarter of 2019 the Company repatriated a portion of this previously-taxed income and return of capital. Subsequent to the repatriation, U.S. Treasury Regulations were issued that would impact the U.S. taxability of the balance of the earnings associated with the international restructuring. As such, the Company changed its assertion with respect to any additional earnings from this restructuring for the foreseeable future and released approximately $8 million previously accrued for foreign withholding and state income tax expense. Of the original $2.1 billion under consideration, $1.4 billion remains permanently reinvested at December 31, 2019.

The cumulative earnings related to amounts reinvested indefinitely as of December 31, 2019 were approximately $8.2 billion, the majority of which are non-U.S. earnings not subject to U.S. tax. It is not practicable to calculate the tax cost of repatriating these unremitted earnings. If future events, including material changes in estimates of cash, working capital, long-term investment requirements or additional guidance relating to U.S. Tax Reform necessitate that these earnings be distributed, an additional provision for income and foreign withholding taxes, net of credits, may be necessary.

Uncertain tax positions

At December 31, 2019, the amount of unrecognized tax benefits associated with uncertain tax positions, determined in accordance with ASC 740-10, excluding interest and penalties, was $49 million. A reconciliation of the beginning and ending balances of the liability for unrecognized tax benefits is as follows:

	2019	2018	2017
Balance at beginning of year	$49	$59	$56
Increases related to tax positions in prior years	2	2	2
Decreases related to tax positions in prior years	(1)	(4)	(5)
Decreases related to settlements	—	(4)	—
Decreases related to lapse in statute of limitations	(1)	(5)	(2)
Increases related to current year tax positions	—	3	9
Cumulative translation adjustment and other adjustments	—	(2)	(1)

Balance at end of year	$49	$49	$59

The liability for unrecognized tax benefits for the years ended December 31, 2019, 2018 and 2017 can be reduced by $3 million, $2 million and $3 million, respectively, of offsetting deferred tax benefits associated with timing differences, foreign tax credits and the federal tax benefit of state income taxes. If these offsetting deferred tax benefits were recognized, there would be a favorable impact on our effective tax rate. There are no material balances that would result in adjustments to other tax accounts.

Interest and penalties related to unrecognized tax benefits are included as a component of income tax expense. At December 31, 2019, we had cumulative accrued interest of $4 million. At December 31, 2018, the cumulative accrued interest was $3 million. Penalties were immaterial in both 2019 and 2018.

Tax expense for the year ended December 31, 2019 includes $1 million of interest expense. Tax expense for the year ended December 31, 2018 included an immaterial interest benefit.

The Company believes that the outcomes which are reasonably possible within the next 12 months may result in a reduction in the liability for unrecognized tax benefits in the range of $2 million to $7 million, excluding interest and penalties.

The Company and its subsidiaries file income tax returns in various tax jurisdictions in which it operates.

Willis North America Inc. and Subsidiaries’ federal income tax filing for tax year ended December 31, 2017 is currently under examination by the Internal Revenue Service (IRS). In December 2019 the IRS informed the Company that it will also examine the tax year ended December 31, 2018. As of December 31, 2019, the IRS has not issued any requests for information with regards to the 2018 tax year and has not advised the Company of any proposed adjustments related to the 2017 tax year.

In August 2019, CD&R TZ Holdings, Inc. was selected for examination by the IRS for calendar year 2017. Subsequently, the IRS determined that it would open an audit of Tranzact Holdings, LLC (for tax year January 1, 2016 to July 21, 2016). As of December 31, 2019, the IRS has not yet issued any requests for information.

We have ongoing state income tax examinations in certain states for tax years ranging from calendar years ended December 31, 2014 through December 31, 2018. The statute of limitations in certain states extends back to calendar year 2014.

All U.K. tax returns have been filed timely and are in the normal process of being reviewed by HM Revenue & Customs. The Company is not currently subject to any material examinations in other jurisdictions. A summary of the tax years that remain open to tax examination in our major tax jurisdictions are as follows:

Open Tax Years (fiscal year ending in)
U.S. — federal	2016 and forward
U.S. — various states	2014 and forward
U.K.	2010 and forward
Ireland	2014 and forward
France	2010 and forward
Germany	2010 and forward
Canada – federal	2012 and forward

Note 8 — Fixed Assets

The following table reflects changes in the net carrying amount of the components of fixed assets for the years ended December 31, 2019 and 2018:

	Furniture, equipment and software	Leasehold improvements	Land and buildings	Total
Cost: at January 1, 2018	$1,300	$468	$94	$1,862
Additions	249	70	—	319
Disposals	(278)	(35)	—	(313)
Reclassification due to ASC 606 (i)	(102)	—	—	(102)
Foreign exchange	(39)	(15)	(2)	(56)

Cost: at December 31, 2018	1,130	488	92	1,710
Additions	268	68	—	336
Acquisitions	7	3	—	10
Disposals	(117)	(15)	—	(132)
Reclassification due to ASC 842 (ii)	—	—	(3)	(3)
Foreign exchange	14	6	1	21

Cost: at December 31, 2019	$1,302	$550	$90	$1,942

Depreciation: at January 1, 2018	$(652)	$(176)	$(49)	$(877)
Depreciation expense (iii)	(155)	(54)	(4)	(213)
Disposals	250	27	—	277
Reclassification due to ASC 606 (i)	19	—	—	19
Foreign exchange	19	6	1	26

Depreciation: at December 31, 2018	(519)	(197)	(52)	(768)
Depreciation expense	(179)	(57)	(4)	(240)
Disposals	109	11	—	120
Foreign exchange	(5)	(2)	(1)	(8)

Depreciation: at December 31, 2019	$(594)	$(245)	$(57)	$(896)

Net book value:
At December 31, 2018	$611	$291	$40	$942

At December 31, 2019	$708	$305	$33	$1,046

(i)	Pertains to costs related to certain client-related system implementation activities that have been included in other non-current assets upon the adoption of ASC 606.
(ii)

Pertains to certain lease incentives which have been included within right-of-use assets upon the adoption of ASC 842. See Note 2 — Basis of Presentation, Significant Accounting Policies and Recent Accounting Pronouncements for further information.

(iii)

Depreciation expense included here does not equal the depreciation expense on the statement of comprehensive income for the year ended December 31, 2018 due to the inclusion of $5 million, which has been classified as transaction and integration expenses.

Included within land and buildings are the following assets held under finance leases:

	December 31,
	2019	2018
Finance leases	$29	$31
Accumulated depreciation	(19)	(16)

	$10	$15

Note 9 —Goodwill and Other Intangible Assets

Goodwill

The components of goodwill are outlined below for the years ended December 31, 2019 and 2018:

	HCB	CRB	IRR	BDA	Total
Balance at December 31, 2017
Goodwill, gross	$4,342	$2,261	$1,851	$2,557	$11,011
Accumulated impairment losses	(130)	(362)	—	—	(492)

Goodwill, net—December 31, 2017	4,212	1,899	1,851	2,557	10,519
Goodwill reassigned in segment realignment (i)	—	72	(72)	—	—
Goodwill acquired during the period	—	9	29	—	38
Goodwill disposed of during the period	—	—	(5)	—	(5)
Foreign exchange	(42)	(34)	(11)	—	(87)

Balance at December 31, 2018
Goodwill, gross	4,300	2,308	1,792	2,557	10,957
Accumulated impairment losses	(130)	(362)	—	—	(492)

Goodwill, net—December 31, 2018	4,170	1,946	1,792	2,557	10,465
Goodwill acquired during the period	—	10	—	727	737
Goodwill disposed of during the period	—	(6)	—	—	(6)
Foreign exchange	(2)	(3)	3	—	(2)

Balance at December 31, 2019
Goodwill, gross	4,298	2,309	1,795	3,284	11,686
Accumulated impairment losses	(130)	(362)	—	—	(492)

Goodwill, net—December 31, 2019	$4,168	$1,947	$1,795	$3,284	$11,194

(i)	Represents the reallocation of goodwill related to certain businesses which were realigned among the segments as of January 1, 2018.

Other Intangible Assets

The following table reflects changes in the net carrying amounts of the components of finite-lived intangible assets for the year ended December 31, 2019:

	Balance at December 31, 2018	ASC 842 reclassification (i)	Intangible assets acquired (ii)	Intangible assets disposed	Amortization	Foreign exchange	Balance at December 31, 2019
Client relationships	$1,986	$—	$626	$(9)	$(313)	$8	$2,298
Software	328	—	—	(1)	(125)	—	202
Trademark and trade name	920	—	—	—	(45)	—	875
Favorable agreements	9	(9)	—	—	—	—	—
Other	75	—	34	—	(6)	—	103

Total amortizable intangible assets	$3,318	$(9)	$660	$(10)	$(489)	$8	$3,478

(i)	On January 1, 2019, in accordance with ASC 842, we reclassified our favorable lease agreement assets to right-of-use assets within our consolidated balance sheet.
(ii)	Includes $612 million and $34 million of client relationship and domain name intangible assets, respectively, associated with our acquisition of TRANZACT.

The following table reflects changes in the net carrying amounts of the components of finite-lived intangible assets for the year ended December 31, 2018:

	Balance at December 31, 2017	Intangible assets acquired	Intangible assets disposed	Amortization (i)	Foreign exchange	Balance at December 31, 2018
Client relationships	$2,342	$39	$(7)	$(341)	$(47)	$1,986
Software	473	—	—	(140)	(5)	328
Trademark and trade name	966	—	—	(44)	(2)	920
Favorable agreements	10	—	—	(2)	1	9
Other	91	—	—	(9)	(7)	75

Total amortizable intangible assets	$3,882	$39	$(7)	$(536)	$(60)	$3,318

(i)	Amortization associated with favorable lease agreements was recorded in Other operating expenses in the consolidated statements of comprehensive income.

We recorded amortization related to our finite-lived intangible assets of $489 million for the year ended December 31, 2019. For the years ended December 31, 2018 and 2017, we recorded amortization related to our finite-lived intangible assets, exclusive of the amortization of our favorable lease agreements, of $534 million and $581 million, respectively.

Our acquired unfavorable lease agreement liabilities were $21 million at December 31, 2018 and were recorded in other non-current liabilities in the consolidated balance sheet. On January 1, 2019, in accordance with ASC 842, we reclassified our unfavorable lease liabilities as a reduction to our right-of-use assets within our consolidated balance sheet.

The following table reflects the carrying values of finite-lived intangible assets and liabilities at December 31, 2019 and December 31, 2018:

	December 31, 2019		December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Client relationships	$4,029	$(1,731)	$3,401	$(1,415)
Software	753	(551)	749	(421)
Trademark and trade name	1,051	(176)	1,052	(132)
Favorable agreements (i)	—	—	14	(5)
Other	134	(31)	102	(27)

Total finite-lived assets	$5,967	$(2,489)	$5,318	$(2,000)

Unfavorable agreements (i)	$—	$—	$34	$(13)

Total finite-lived intangible liabilities	$—	$—	$34	$(13)

(i)

On January 1, 2019, in accordance with ASC 842, we reclassified our favorable lease agreement assets and unfavorable lease agreement liabilities to right-of-use assets and as reductions to right-of-use assets, respectively, within our consolidated balance sheet.

The weighted-average remaining life of amortizable intangible assets and liabilities at December 31, 2019 was 13.7 years.

The table below reflects the future estimated amortization expense for amortizable intangible assets for the next five years and thereafter:

Years ended December 31,	Amortization
2020	$455
2021	378
2022	319
2023	269
2024	236
Thereafter	1,821

Total	$3,478

Note 10 — Derivative Financial Instruments

We are exposed to certain foreign currency risks. Where possible, we identify exposures in our business that can be offset internally. Where no natural offset is identified, we may choose to enter into various derivative transactions. These instruments have the effect of reducing our exposure to unfavorable changes in foreign currency rates. The Company’s board of directors reviews and approves policies for managing this risk as summarized below. Additional information regarding our derivative financial instruments can be found in Note 2 — Basis of Presentation, Significant Accounting Policies and Recent Accounting Pronouncements, Note 12 — Fair Value Measurements and Note 18 — Accumulated Other Comprehensive Loss.

Foreign Currency Risk

Certain non-U.S. subsidiaries receive revenue and incur expenses in currencies other than their functional currency, and as a result, the foreign subsidiary’s functional currency revenue and/or expenses will fluctuate as the currency rates change. Additionally, the forecast Pounds sterling expenses of our London brokerage market operations may exceed their Pounds sterling revenue, and they may also hold significant foreign currency asset or liability positions in the consolidated balance sheet. To reduce such variability, we use foreign exchange contracts to hedge against this currency risk.

These derivatives were designated as hedging instruments and at December 31, 2019 and December 31, 2018 had total notional amounts of $499 million and $438 million, respectively, and had a net fair value asset of $8 million and a net fair value liability of $15 million, respectively.

At December 31, 2019, the Company estimates, based on current exchange rates, there will be $2 million of net derivative gains on forward exchange rates reclassified from accumulated other comprehensive loss into earnings within the next twelve months as the forecast transactions affect earnings. At December 31, 2019, our longest outstanding maturity was 1.7 years.

The effects of the material derivative instruments that are designated as hedging instruments on the consolidated statements of comprehensive income for the years ended December 31, 2019, 2018 and 2017 are below. Amounts pertaining to the ineffective portion of hedging instruments and those excluded from effectiveness testing were immaterial for the years ended December 31, 2019, 2018 and 2017.

	Gain/(loss) recognized in OCI (effective element)
	2019	2018	2017
Foreign exchange contracts	$15	$(22)	$39

Location of loss reclassified from Accumulated OCL into income (effective element)	Loss reclassified from Accumulated OCL into income (effective element)
	2019	2018	2017
Revenue	$(5)	$—	$—
Salaries and benefits	(4)	—	—
Other income, net	—	(28)	(53)

	$(9)	$(28)	$(53)

We also enter into foreign currency transactions, primarily to hedge certain intercompany loans and other balance sheet exposures in currencies other than the functional currency of a given entity. These derivatives are not generally designated as hedging instruments and at December 31, 2019 and December 31, 2018, we had notional amounts of $931 million and $909 million, respectively, and had net fair value assets of $21 million and $3 million, respectively.

The effects of derivatives that have not been designated as hedging instruments on the consolidated statements of comprehensive income for the years ended December 31, 2019, 2018 and 2017 are as follows:

	Location of gain recognized in income	Gain recognized in income
Derivatives not designated as hedging instruments:		2019	2018	2017
Foreign exchange contracts	Other income, net	$18	$—	$11

Note 11 — Debt

Current debt consists of the following:

	December 31,
	2019	2018
Term loan due 2020	$292	$—
Current portion of collateralized facility	24	—
7.000% senior notes due 2019	—	186

	$316	$186

Long-term debt consists of the following:

	December 31,
	2019	2018
Revolving $1.25 billion credit facility	$—	$130
Collateralized facility	60	—
5.750% senior notes due 2021	499	498
3.500% senior notes due 2021	448	448
2.125% senior notes due 2022 (i)	604	615
4.625% senior notes due 2023	249	248
3.600% senior notes due 2024	646	645
4.400% senior notes due 2026	546	544
4.500% senior notes due 2028	595	595
2.950% senior notes due 2029	446	—
6.125% senior notes due 2043	271	271
5.050% senior notes due 2048	395	395
3.875% senior notes due 2049	542	—

	$5,301	$4,389

(i)	Notes issued in Euro (€540 million)

Guarantees

All direct obligations under the 5.750% senior notes are issued by Willis Towers Watson and guaranteed by Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Trinity Acquisition plc, Willis Group Limited, Willis North America Inc., Willis Towers Watson Sub Holdings Unlimited Company and Willis Towers Watson U.K. Holdings Limited.

All direct obligations under the 3.600%, 4.500%, 2.950%, 5.050% and 3.875% senior notes are issued by Willis North America Inc. and guaranteed by Willis Towers Watson and each of the subsidiaries that guarantees the Company notes, except for Willis North America Inc. itself.

All direct obligations under the 4.625%, 6.125%, 3.500%, 4.400%, and 2.125% senior notes are issued by Trinity Acquisition plc and guaranteed by Willis Towers Watson and each of the subsidiaries that guarantees the Company notes, except for Trinity Acquisition plc itself. See Note 23 — Financial Information for Issuers and Other Guarantor Subsidiaries.

Revolving Credit Facility

$1.25 billion revolving credit facility

On March 7, 2017, Trinity Acquisition plc (see Note 23 for further information) entered into a $1.25 billion amended and restated revolving credit facility (the ‘RCF’), that will mature on March 7, 2022. The RCF replaced the previous $800 million revolving credit facility (see below for further information). Amounts outstanding under the RCF shall bear interest at LIBOR plus a margin of 1.00% to 1.75%, or alternatively, the base rate plus a margin of 0.00% to 0.75%, based upon the Company’s guaranteed senior unsecured long-term debt rating.

Borrowings of $409 million and €45 million against the RCF were used to repay all outstanding borrowings against the previous $800 million revolving credit facility and the 7-year term loan due July 23, 2018.

Additionally, on March 28, 2017, $407 million was used to repay the 6.200% senior notes due 2017, including accrued interest.

Senior Notes

2.950% senior notes due 2029 and 3.875% senior notes due 2049

On September 10, 2019, the Company, together with its wholly-owned subsidiary, Willis North America Inc. as issuer (see Note 23 — Financial Information for Issuers and Other Guarantor Subsidiaries for further information), completed an offering of $450 million aggregate principal amount of 2.950% senior notes due 2029 (‘2029 senior notes’) and $550 million aggregate principal amount of 3.875% senior notes due 2049 (‘2049 senior notes’). The effective interest rates of the 2029 senior notes and 2049 senior notes are 2.971% and 3.898%, respectively, which include the impact of the discount upon issuance. The 2029 senior notes will mature on September 15, 2029 and the 2049 senior notes will mature on September 15, 2049. Interest has accrued on both the 2029 senior notes and 2049 senior notes from September 10, 2019 and will be paid in cash on March 15 and September 15 of each year, commencing on March 15, 2020. The net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, were approximately $988 million, and were used to prepay a portion of the amount outstanding under the Company’s one-year term loan commitment (described below) and to repay borrowings under the Company’s $1.25 billion revolving credit facility.

4.500% senior notes due 2028 and 5.050% senior notes due 2048

On September 10, 2018, the Company, together with its wholly-owned subsidiary, Willis North America Inc. as issuer (see Note 23 for further information), completed an offering of $600 million of 4.500% senior notes due 2028 (‘2028 senior notes’) and $400 million of 5.050% senior notes due 2048 (‘2048 senior notes’). The effective interest rates of the 2028 senior notes and 2048 senior notes are 4.504% and 5.073%, respectively, which include the impact of the discount upon issuance. The 2028 senior notes will mature on September 15, 2028 and the 2048 senior notes will mature on September 15, 2048. Interest has accrued on both the 2028 senior notes and 2048 senior notes from September 10, 2018 and is paid in cash on March 15 and September 15 of each year. The net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, were $989 million, and were used to prepay in full $127 million outstanding under the Company’s term loan due December 2019, and to repay a portion of the amount outstanding under the Company’s RCF.

3.600% senior notes due 2024

On May 16, 2017, Willis North America Inc. (see Note 23 for further information) issued $650 million of 3.600% senior notes due 2024 (‘2024 senior notes’). The effective interest rate of the 2024 senior notes is 3.614%, which includes the impact of the discount upon issuance. The 2024 senior notes will mature on May 15, 2024, and interest has accrued on the 2024 senior notes from May 16, 2017 and is paid in cash on May 15 and November 15 of each year. The net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, were $644 million, and were used to pay down amounts outstanding under the RCF and for general corporate purposes.

2.125% senior notes due 2022

On May 26, 2016, Trinity Acquisition plc issued €540 million ($609 million) of 2.125% senior notes due 2022 (‘2022 senior notes’). The effective interest rate of these senior notes is 2.154%, which includes the impact of the discount upon issuance. The 2022 senior notes will mature on May 26, 2022. Interest has accrued on the notes from May 26, 2016 and will be paid in cash on May 26 of each year. The net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, were €535 million ($600 million). We used the net proceeds of this offering to repay a portion of the previous 1-year term loan facility, which matured in 2016, and related accrued interest.

3.500% senior notes due 2021 and 4.400% senior notes due 2026

On March 22, 2016, Trinity Acquisition plc issued $450 million of 3.500% senior notes due 2021 (‘2021 senior notes’) and $550 million of 4.400% senior notes due 2026 (‘2026 senior notes’). The effective interest rates of these senior notes are 3.707% and 4.572%, respectively, which include the impact of the discount upon issuance. The 2021 senior notes and the 2026 senior notes will mature on September 15, 2021 and March 15, 2026, respectively. Interest has accrued on the notes from March 22, 2016 and will be paid in cash on March 15 and September 15 of each year. The net proceeds from these offerings, after deducting underwriter discounts and commissions and estimated offering expenses, were $988 million. We used the net proceeds of these offerings to: (i) repay $300 million principal under the prior $800 million revolving credit facility and related accrued interest, which was drawn to repay our previously-issued 4.125% senior notes on March 15, 2016; (ii) repay $400 million principal on another portion of the previous 1-year term loan facility and related accrued interest; and (iii) pay down a portion of the remaining principal amount outstanding under the previous $800 million revolving credit facility (see below for further information) and related accrued interest.

4.625% senior notes due 2023 and 6.125% senior notes due 2043

On August 15, 2013, the Company issued $250 million of 4.625% senior notes due 2023 and $275 million of 6.125% senior notes due 2043. The effective interest rates of these senior notes are 4.696% and 6.154%, respectively, which include the impact of the discount upon issuance. The proceeds were used to repurchase other previously-issued senior notes.

5.750% senior notes due 2021

In March 2011, the Company issued $500 million of 5.750% senior notes due 2021. The effective interest rate of these senior notes is 5.871%, which includes the impact of the discount upon issuance. The proceeds were used to repurchase and redeem other previously- issued senior notes.

7.000% senior notes due 2019

In September 2009, Willis North America Inc. issued $300 million of 7.000% senior notes due 2019. The effective interest rate of these senior notes was 7.081%, which included the impact of the discount upon issuance. A portion of the proceeds was used to repurchase and redeem other previously-issued senior notes. In August 2013, $113 million of the 7.000% senior notes due 2019 were repurchased. In September 2019, the Company repaid in full the remaining $187 million outstanding on the 7.000% senior notes due 2019 with borrowings against its revolving credit facility.

One-year Term Loan Commitment

As part of the acquisition of TRANZACT, the Company secured financing of up to $1.1 billion in the form of a one-year unsecured term loan. Borrowing occurred in conjunction with the closing of the acquisition on July 30, 2019.

Amounts outstanding under the term loan bear interest, at the option of the borrowers, at a rate equal to (a) LIBOR plus 0.75% to 1.375% for Eurocurrency Rate Loans or (b) the highest of (i) the Federal Funds Rate plus 0.5%, (ii) the ‘prime rate’ quoted by Bank of America, N.A., and (iii) LIBOR plus 1.00%, plus 0.00% to 0.375%, in each case, based upon the Company’s guaranteed senior-unsecured long-term debt rating. In addition, the Company paid a commitment fee in an amount equal to 0.15% per annum on the undrawn portion of the commitments in respect of the term loan, which we had accrued from May 29, 2019 until the closing date of the acquisition.

The term loan is pre-payable in part or in full prior to the maturity date at the Company’s discretion. Covenants and events of default are substantively the same as in our existing revolving credit facility.

Collateralized Facility

As part of the acquisition of TRANZACT, the Company assumed debt of $91 million related to borrowings by TRANZACT whereby certain renewal commissions receivables were pledged as collateral. The Company is required to remit cash received from these pledged renewal commissions receivables on a quarterly basis to the lenders until the borrowings and related interest are repaid, after the payment of certain fees and other permitted distributions. No borrowings have been made against this collateralized facility since the acquisition.

The maturity date of the borrowing is in January 2033, at which time all remaining outstanding principal and unpaid accrued interest will be payable. The collateralization facility may be prepaid in November 2021 or earlier if approval is obtained from at least half of the lenders. Loans under the agreement bear interest at LIBOR plus an applicable margin of 3.95%. The collateralization facility contains financial covenants including requirements to keep separate and securely maintain the collateral. As cash is received for these pledged assets, it is classified as restricted cash within prepaid and other current assets on our accompanying consolidated balance sheet. Accumulated cash receipts are applied against the principal and interest on a quarterly basis. At December 31, 2019, the Company had $127 million of renewal commissions receivable pledged as collateral.

Additional Information Regarding Fully Repaid Revolving Credit Facility, Term Loan Facilities and Senior Notes

$800 million revolving credit facility

Drawings under the previous $800 million revolving credit facility bore interest at LIBOR plus a margin of 1.25% to 2.00%, or alternatively the base rate plus a margin of 0.25% to 1.00% based upon the Company’s guaranteed senior unsecured long-term debt rating; a 1.375% margin applied while the Company’s debt rating remained BBB/Baa3.

Term loan due December 2019

On January 4, 2016, we acquired a $340 million term loan in connection with the Merger. On November 20, 2015, Towers Watson Delaware Inc. entered into a 4-year amortizing term loan agreement for up to $340 million with a consortium of banks to help fund the pre-Merger special dividend. On December 28, 2015, Towers Watson Delaware Inc. borrowed the full $340 million. During 2018, we prepaid the remaining $127 million outstanding under the term loan with proceeds from the issuance of the 2028 senior notes and 2048 senior notes discussed above.

7-year term loan facility

The 7-year term loan facility, which expired during 2018, bore interest at the same rate applicable to the previous $800 million revolving credit facility and was repayable in quarterly installments of $6 million with a final repayment of $186 million due in the third quarter of 2018. During 2017, we repaid in full and terminated the 7-year term loan with proceeds from borrowings against our $1.25 billion revolving credit facility.

Covenants

The terms of our current financings also include certain limitations. For example, the agreements relating to the debt arrangements and credit facilities generally contain numerous operating and financial covenants, including requirements to maintain minimum ratios of consolidated EBITDA to consolidated cash interest expense and maximum levels of consolidated funded indebtedness in relation to consolidated EBITDA, in each case subject to certain adjustments. The operating restrictions and financial covenants in our current credit facilities do, and any future financing agreements may, limit our ability to finance future operations or capital needs or to engage in other business activities. At December 31, 2019 and 2018, we were in compliance with all financial covenants.

Debt Maturity

The following table summarizes the maturity of our debt, interest on senior notes and excludes any reduction for debt issuance costs:

	2020	2021	2022	2023	2024	Thereafter	Total
Senior notes	$—	$950	$606	$250	$650	$2,825	$5,281
Interest on senior notes	215	188	163	153	132	1,511	2,362
RCF	—	—	—	—	—	—	—
Term loan due 2020	295	—	—	—	—	—	295
Collateralized facility (i)	24	22	17	13	3	—	79

Total	$534	$1,160	$786	$416	$785	$4,336	$8,017

(i)

Consists of the cash obligation outstanding prior to the adjustment to fair value of the facility as part of acquisition accounting for TRANZACT. See Note 3 — Acquisitions and Divestitures for further information.

Interest Expense

The following table shows an analysis of the interest expense for the years ended December 31:

	Years ended December 31,
	2019	2018	2017
Senior notes	$206	$166	$148
Term loans	9	4	8
RCF	8	26	17
Other (i)	11	12	15

Total interest expense	$234	$208	$188

(i)	Other primarily includes debt issuance costs, interest expense on financing leases and accretion on deferred and contingent consideration.

Note 12 — Fair Value Measurements

The Company has categorized its assets and liabilities that are measured at fair value on a recurring and non-recurring basis into a three-level fair value hierarchy, based on the reliability of the inputs used to determine fair value as follows:

•	Level 1: refers to fair values determined based on quoted market prices in active markets for identical assets;

•	Level 2: refers to fair values estimated using observable market-based inputs or unobservable inputs that are corroborated by market data; and

•	Level 3: includes fair values estimated using unobservable inputs that are not corroborated by market data.

The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments:

•	Available-for-sale securities are classified as Level 1 because we use quoted market prices in determining the fair value of these securities.

•

Market values for our derivative instruments have been used to determine the fair values of forward foreign exchange contracts based on estimated amounts the Company would receive or have to pay to terminate the agreements, taking into account observable information about the current foreign currency forward rates. Such financial instruments are classified as Level 2 in the fair value hierarchy.

•

Contingent consideration payable is classified as Level 3, and we estimate fair value based on the likelihood and timing of achieving the relevant milestones of each arrangement, applying a probability assessment to each of the potential outcomes, which at times includes the use of a Monte Carlo simulation, and discounting the probability-weighted payout. Typically, milestones are based on revenue or earnings growth for the acquired business.

The following tables present our assets and liabilities measured at fair value on a recurring basis at December 31, 2019 and December 31, 2018:

		Fair Value Measurements on a Recurring Basis at December 31, 2019
	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Assets:
Available-for-sale securities:
Mutual funds / exchange traded funds	Prepaid and other current assets and other non-current assets	$20	$—	$—	$20
Derivatives:
Derivative financial instruments (i)	Prepaid and other current assets and other non-current assets	$—	$32	$—	$32
Liabilities:
Contingent consideration:
Contingent consideration (ii)	Other current liabilities and other non-current liabilities	$—	$—	$17	$17
Derivatives:
Derivative financial instruments (i)	Other current liabilities and other non-current liabilities	$—	$3	$—	$3

		Fair Value Measurements on a Recurring Basis at December 31, 2018
	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Assets:
Available-for-sale securities:
Mutual funds / exchange traded funds	Prepaid and other current assets and other non-current assets	$18	$—	$—	$18
Derivatives:
Derivative financial instruments (i)	Prepaid and other current assets and other non-current assets	$—	$5	$—	$5
Liabilities:
Contingent consideration:
Contingent consideration (ii)	Other current liabilities and other non-current liabilities	$—	$—	$51	$51
Derivatives:
Derivative financial instruments (i)	Other current liabilities and other non-current liabilities	$—	$17	$—	$17

(i)	See Note 10 — Derivative Financial Instruments for further information on our derivative instruments.
(ii)

Probability weightings are based on our knowledge of the past and planned performance of the acquired entity to which the contingent consideration applies. The weighted-average discount rates used on our material contingent consideration calculations were 10.16% and 9.92% at December 31, 2019 and December 31, 2018, respectively. Using different probability weightings and discount rates could result in an increase or decrease of the contingent consideration payable.

The following table summarizes the change in fair value of the Level 3 liabilities:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	December 31, 2019
Balance at December 31, 2018	$51
Obligations assumed	13
Payments	(45)
Realized and unrealized gains	(3)
Foreign exchange	1

Balance at December 31, 2019	$17

There were no significant transfers between Levels 1, 2 or 3 during the years ended December 31, 2019 and 2018.

Fair value information about financial instruments not measured at fair value

The following tables present our liabilities not measured at fair value on a recurring basis at December 31, 2019 and 2018:

	December 31, 2019		December 31, 2018
	Carrying Value	Fair Value	Carrying Value	Fair Value
Liabilities:
Current debt	$316	$319	$186	$191
Long-term debt	$5,301	$5,694	$4,389	$4,458

The carrying values of our revolving credit facility, collateralized facility and term loan approximate their fair values. The fair values above are not necessarily indicative of the amounts that the Company would realize upon disposition nor do they indicate the Company’s intent or ability to dispose of the financial instruments. The fair values of our respective senior notes are considered Level 2 financial instruments as they are corroborated by observable market data.

Note 13 — Retirement Benefits

Defined Benefit Plans and Post-retirement Welfare Plans

Willis Towers Watson sponsors both qualified and non-qualified defined benefit pension plans and other post-retirement welfare (‘PRW’) plans throughout the world. The majority of our plan assets and obligations are in the U.S. and the U.K. We have also included disclosures related to defined benefit plans in certain other countries, including Canada, France, Germany and Ireland.

Together, these disclosed funded and unfunded plans represent 99% of Willis Towers Watson’s pension and PRW obligations and are disclosed herein.

As part of these obligations, in the U.S., the U.K. and Canada, we have non-qualified plans that provide for the additional pension benefits that would be covered under the qualified plan in the respective country were it not for statutory maximums. The non-qualified plans are unfunded.

The significant plans within each grouping are described below:

United States

Legacy Willis – This plan was frozen in 2009. Approximately one-quarter of the Legacy Willis employees in the United States have a frozen accrued benefit under this plan.

Willis Towers Watson Plan – Substantially all U.S. employees are eligible to participate in this plan. Benefits are provided under a stable value pension plan design. The original stable value design came into effect on January 1, 2012. Plan participants prior to July 1, 2017 earn benefits without having to make employee contributions, and all newly eligible employees after that date are required to contribute 2% of pay on an after-tax basis to participate in the plan.

United Kingdom

Legacy Willis – This plan covers approximately one-third of the Legacy Willis employees in the United Kingdom. The plan is now closed to new entrants.

Legacy Towers Watson – Benefit accruals earned under the Legacy Watson Wyatt defined benefit plan (predominantly pension benefits) ceased on February 28, 2015, although benefits earned prior to January 1, 2008 retain a link to salary until the employee leaves the Company. Benefit accruals earned under the legacy Towers Perrin defined benefit plan (predominantly lump sum benefits) were frozen on March 31, 2008.

Legacy Miller – The plan provides retirement benefits based on members’ salaries at the point at which they ceased to accrue benefits under the scheme.

Other

Canada (Legacy Willis and Legacy Towers Watson) – Participants accrue qualified and non-qualified benefits based on a career-average benefit formula. Additionally, participants can choose to make voluntary contributions to purchase enhancements to their pension.

France (Legacy Gras Savoye) – The mandatory retirement indemnity plan is a termination benefit which provides lump sum benefits at retirement. There is no vesting before the retirement date and the benefit formula is determined through the collective bargaining agreement and the labor code. All employees with permanent employment contracts are eligible.

Germany (Legacy Willis and Legacy Towers Watson) – The defined benefit plans are closed to new entrants and include certain legacy employee populations hired before 2011. These benefits are primarily account-based, with some long-service participants continuing to accrue benefits according to grandfathered final-average-pay formulas.

Ireland (Legacy Willis) – The defined benefit plans provide pension benefits for approximately one-third of legacy Willis employees in Ireland and are closed to new entrants. The Company is currently in consultation with members regarding the closure of the defined benefit plans to future accruals effective from December 31, 2019 and the future service retirement provision being on a defined contribution basis.

Ireland (Legacy Towers Watson) – Benefit accruals earned under the scheme’s defined benefit plan ceased on May 1, 2015. Benefits earned prior to this date retain a link to salary until the employee leaves the Company.

Post-retirement Welfare Plan

We provide certain healthcare and life insurance benefits for retired participants. The principal plan disclosed herein covers participants in the U.S. who have met certain eligibility requirements. This post-retirement benefit plan was primarily unfunded, with the remaining assets being paid out during the year ended December 31, 2019. Retiree medical benefits provided under our U.S. post-retirement benefit plan was closed to new hires effective January 1, 2011. Life insurance benefits under the plan were frozen with respect to service, eligibility and amounts as of January 1, 2012 for active participants.

Amounts Recognized in our Consolidated Financial Statements

The following schedules provide information concerning the defined benefit pension plans and PRW plan as of and for the years ended December 31, 2019 and 2018:

	2019				2018
	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW
Change in Benefit Obligation
Benefit obligation, beginning of year	$4,187	$3,666	$728	$87	$4,476	$4,165	$822	$123
Service cost	65	14	20	1	66	18	21	1
Interest cost	157	93	18	3	140	95	18	4
Employee contributions	15	—	—	6	14	1	—	7
Actuarial losses/(gains)	535	472	88	5	(313)	(176)	(7)	(3)
Settlements	(6)	(8)	(3)	—	(11)	(152)	(26)	—
Curtailments	—	—	—	—	—	—	(20)	—
Benefits paid	(185)	(140)	(26)	(12)	(185)	(96)	(28)	(14)
Plan amendments	—	—	—	—	—	40	—	(31)
Transfers in	—	—	2	—	—	—	1	—
Foreign currency changes	—	162	15	—	—	(229)	(53)	—

Benefit obligation, end of year	$4,768	$4,259	$842	$90	$4,187	$3,666	$728	$87

Change in Plan Assets
Fair value of plan assets, beginning of year	$3,403	$4,402	$486	$1	$3,654	$4,910	$562	$2
Actual return on plan assets	557	561	85	—	(157)	(69)	(9)	—
Employer contributions	89	77	31	5	88	85	22	6
Employee contributions	15	—	—	6	14	1	—	7
Settlements	(6)	(8)	(3)	—	(11)	(152)	(26)	—
Benefits paid	(185)	(140)	(26)	(12)	(185)	(96)	(28)	(14)
Transfers in	—	—	2	—	—	—	1	—
Foreign currency adjustment	—	194	13	—	—	(277)	(36)	—

Fair value of plan assets, end of year	$3,873	$5,086	$588	$—	$3,403	$4,402	$486	$1

Funded status at end of year	$(895)	$827	$(254)	$(90)	$(784)	$736	$(242)	$(86)

Accumulated Benefit Obligation	$4,768	$4,259	$810	$90	$4,187	$3,666	$698	$87
Components on the Consolidated Balance Sheet
Pension benefits assets	$—	$835	$22	$—	$—	$745	$17	$—
Current liability for pension benefits	$(33)	$(1)	$(6)	$(6)	$(49)	$(1)	$(6)	$(5)
Non-current liability for pension benefits	$(862)	$(7)	$(270)	$(84)	$(735)	$(8)	$(253)	$(81)

	$(895)	$827	$(254)	$(90)	$(784)	$736	$(242)	$(86)

For the year ended December 31, 2019, the most significant driver of the increase in benefit obligations for the plans was the higher actuarial losses experienced by all plans coupled with unfavorable foreign exchange effects for the U.K. and Other plans. The pension plans incurred actuarial losses due to a fall in bond yields that resulted in decreases to the discount rates. The actuarial loss in the PRW plan driven by the discount rate reduction was partially offset by gains due to fewer retirees enrolling in medical coverage than had been assumed.

For the year ended December 31, 2018, the benefit obligations reduced primarily from increases in the discount rates for all plans and favorable foreign exchange effects for the U.K. and Other plans. Additionally, for the U.K. and Ireland plans, there were significant lump sum benefits paid from the plans, however the impact of these payments was mitigated in the U.K. by legislation which increased benefits for certain participants. Additionally, in the Netherlands the plan was terminated and liquidated, resulting in a curtailment gain. For the PRW plan, actuarial gains from the increase in the discount rate were partially offset by actuarial losses due to a greater reduction in government reimbursements than had been assumed.

Amounts recognized in accumulated other comprehensive loss as of December 31, 2019 and 2018 consist of:

	2019				2018
	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW
Net actuarial loss	$982	$1,133	$128	$20	$769	$955	$98	$16
Net prior service gain	—	(61)	—	(27)	—	(76)	—	(31)

Accumulated other comprehensive loss/(income)	$982	$1,072	$128	$(7)	$769	$879	$98	$(15)

The following table presents the projected benefit obligation and fair value of plan assets for our plans that have a projected benefit obligation in excess of plan assets as of December 31, 2019 and 2018:

	2019			2018
	U.S.	U.K.	Other	U.S.	U.K.	Other
Projected benefit obligation at end of year	$4,768	$7	$784	$4,187	$9	$672
Fair value of plan assets at end of year	$3,873	$—	$509	$3,403	$—	$413

The following table presents the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for our plans that have an accumulated benefit obligation in excess of plan assets as of December 31, 2019 and 2018.

	2019			2018
	U.S.	U.K.	Other	U.S.	U.K.	Other
Projected benefit obligation at end of year	$4,768	$7	$784	$4,187	$9	$672
Accumulated benefit obligation at end of year	$4,768	$7	$752	$4,187	$9	$642
Fair value of plan assets at end of year	$3,873	$—	$509	$3,403	$—	$413

The components of the net periodic benefit income and other amounts recognized in other comprehensive (income)/loss for the years ended December 31, 2019, 2018 and 2017 for the defined benefit pension and PRW plans are as follows:

	2019				2018				2017
	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW
Components of net periodic benefit (income)/cost:
Service cost	$65	$14	$20	$1	$66	$18	$21	$1	$66	$32	$20	$—
Interest cost	157	93	18	3	140	95	18	4	139	93	17	4
Expected return on plan assets	(254)	(246)	(29)	—	(273)	(298)	(31)	—	(245)	(284)	(30)	—
Amortization of unrecognized prior service credit	—	(16)	—	(4)	—	(19)	—	—	—	(18)	—	—
Amortization of unrecognized actuarial loss	19	21	2	1	11	45	2	—	13	53	2	—
Settlement	—	—	1	—	1	41	2	—	1	37	1	—
Curtailment gain	—	—	—	—	—	—	(16)	—	—	—	—	—

Net periodic benefit (income)/cost	$(13)	$(134)	$12	$1	$(55)	$(118)	$(4)	$5	$(26)	$(87)	$10	$4

Other changes in plan assets and benefit obligations recognized in other comprehensive loss/(income):
Net actuarial loss/(gain)	$232	$157	$32	$5	$117	$191	$13	$(3)	$74	$(4)	$(7)	$14
Amortization of unrecognized actuarial loss	(19)	(21)	(2)	(1)	(11)	(45)	(2)	—	(13)	(53)	(2)	—
Prior service cost/(credit)	—	—	—	—	—	40	—	(31)	—	—	—	—
Amortization of unrecognized prior service credit	—	16	—	4	—	19	—	—	—	18	—	—
Settlement	—	—	(1)	—	(1)	(41)	(2)	—	(1)	(37)	(1)	—
Curtailment gain	—	—	—	—	—	—	16	—	—	—	—	—

Total recognized in other comprehensive loss/(income)	213	152	29	8	105	164	25	(34)	60	(76)	(10)	14

Total recognized in net periodic benefit (income)/cost and other comprehensive loss/(income)	$200	$18	$41	$9	$50	$46	$21	$(29)	$34	$(163)	$—	$18

During the year ended December 31, 2018, the Company terminated its Netherlands-based defined benefit plan, resulting in the recognition of a non-cash curtailment gain of $16 million.

During the years ended December 31, 2018 and 2017, as a result of past changes in U.K. legislation and the low interest rate environment, the amount of transfer payments from the Legacy Willis U.K. pension plan exceeded the plan’s service and interest costs. This triggered settlement accounting which required immediate recognition of a portion of the obligations associated with the plan transfers. Consequently, the Company recognized a non-cash expense of $40 million and $36 million for the years ended December 31, 2018 and 2017, respectively.

Assumptions Used in the Valuations of the Defined Benefit Pension Plans and PRW Plan

The determination of the Company’s obligations and annual expense under the plans is based on a number of assumptions that, given the longevity of the plans, are long-term in focus. A change in one or a combination of these assumptions could have a material impact on our projected benefit obligation. However, certain of these changes, such as changes in the discount rate and actuarial assumptions, are not recognized immediately in net income, but are instead recorded in other comprehensive income. The accumulated gains and losses not yet recognized in net income are amortized into net income as a component of the net periodic benefit cost/(income) generally based on the average working life expectancy of each of the plan’s active participants to the extent that the net gains or losses as of the beginning of the year exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation. The average remaining service period of participants for the PRW plan is approximately 8.9 years.

The Company considers several factors prior to the start of each fiscal year when determining the appropriate annual assumptions, including economic forecasts, relevant benchmarks, historical trends, portfolio composition and peer company comparisons. These assumptions, used to determine our pension liabilities and pension expense, are reviewed annually by senior management and changed when appropriate. A discount rate will be changed annually if underlying rates have moved, whereas an expected long-term return on assets will be changed less frequently as longer-term trends in asset returns emerge or long-term target asset allocations are revised. To calculate the discount rate, we use the granular approach to determining service and interest costs. The expected rate of return assumptions for all plans are supported by an analysis of the weighted-average yield expected to be achieved based upon the anticipated makeup of the plans’ investments. Other material assumptions include rates of participant mortality, and the expected long-term rate of compensation and pension increases.

The following assumptions were used in the valuations of Willis Towers Watson’s defined benefit pension plans and PRW plan. The assumptions presented for the U.S. plans represent the weighted-average of rates for all U.S. plans. The assumptions presented for the U.K. plans represent the weighted-average of rates for the U.K. plans. The assumptions presented for the Other plans represent the weighted-average of rates for the Canada, France, Germany, Ireland, and Netherlands plans. The Netherlands plan is excluded from the 2019 and 2018 disclosures due to the plan termination during 2018.

The assumptions used to determine net periodic benefit cost for the fiscal years ended December 31, 2019, 2018 and 2017 were as follows:

	Years ended December 31,
	2019				2018				2017
	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW
Discount rate—PBO	4.2%	2.8%	2.8%	4.2%	3.6%	2.6%	2.6%	3.5%	4.0%	2.6%	2.7%	4.0%
Discount rate—service cost	4.3%	2.9%	3.0%	4.2%	3.5%	2.7%	2.9%	3.5%	3.9%	2.6%	3.0%	3.9%
Discount rate—interest cost on service cost	3.8%	2.8%	2.9%	3.9%	3.1%	2.5%	2.7%	3.2%	3.2%	2.4%	2.8%	3.5%
Discount rate—interest cost on PBO	3.9%	2.6%	2.5%	3.9%	3.2%	2.3%	2.3%	3.1%	3.4%	2.3%	2.3%	3.3%
Expected long-term rate of return on assets	7.6%	5.6%	6.0%	2.0%	7.6%	6.2%	5.7%	2.0%	7.6%	6.3%	6.1%	2.0%
Rate of increase in compensation levels	4.3%	3.0%	2.3%	N/A	4.3%	3.0%	2.3%	N/A	4.3%	3.2%	2.3%	N/A
Healthcare cost trend
Initial rate				6.0%				6.5%				7.0%
Ultimate rate				5.0%				5.0%				5.0%
Year reaching ultimate rate				2022				2022				2022

The following tables present the assumptions used in the valuation to determine the projected benefit obligation for the fiscal years ended December 31, 2019 and 2018:

	December 31, 2019				December 31, 2018
	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW
Discount rate	3.3%	2.0%	2.1%	3.2%	4.2%	2.8%	2.8%	4.2%
Rate of increase in compensation levels	4.3%	3.0%	2.3%	N/A	4.3%	3.0%	2.3%	N/A

The expected return on plan assets was determined on the basis of the weighted-average of the expected future returns of the various asset classes, using the target allocations shown below. The Company’s pension plan asset target allocations as of December 31, 2019 were as follows:

	U.S.		U.K.			Canada	Germany	Ireland
Asset Category	Willis	Willis Towers Watson	Willis	Towers Watson	Miller	Towers Watson	Towers Watson	Willis	Towers Watson
Equity securities	30%	23%	18%	4%	19%	40%	35%	30%	40%
Debt securities	33%	33%	64%	23%	21%	50%	60%	29%	30%
Real estate	11%	6%	—%	1%	—%	5%	—%	3%	—%
Other	26%	38%	18%	72%	60%	5%	5%	38%	30%

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%

The Legacy Willis plan in Germany is invested in insurance contracts. Consequently, the asset allocations of the plans are managed by the respective insurer. The Legacy Gras Savoye plan in France is unfunded.

Our investment strategy is designed to generate returns that will reduce the interest rate risk inherent in each of the plan’s benefit obligations and enable the plans to meet their future obligations. The precise amount for which these obligations will be settled depends on future events, including the life expectancy of the plan participants and salary inflation. The obligations are estimated using actuarial assumptions based on the current economic environment.

Each pension plan seeks to achieve total returns sufficient to meet expected future obligations when considered in conjunction with expected future contributions and prudent levels of investment risk and diversification. Each plan’s targeted asset allocation is generally determined through a plan-specific asset-liability modeling study. These comprehensive studies provide an evaluation of the projected status of asset and benefit obligation measures for each plan under a range of both positive and negative factors. The studies include a number of different asset mixes, spanning a range of diversification and potential equity exposures.

In evaluating the strategic asset allocation choices, an emphasis is placed on the long-term characteristics of each individual asset class, such as expected return, volatility of returns and correlations with other asset classes within the portfolios. Consideration is also given to the proper long-term level of risk for each plan, the impact of the volatility and magnitude of plan contributions and costs, and the impact that certain actuarial techniques may have on the plan’s recognition of investment experience.

We monitor investment performance and portfolio characteristics on a quarterly basis to ensure that managers are meeting expectations with respect to their investment approach. There are also various restrictions and controls placed on managers, including prohibition from investing in our stock.

Fair Value of Plan Assets

The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value:

•	Level 1: refers to fair values determined based on quoted market prices in active markets for identical assets;

•	Level 2: refers to fair values estimated using observable market-based inputs or unobservable inputs that are corroborated by market data; and

•	Level 3: includes fair values estimated using unobservable inputs that are not corroborated by market data.

The fair values of our U.S. plan assets by asset category at December 31, 2019 and 2018 are as follows:

	December 31, 2019				December 31, 2018
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset category:
Cash (i)	$172	$—	$—	$172	$6	$—	$—	$6
Short-term securities	—	99	—	99	—	78	—	78
Equity securities	—	—	—	—	156	—	—	156
Government bonds	4	—	—	4	2	—	—	2
Corporate bonds	—	—	—	—	—	354	—	354
Pooled / commingled funds	—	—	—	2,033	—	—	—	1,467
Private equity	—	—	—	487	—	—	—	357
Hedge funds	—	—	—	1,084	—	—	—	984

Total assets	$176	$99	$—	$3,879	$164	$432	$—	$3,404

(i)	At December 31, 2019, consists primarily of cash on deposit with the managers of the hedge funds due to the timing of purchases of units in the funds.

The fair values of our U.K. plan assets by asset category at December 31, 2019 and 2018 are as follows:

	December 31, 2019				December 31, 2018
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset category:
Cash	$253	$—	$—	$253	$229	$—	$—	$229
Government bonds	1,865	—	—	1,865	1,804	—	—	1,804
Corporate bonds	—	741	—	741	—	297	—	297
Other fixed income	—	350	—	350	—	248	—	248
Pooled / commingled funds	—	—	—	1,828	—	—	—	934
Mutual funds	—	—	—	34	—	—	—	16
Private equity	—	—	—	34	—	—	—	33
Derivatives	—	246	—	246	—	96	—	96
Real estate	—	—	—	161	—	—	—	184
Hedge funds	—	—	—	54	—	—	—	1,232

Total assets	$2,118	$1,337	$—	$5,566	$2,033	$641	$—	$5,073

Liability category:
Repurchase agreements	—	480	—	480	—	684	—	684

Net assets/(liabilities)	$2,118	$857	$—	$5,086	$2,033	$(43)	$—	$4,389

The fair values of our Other plan assets by asset category at December 31, 2019 and 2018 are as follows:

	December 31, 2019				December 31, 2018
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset category:
Cash	$2	$—	$—	$2	$1	$—	$—	$1
Pooled / commingled funds	—	—	—	444	—	—	—	294
Mutual funds	—	—	—	106	—	—	—	185
Hedge funds	—	—	—	34	—	—	—	4
Insurance contracts	—	—	2	2	—	—	2	2

Total assets	$2	$—	$2	$588	$1	$—	$2	$486

Our PRW plan invested only in short-term investments and mutual funds and is not included within this fair value hierarchy table for the year ended December 31, 2018. These assets were fully paid out during the year ended December 31, 2019.

We evaluate the need to transfer between levels based upon the nature of the financial instrument and size of the transfer relative to the total net assets of the plans. There were no significant transfers between Levels 1, 2 or 3 in the fiscal years ended December 31, 2019 and 2018.

In accordance with Subtopic 820-10, Fair Value Measurement and Disclosures, certain investments that are measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in these tables are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statements of net assets.

Following is a description of the valuation methodologies used for investments at fair value:

Short-term securities: Valued at the net value of shares held by the Company at year end as reported by the sponsor of the funds.

Equity securities and mutual funds: Valued at the closing price reported on the active market on which the individual securities are traded. Exchange-traded mutual funds are included as Level 1 above.

Government bonds: Valued at the closing price reported in the active market in which the bond is traded.

Corporate bonds: Valued using pricing models maximizing the use of observable inputs for similar securities. This includes basing values on yields currently available on comparable securities of issuers with similar credit ratings.

Other fixed income: Foreign and municipal bonds are valued using pricing models maximizing the use of observable inputs for similar securities.

Pooled / commingled funds and mutual funds: Valued at the net value of shares held by the Company at year end as reported by the manager of the funds. These funds are not exchange-traded and are not reported by level in the tables above.

Derivative investments: Valued at the closing level of the relevant index or security and interest accrual through the valuation date.

Private equity funds, real estate funds, hedge funds: The fair values for these investments are estimated based on the net asset values derived from the latest audited financial statements or most recent capital account statements provided by the private equity fund’s investment manager or third-party administrator.

Insurance contracts: The fair values are determined using model-based techniques that include option-pricing models, discounted cash flow models and similar techniques.

Repurchase agreements: Valued as the repurchase obligation which includes an interest rate linked to the underlying fixed interest government bond portfolio. These agreements are short-term in nature (less than one year) and were entered into for the purpose of purchasing additional government bonds.

The following table reconciles the net plan investments to the total fair value of the plan assets:

	December 31,
	2019	2018
Net assets held in investments	$9,553	$8,279
PRW plan assets	—	1
Net (payable)/receivable for investments purchased	(7)	(1)
Dividend and interest receivable	1	1
Other adjustments	—	12

Fair value of plan assets	$9,547	$8,292

Level 3 investments

As a result of the inherent limitations related to the valuations of the Level 3 investments, due to the unobservable inputs of the underlying funds, the estimated fair values may differ significantly from the values that would have been used had a market for those investments existed.

The following table sets forth a summary of changes in the fair value of the plans’ Level 3 assets for the fiscal year ended December 31, 2019:

Level 3 Roll Forward
Beginning balance at December 31, 2018	$2
Foreign exchange	—

Ending balance at December 31, 2019	$2

Contributions and Benefit Payments

Funding is based on actuarially-determined contributions and is limited to amounts that are currently deductible for tax purposes. Since funding calculations are based on different measurements than those used for accounting purposes, pension contributions are not equal to net periodic pension costs.

The following table sets forth our projected pension contributions to our qualified plans for fiscal year 2020, as well as the pension contributions to our qualified plans in fiscal years 2019 and 2018:

	2020 (Projected)	2019 (Actual)	2018 (Actual)
U.S.	$60	$60	$50
U.K.	$80	$76	$84
Other	$23	$22	$14

Expected benefit payments from our defined benefit pension plans to current plan participants, including the effects of their expected future service, as appropriate, are as follows:

	Benefit Payments
Fiscal Year	U.S.	U.K.	Other	PRW	Total
2020	$234	$116	$27	$10	$387
2021	264	119	24	10	417
2022	252	121	27	11	411
2023	260	129	28	11	428
2024	268	138	30	11	447
Years 2025 – 2029	1,375	768	171	60	2,374

	$2,653	$1,391	$307	$113	$4,464

Defined Contribution Plans

We have defined contribution plans covering eligible employees in many countries. The most significant plans are in the U.S. and U.K. and are described here.

We have a U.S. defined contribution plan (the ‘Plan’) covering all eligible employees of Willis Towers Watson. The Plan allows participants to make pre-tax and Roth after-tax contributions and the Company provides a 100% match on the first 1% of employee contributions and a 50% match on the next 5% of employee contributions. Employees vest in the Company match upon 2 years of service. All investment assets of the plan are held in a trust account administered by independent trustees.

The Legacy Towers Watson U.K. pension plan has a money purchase component to which we make core contributions plus additional contributions matching those of the participants up to a maximum rate. Contribution rates depend on the age of the participant and whether or not they arise from salary sacrifice arrangements through which the participant has elected to receive a pension contribution in lieu of additional salary. Effective January 1, 2019, the Company provides a defined contribution plan as part of a master trust, for which we also make core contributions plus additional contributions matching those of the participants up to a maximum rate.

The Legacy Willis U.K. pension plan has a money purchase component to which we make core contributions plus additional contributions matching those of the participants up to a maximum rate. Contribution rates may arise from salary sacrifice arrangements through which the participant has elected to receive a pension contribution in lieu of additional salary.

We had defined contribution plan expense for the years ended December 31, 2019, 2018 and 2017 amounting to $150 million, $150 million and $154 million, respectively.

Note 14 — Leases

On January 1, 2019, the Company adopted ASC 842. The adoption of this new guidance had a significant impact to the amounts and classifications of certain lease-related balances within our consolidated financial statements and accompanying note disclosures. The Company adopted the standard using the modified retrospective approach whereby it recognized a transition adjustment at the effective date of ASC 842, January 1, 2019, rather than at the beginning of the earliest comparative period presented. The adoption of ASC 842 resulted in no adjustment to retained earnings and an additional $1.2 billion of lease liabilities and $1.0 billion of right-of-use (‘ROU’) assets being recognized at January 1, 2019. The initial ROU assets are less than the initial lease liabilities because all operating lease-related balances recognized under previous guidance and reflected on our consolidated balance sheet as of December 31, 2018, such as deferred rent accruals and lease-related intangibles, were reclassified on January 1, 2019 as either an addition or a reduction to the opening ROU asset balance in accordance with the new guidance. We reflected additional deferred tax assets of $190 million and deferred tax liabilities of $190 million on the gross lease liabilities and gross ROU assets, respectively (prior to the netting of the historic balances). Existing deferred taxes on operating lease-related balances have been reclassified as either an addition or a reduction to the net deferred tax liabilities related to the ROU assets, and these amounts are not included in any of the above values.

We assessed the transition practical expedients available under the guidance and, in addition to selecting the modified retrospective transition approach as noted above, we made the following elections:

•

Practical expedient package – We elected this package, and therefore did not reassess lease classifications for our existing or expired leases, whether any existing or expired contracts contain a lease, or our treatment of any initial direct costs.

•	Hindsight practical expedient – As permitted under the transition rules, the Company did not revisit its estimate of lease terms upon transition to ASC 842.

•

Short-term lease exemption – We elected this exemption, and therefore did not recognize any right-of-use assets or liabilities for short-term leases (generally defined as having a term of 12 months or less) on our consolidated balance sheet.

•

Separation of lease and non-lease components – We elected the practical expedient to not separate the cash flows associated with lease and non-lease components in our property lease accounting and resulting amounts recorded in our consolidated financial statements.

The following table presents amounts recorded on our consolidated balance sheet at December 31, 2019, classified as either operating or finance leases. Operating leases are presented separately on our consolidated balance sheet. For the finance leases, the ROU assets are included in fixed assets, net, and the liabilities are classified within other current liabilities or other non-current liabilities.

	Operating Leases	Finance Leases	Total Leases
Right-of-use assets	$968	$10	$978
Current lease liabilities	164	3	167
Long-term lease liabilities	964	22	986

The following table presents amounts recorded on our consolidated statement of comprehensive income for the year ended December 31, 2019:

Year Ended December 31, 2019
Finance lease cost:
Amortization of right-of-use assets	$2
Interest on lease liabilities	3
Operating lease cost	191
Short-term lease cost	2
Variable lease cost	51
Sublease income	(16)

Total lease cost, net	$233

The total lease cost is recognized in different locations in our consolidated statement of comprehensive income. Amortization of the finance lease ROU assets is included in depreciation, while the interest cost component of these finance leases is included in interest expense. All other costs are included in other operating expenses. The Company had rent expense for the years ended December 31, 2018 and 2017 of $243 million and $261 million, respectively, net of sublease income, related to operating leases classified within other operating expenses on our consolidated statement of comprehensive income.

Cash paid for amounts included in the measurement of lease liabilities for the year ended December 31, 2019, as well as their location in the consolidated statement of cash flows, is as follows:

Year Ended December 31, 2019
Cash flows from operating activities:
Operating leases	$205
Finance leases	3
Cash flows used in financing activities:
Finance leases	2

Total lease payments	$210

Non-cash additions to our operating lease ROU assets were $124 million during the year ended December 31, 2019, $19 million of which arose from the acquisition of TRANZACT (see Note 3 – Acquisitions and Divestitures) and $71 million arose from modifications to existing leases.

Our operating and finance leases have the following weighted-average terms and discount rates as of December 31, 2019:

	Operating Leases	Finance Leases
Weighted-average term (in years)	8.8	6.0
Weighted-average discount rate	3.6%	12.9%

The maturity of our lease liabilities on an undiscounted basis, including a reconciliation to the total lease liabilities reported on the consolidated balance sheet as of December 31, 2019, is as follows:

	Operating Leases	Finance Leases	Total Leases
2020	$192	$6	$198
2021	172	6	178
2022	156	6	162
2023	146	6	152
2024	130	6	136
Thereafter	524	7	531

Total future lease payments	1,320	37	1,357
Interest	(192)	(12)	(204)

Total lease liabilities	$1,128	$25	$1,153

Prior to the adoption of ASC 842, on December 31, 2018, the maturity of our operating and finance leases on an undiscounted basis was as follows:

	Operating Leases	Finance Leases	Total Leases
2019	$197	$5	$202
2020	180	6	186
2021	159	6	165
2022	142	6	148
2023	131	6	137
Thereafter	542	14	556

Total future lease payments	1,351	43	1,394
Interest	(202)	(14)	(216)

Total lease liabilities	$1,149	$29	$1,178

Note 15 — Commitments and Contingencies

Guarantees

Guarantees issued by certain of Willis Towers Watson’s subsidiaries with respect to the senior notes and credit facilities are discussed in Note 11 — Debt and Note 23 — Financial Information for Issuers and Other Guarantor Subsidiaries.

Certain of Willis Towers Watson’s subsidiaries have given the landlords of some leasehold properties occupied by the Company in the U.K. and the U.S. guarantees with respect to the performance of the lease obligations of the subsidiary holding the lease. The operating lease obligations subject to such guarantees amounted to $536 million and $570 million at December 31, 2019 and 2018, respectively. The capital lease obligations subject to such guarantees amounted to $6 million and $7 million at December 31, 2019 and 2018, respectively.

Acquisition liabilities

The Company has deferred and contingent consideration due to be paid on existing acquisitions until 2021 totaling $38 million at December 31, 2019. Total deferred and contingent consideration paid during the year ended December 31, 2019 was $57 million.

Other contractual obligations

For certain subsidiaries and associates, the Company has the right to purchase shares (a call option) from co-shareholders at various dates in the future. In addition, the co-shareholders of certain subsidiaries and associates have the right to sell their shares (a put option) to the Company at various dates in the future. Generally, the exercise price of such put options and call options is formula-based (using revenue and earnings) and is designed to reflect fair value. Based on current projections of profitability and exchange rates, and assuming the put options are exercised, the potential amount payable from these options is not expected to exceed $38 million.

Additionally, the Company has capital commitments with Trident V Parallel Fund, LP, an investment fund managed by Stone Point Capital, and Dowling Capital Partners I, LP. At December 31, 2019, the Company is obligated to make capital contributions of approximately $2 million, collectively, to these funds.

Indemnification Agreements

Willis Towers Watson has various agreements which provide that it may be obligated to indemnify the other party to the agreement with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of business and in connection with the purchase and sale of certain businesses. Although it is not possible to predict the maximum potential amount of future payments that may become due under these indemnification agreements because of the conditional nature of the Company’s obligations and the unique facts of each particular agreement, we do not believe that any potential liability that may arise from such indemnity provisions is probable or material.

Legal Proceedings

In the ordinary course of business, the Company is subject to various actual and potential claims, lawsuits and other proceedings. Some of the claims, lawsuits and other proceedings seek damages in amounts which could, if assessed, be significant. We do not expect the impact of claims or demands not described below to be material to the Company’s consolidated financial statements. The Company also receives subpoenas in the ordinary course of business and, from time to time, receives requests for information in connection with governmental investigations.

Errors and omissions claims, lawsuits, and other proceedings arising in the ordinary course of business are covered in part by professional indemnity or other appropriate insurance. The terms of this insurance vary by policy year. Regarding self-insured risks, the Company has established provisions which are believed to be adequate in light of current information and legal advice, or, in certain cases, where a range of loss exists, the Company accrues the minimum amount in the range if no amount within the range is a better estimate than any other amount. The Company adjusts such provisions from time to time according to developments. See Note 16 — Supplementary Information for Certain Balance Sheet Accounts for the amounts accrued at December 31, 2019 and 2018 in the consolidated balance sheets.

On the basis of current information, the Company does not expect that the actual claims, lawsuits and other proceedings to which it is subject, or potential claims, lawsuits, and other proceedings relating to matters of which it is aware, will ultimately have a material adverse effect on its financial condition, results of operations or liquidity. Nonetheless, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation and disputes with insurance companies, it is possible that an adverse outcome or settlement in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows in particular quarterly or annual periods. In addition, given the early stages of some litigation or regulatory proceedings described below, it may not be possible to predict their outcomes or resolutions, and it is possible that any one or more of these events may have a material adverse effect on the Company.

The Company provides for contingent liabilities based on ASC 450, Contingencies, when it is determined that a liability, inclusive of defense costs, is probable and reasonably estimable. The contingent liabilities recorded are primarily developed actuarially. Litigation is subject to many factors which are difficult to predict so there can be no assurance that in the event of a material unfavorable result in one or more claims, we will not incur material costs.

Merger-Related Securities Litigation

On November 21, 2017, a purported former stockholder of Legacy Towers Watson filed a putative class action complaint on behalf of a putative class consisting of all Legacy Towers Watson stockholders as of October 2, 2015 against the Company, Legacy Towers Watson, Legacy Willis, ValueAct Capital Management (‘ValueAct’), and certain current and former directors and officers of Legacy Towers Watson and Legacy Willis (John Haley, Dominic Casserley, and Jeffrey Ubben), in the United States District Court for the Eastern District of Virginia. The complaint asserted claims against certain defendants under Section 14(a) of the Securities Exchange Act of 1934 (the ‘Exchange Act’) for allegedly false and misleading statements in the proxy statement for the Merger; and against other defendants under Section 20(a) of the Exchange Act for alleged ‘control person’ liability with respect to such allegedly false and misleading statements. The complaint further contended that the allegedly false and misleading statements caused stockholders of Legacy Towers Watson to accept inadequate Merger consideration. The complaint sought damages in an unspecified amount. On February 20, 2018, the court appointed the Regents of the University of California (‘Regents’) as Lead Plaintiff and Bernstein Litowitz Berger & Grossman LLP (‘Bernstein’) as Lead Counsel for the putative class, consolidated all subsequently filed, removed, or transferred actions, and captioned the consolidated action ‘In re Willis Towers Watson plc Proxy Litigation,’ Master File No. 1:17-cv-1338-AJT-JFA. On March 9, 2018, Lead Plaintiff filed an Amended Complaint. On April 13, 2018, the defendants filed motions to dismiss the Amended Complaint, and, on July 11, 2018, following briefing and argument, the court granted the motions and dismissed the Amended Complaint in its entirety. On July 30, 2018, Lead Plaintiff filed a notice of appeal from the court’s July 11, 2018 dismissal order to the United States Court of Appeals for the Fourth Circuit, and, on December 6, 2018, the parties completed briefing on the appeal. On May 8, 2019, the parties argued the appeal, and on August 30, 2019, the Fourth Circuit vacated the dismissal order and remanded the case to the Eastern District of Virginia for further proceedings consistent with its decision. On September 13, 2019, the defendants filed a petition for rehearing by the Fourth Circuit en banc, which the Fourth Circuit denied on September 27, 2019. On November 8, 2019, the defendants filed renewed motions to dismiss in the Eastern District of Virginia based upon certain arguments that were advanced in their original motions to dismiss, but undecided by both the district court and the Fourth Circuit. On December 18, 2019, the parties completed briefing on the defendants’ renewed motions, and, on December 20, 2019, the court heard argument on the motions. On January 31, 2020, the court denied the motions.

On February 27, 2018 and March 8, 2018, two additional purported former stockholders of Legacy Towers Watson, City of Fort Myers General Employees’ Pension Fund (‘Fort Myers’) and Alaska Laborers-Employers Retirement Trust (‘Alaska’), filed putative class action complaints on behalf of a putative class of Legacy Towers Watson stockholders against the former members of the Legacy Towers Watson board of directors, Legacy Towers Watson, Legacy Willis and ValueAct, in the Delaware Court of Chancery, captioned City of Fort Myers General Employees’ Pension Fund v. Towers Watson & Co., et al., C.A. No. 2018-0132, and Alaska Laborers-Employers Retirement Trust v. Victor F. Ganzi, et al., C.A. No. 2018-0155, respectively. Based on similar allegations as the Eastern District of Virginia action described above, the complaints assert claims against the former directors of Legacy Towers Watson for breach of fiduciary duty and against Legacy Willis and ValueAct for aiding and abetting breach of fiduciary duty.

On March 9, 2018, Regents filed a putative class action complaint on behalf of a putative class of Legacy Towers Watson stockholders against the Company, Legacy Willis, ValueAct, and Messrs. Haley, Casserley, and Ubben, in the Delaware Court of Chancery, captioned The Regents of the University of California v. John J. Haley, et al., C.A. No. 2018-0166. Based on similar allegations as the Eastern District of Virginia action described above, the complaint asserts claims against Mr. Haley for breach of fiduciary duty and against all other defendants for aiding and abetting breach of fiduciary duty. Also on March 9, 2018, Regents filed a motion for consolidation of all pending and subsequently filed Delaware Court of Chancery actions, and for appointment as Lead Plaintiff and for the appointment of Bernstein as Lead Counsel for the putative class. On March 29, 2018, Fort Myers and Alaska responded to Regents’ motion and cross-moved for appointment as Co-Lead Plaintiffs and for the appointment of their counsel, Grant & Eisenhofer P.A. and Kessler Topaz Meltzer & Check, LLP as Co-Lead Counsel. On April 2, 2018, the court consolidated the Delaware Court of Chancery actions and all related actions subsequently filed in or transferred to the Delaware Court of Chancery. On June 5, 2018, the court denied Regents’ motion for appointment of Lead Plaintiff and Lead Counsel and granted Fort Myers’ and Alaska’s cross-motion. On June 20, 2018, Fort Myers and Alaska designated the complaint previously filed by Alaska (the ‘Alaska Complaint’) as the operative complaint in the consolidated action. On September 14, 2018, the defendants filed motions to dismiss the Alaska Complaint. On October 31, 2018, Fort Myers and Alaska filed an amended complaint, which, based on similar allegations, asserts claims against the former directors of legacy Towers Watson for breach of fiduciary duty and against ValueAct and Mr. Ubben for aiding and abetting breach of fiduciary duty. On January 11, 2019, the defendants filed motions to dismiss the amended complaint, and on March 29, 2019, the parties completed briefing on the motions. The court heard argument on the motions on April 11, 2019 and, on July 25, 2019, dismissed the amended complaint in its entirety. On August 22, 2019, Fort Myers and Alaska filed a notice of appeal from the court’s July 25, 2019 dismissal order to the Supreme Court of the State of Delaware. On November 22, 2019, the parties completed briefing on the appeal, which will be argued during the Supreme Court’s April 2020 Session.

On October 18, 2018, three additional purported former stockholders of Legacy Towers Watson, Naya Master Fund LP, Naya 174 Fund Limited and Naya Lincoln Park Master Fund Limited (collectively, ‘Naya’), filed a complaint against the Company, Legacy Towers Watson, Legacy Willis and John Haley, in the Supreme Court of the State of New York, County of New York, captioned Naya Master Fund LP, et al. v. John J. Haley, et al., Index No. 654968/2018. Based on similar allegations as the Eastern District of Virginia and Delaware actions described above, the complaint asserts claims for common law fraud and negligent misrepresentation. On December 18, 2018, the defendants filed a motion to dismiss the complaint, and on March 21, 2019, the parties completed briefing on the motion. On April 23, 2019, the parties filed a Stipulation and Proposed Order Voluntarily Discontinuing Action providing for the dismissal of the action with prejudice, which the court entered on April 29, 2019.

The defendants dispute the allegations in these actions and intend to defend the lawsuits vigorously. Given the stage of the proceedings, the Company is unable to provide an estimate of the reasonably possible loss or range of loss in respect of the complaints.

Stanford Financial Group

The Company has been named as a defendant in 15 similar lawsuits relating to the collapse of The Stanford Financial Group (‘Stanford’), for which Willis of Colorado, Inc. acted as broker of record on certain lines of insurance. The complaints in these actions generally allege that the defendants actively and materially aided Stanford’s alleged fraud by providing Stanford with certain letters regarding coverage that they knew would be used to help retain or attract actual or prospective Stanford client investors. The complaints further allege that these letters, which contain statements about Stanford and the insurance policies that the defendants placed for Stanford, contained untruths and omitted material facts and were drafted in this manner to help Stanford promote and sell its allegedly fraudulent certificates of deposit.

The 15 actions are as follows:

•

Troice, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:9-CV-1274-N, was filed on July 2, 2009 in the U.S. District Court for the Northern District of Texas against Willis Group Holdings plc, Willis of Colorado, Inc. and a Willis associate, among others. On April 1, 2011, plaintiffs filed the operative Third Amended Class Action Complaint individually and on behalf of a putative, worldwide class of Stanford investors, adding Willis Limited as a defendant and alleging claims under Texas statutory and common law and seeking damages in excess of $1 billion, punitive damages and costs. On May 2, 2011, the defendants filed motions to dismiss the Third Amended Class Action Complaint, arguing, inter alia, that the plaintiffs’ claims are precluded by the Securities Litigation Uniform Standards Act of 1998 (‘SLUSA’).

On May 10, 2011, the court presiding over the Stanford-related actions in the Northern District of Texas entered an order providing that it would consider the applicability of SLUSA to the Stanford-related actions based on the decision in a separate Stanford action not involving a Willis entity, Roland v. Green, Civil Action No. 3:10-CV-0224-N (‘Roland’). On August 31, 2011, the court issued its decision in Roland, dismissing that action with prejudice under SLUSA.

On October 27, 2011, the court in Troice entered an order (i) dismissing with prejudice those claims asserted in the Third Amended Class Action Complaint on a class basis on the grounds set forth in the Roland decision discussed above and (ii) dismissing without prejudice those claims asserted in the Third Amended Class Action Complaint on an individual basis. Also on October 27, 2011, the court entered a final judgment in the action.

On October 28, 2011, the plaintiffs in Troice filed a notice of appeal to the U.S. Court of Appeals for the Fifth Circuit. Subsequently, Troice, Roland and a third action captioned Troice, et al. v. Proskauer Rose LLP, Civil Action No. 3:09-CV-01600-N, which also was dismissed on the grounds set forth in the Roland decision discussed above and on appeal to the U.S. Court of Appeals for the Fifth Circuit, were consolidated for purposes of briefing and oral argument. Following the completion of briefing and oral argument, on March 19, 2012, the Fifth Circuit reversed and remanded the actions. On April 2, 2012, the defendants-appellees filed petitions for rehearing en banc. On April 19, 2012, the petitions for rehearing en banc were denied. On July 18, 2012, defendants-appellees filed a petition for writ of certiorari with the United States Supreme Court regarding the Fifth Circuit’s reversal in Troice. On January 18, 2013, the Supreme Court granted our petition. Opening briefs were filed on May 3, 2013 and the Supreme Court heard oral argument on October 7, 2013. On February 26, 2014, the Supreme Court affirmed the Fifth Circuit’s decision.

On March 19, 2014, the plaintiffs in Troice filed a Motion to Defer Resolution of Motions to Dismiss, to Compel Rule 26(f) Conference and For Entry of Scheduling Order.

On March 25, 2014, the parties in Troice and the Janvey, et al. v. Willis of Colorado, Inc., et al. action discussed below stipulated to the consolidation of the two actions for pre-trial purposes under Rule 42(a) of the Federal Rules of Civil Procedure. On March 28, 2014, the Court ‘so ordered’ that stipulation and, thus, consolidated Troice and Janvey for pre-trial purposes under Rule 42(a).

On September 16, 2014, the court (a) denied the plaintiffs’ request to defer resolution of the defendants’ motions to dismiss, but granted the plaintiffs’ request to enter a scheduling order; (b) requested the submission of supplemental briefing by all parties on the defendants’ motions to dismiss, which the parties submitted on September 30, 2014; and (c) entered an order setting a schedule for briefing and discovery regarding plaintiffs’ motion for class certification, which schedule, among other things, provided for the submission of the plaintiffs’ motion for class certification (following the completion of briefing and discovery) on April 20, 2015.

On December 15, 2014, the court granted in part and denied in part the defendants’ motions to dismiss. On January 30, 2015, the defendants except Willis Group Holdings plc answered the Third Amended Class Action Complaint.

On April 20, 2015, the plaintiffs filed their motion for class certification, the defendants filed their opposition to plaintiffs’ motion, and the plaintiffs filed their reply in further support of the motion. Pursuant to an agreed stipulation also filed with the court on April 20, 2015, the defendants on June 4, 2015 filed sur-replies in further opposition to the motion. The Court has not yet scheduled a hearing on the motion.

On June 19, 2015, Willis Group Holdings plc filed a motion to dismiss the complaint for lack of personal jurisdiction. On November 17, 2015, Willis Group Holdings plc withdrew the motion.

On March 31, 2016, the parties in the Troice and Janvey actions entered into a settlement in principle that is described in more detail below.

•

Ranni v. Willis of Colorado, Inc., et al., C.A. No. 9-22085, was filed on July 17, 2009 against Willis Group Holdings plc and Willis of Colorado, Inc. in the U.S. District Court for the Southern District of Florida. The complaint was filed on behalf of a putative class of Venezuelan and other South American Stanford investors and alleges claims under Section 10(b) of the Securities Exchange Act of 1934 (and Rule 10b-5 thereunder) and Florida statutory and common law and seeks damages in an amount to be determined at trial. On October 6, 2009, Ranni was transferred, for consolidation or coordination with other Stanford-related actions (including Troice), to the Northern District of Texas by the U.S. Judicial Panel on Multidistrict Litigation (the ‘JPML’). The defendants have not yet responded to the complaint in Ranni. On August 26, 2014, the plaintiff filed a notice of voluntary dismissal of the action without prejudice.

•

Canabal, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:9-CV-1474-D, was filed on August 6, 2009 against Willis Group Holdings plc, Willis of Colorado, Inc. and the same Willis associate named as a defendant in Troice, among others, also in the Northern District of Texas. The complaint was filed individually and on behalf of a putative class of Venezuelan Stanford investors, alleged claims under Texas statutory and common law and sought damages in excess of $1 billion, punitive damages, attorneys’ fees and costs. On December 18, 2009, the parties in Troice and Canabal stipulated to the consolidation of those actions (under the Troice civil action number), and, on December 31, 2009, the plaintiffs in Canabal filed a notice of dismissal, dismissing the action without prejudice.

•

Rupert, et al. v. Winter, et al., Case No. 2009C115137, was filed on September 14, 2009 on behalf of 97 Stanford investors against Willis Group Holdings plc, Willis of Colorado, Inc. and the same Willis associate, among others, in Texas state court (Bexar County). The complaint alleges claims under the Securities Act of 1933, Texas and Colorado statutory law and Texas common law and seeks special, consequential and treble damages of more than $300 million, attorneys’ fees and costs. On October 20, 2009, certain defendants, including Willis of Colorado, Inc., (i) removed Rupert to the U.S. District Court for the Western District of Texas, (ii) notified the JPML of the pendency of this related action and (iii) moved to stay the action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. On April 1, 2010, the JPML issued a final transfer order for the transfer of Rupert to the Northern District of Texas. On January 24, 2012, the court remanded Rupert to Texas state court (Bexar County), but stayed the action until further order of the court. On August 13, 2012, the plaintiffs filed a motion to lift the stay, which motion was denied by the court on September 16, 2014. On October 10, 2014, the plaintiffs appealed the court’s denial of their motion to lift the stay to the U.S. Court of Appeals for the Fifth Circuit. On January 5, 2015, the Fifth Circuit consolidated the appeal with the appeal in the Rishmague, et ano. v. Winter, et al. action discussed below, and the consolidated appeal, was fully briefed as of March 24, 2015. Oral argument on the consolidated appeal was held on September 2, 2015. On September 16, 2015, the Fifth Circuit affirmed. The defendants have not yet responded to the complaint in Rupert.

•

Casanova, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:10-CV-1862-O, was filed on September 16, 2010 on behalf of seven Stanford investors against Willis Group Holdings plc, Willis Limited, Willis of Colorado, Inc. and the same Willis associate, among others, also in the Northern District of Texas. The complaint alleges claims under Texas statutory and common law and seeks actual damages in excess of $5 million, punitive damages, attorneys’ fees and costs. On February 13, 2015, the parties filed an Agreed Motion for Partial Dismissal pursuant to which they agreed to the dismissal of certain claims pursuant to the motion to dismiss decisions in the Troice action discussed above and the Janvey action discussed below. Also on February 13, 2015, the defendants except Willis Group Holdings plc answered the complaint in the Casanova action. On June 19, 2015, Willis Group Holdings plc filed a motion to dismiss the complaint for lack of personal jurisdiction. Plaintiffs have not opposed the motion.

•

Rishmague, et ano. v. Winter, et al., Case No. 2011CI2585, was filed on March 11, 2011 on behalf of two Stanford investors, individually and as representatives of certain trusts, against Willis Group Holdings plc, Willis of Colorado, Inc., Willis of Texas, Inc. and the same Willis associate, among others, in Texas state court (Bexar County). The complaint alleges claims under Texas and Colorado statutory law and Texas common law and seeks special, consequential and treble damages of more than $37 million and attorneys’ fees and costs. On April 11, 2011, certain defendants, including Willis of Colorado, Inc., (i) removed Rishmague to the Western District of Texas, (ii) notified the JPML of the pendency of this related action and (iii) moved to stay the action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. On August 8, 2011, the JPML issued a final transfer order for the transfer of Rishmague to the Northern District of Texas, where it is currently pending. On August 13, 2012, the plaintiffs joined with the plaintiffs in the Rupert action in their motion to lift the court’s stay of the Rupert action. On September 9, 2014, the court remanded Rishmague to Texas state court (Bexar County), but stayed the action until further order of the court and denied the plaintiffs’ motion to lift the stay. On October 10, 2014, the plaintiffs appealed the court’s denial of their motion to lift the stay to the Fifth Circuit. On January 5, 2015, the Fifth Circuit consolidated the appeal with the appeal in the Rupert action, and the consolidated appeal was fully briefed as of March 24, 2015. Oral argument on the consolidated appeal was held on September 2, 2015. On September 16, 2015, the Fifth Circuit affirmed. The defendants have not yet responded to the complaint in Rishmague.

•

MacArthur v. Winter, et al., Case No. 2013-07840, was filed on February 8, 2013 on behalf of two Stanford investors against Willis Group Holdings plc, Willis of Colorado, Inc., Willis of Texas, Inc. and the same Willis associate, among others, in Texas state court (Harris County). The complaint alleges claims under Texas and Colorado statutory law and Texas common law and seeks actual, special, consequential and treble damages of approximately $4 million and attorneys’ fees and costs. On March 29, 2013, Willis of Colorado, Inc. and Willis of Texas, Inc. (i) removed MacArthur to the U.S. District Court for the Southern District of Texas and (ii) notified the JPML of the pendency of this related action. On April 2, 2013, Willis of Colorado, Inc. and Willis of Texas, Inc. filed a motion in the Southern District of Texas to stay the action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. Also on April 2, 2013, the court presiding over MacArthur in the Southern District of Texas transferred the action to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. On September 29, 2014, the parties stipulated to the remand (to Texas state court (Harris County)) and stay of MacArthur until further order of the court (in accordance with the court’s September 9, 2014 decision in Rishmague (discussed above)), which stipulation was ‘so ordered’ by the court on October 14, 2014. The defendants have not yet responded to the complaint in MacArthur.

•

Florida suits: On February 14, 2013, five lawsuits were filed against Willis Group Holdings plc, Willis Limited and Willis of Colorado, Inc. in Florida state court (Miami-Dade County), alleging violations of Florida common law. The five suits are: (1) Barbar, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05666CA27, filed on behalf of 35 Stanford investors seeking compensatory damages in excess of $30 million; (2) de Gadala-Maria, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05669CA30, filed on behalf of 64 Stanford investors seeking compensatory damages in excess of $83.5 million; (3) Ranni, et ano. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05673CA06, filed on behalf of two Stanford investors seeking compensatory damages in excess of $3 million; (4) Tisminesky, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05676CA09, filed on behalf of 11 Stanford investors seeking compensatory damages in excess of $6.5 million; and (5) Zacarias, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05678CA11, filed on behalf of 10 Stanford investors seeking compensatory damages in excess of $12.5 million. On June 3, 2013, Willis of Colorado, Inc. removed all five cases to the Southern District of Florida and, on June 4, 2013, notified the JPML of the pendency of these related actions. On June 10,

2013, the court in Tisminesky issued an order sua sponte staying and administratively closing that action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation and coordination with the other Stanford-related actions. On June 11, 2013, Willis of Colorado, Inc. moved to stay the other four actions pending the JPML’s transfer decision. On June 20, 2013, the JPML issued a conditional transfer order for the transfer of the five actions to the Northern District of Texas, the transmittal of which was stayed for seven days to allow for any opposition to be filed. On June 28, 2013, with no opposition having been filed, the JPML lifted the stay, enabling the transfer to go forward.

On September 30, 2014, the court denied the plaintiffs’ motion to remand in Zacarias, and, on October 3, 2014, the court denied the plaintiffs’ motions to remand in Tisminesky and de Gadala Maria. On December 3, 2014 and March 3, 2015, the court granted the plaintiffs’ motions to remand in Barbar and Ranni, respectively, remanded both actions to Florida state court (Miami-Dade County) and stayed both actions until further order of the court. On January 2, 2015 and April 1, 2015, the plaintiffs in Barbar and Ranni, respectively, appealed the court’s December 3, 2014 and March 3, 2015 decisions to the Fifth Circuit. On April 22, 2015 and July 22, 2015, respectively, the Fifth Circuit dismissed the Barbar and Ranni appeals sua sponte for lack of jurisdiction. The defendants have not yet responded to the complaints in Ranni or Barbar.

On April 1, 2015, the defendants except Willis Group Holdings plc filed motions to dismiss the complaints in Zacarias, Tisminesky and de Gadala-Maria. On June 19, 2015, Willis Group Holdings plc filed motions to dismiss the complaints in Zacarias, Tisminesky and de Gadala-Maria for lack of personal jurisdiction. On July 15, 2015, the court dismissed the complaint in Zacarias in its entirety with leave to replead within 21 days. On July 21, 2015, the court dismissed the complaints in Tisminesky and de Gadala-Maria in their entirety with leave to replead within 21 days. On August 6, 2015, the plaintiffs in Zacarias, Tisminesky and de Gadala-Maria filed amended complaints (in which, among other things, Willis Group Holdings plc was no longer named as a defendant). On September 11, 2015, the defendants filed motions to dismiss the amended complaints. The motions await disposition by the court.

•

Janvey, et al. v. Willis of Colorado, Inc., et al., Case No. 3:13-CV-03980-D, was filed on October 1, 2013 also in the Northern District of Texas against Willis Group Holdings plc, Willis Limited, Willis North America Inc., Willis of Colorado, Inc. and the same Willis associate. The complaint was filed (i) by Ralph S. Janvey, in his capacity as Court-Appointed Receiver for the Stanford Receivership Estate, and the Official Stanford Investors Committee (the ‘OSIC’) against all defendants and (ii) on behalf of a putative, worldwide class of Stanford investors against Willis North America Inc. Plaintiffs Janvey and the OSIC allege claims under Texas common law and the court’s Amended Order Appointing Receiver, and the putative class plaintiffs allege claims under Texas statutory and common law. Plaintiffs seek actual damages in excess of $1 billion, punitive damages and costs. As alleged by the Stanford Receiver, the total amount of collective losses allegedly sustained by all investors in Stanford certificates of deposit is approximately $4.6 billion.

On November 15, 2013, plaintiffs in Janvey filed the operative First Amended Complaint, which added certain defendants unaffiliated with Willis. On February 28, 2014, the defendants filed motions to dismiss the First Amended Complaint, which motions, other than with respect to Willis Group Holding plc’s motion to dismiss for lack of personal jurisdiction, were granted in part and denied in part by the court on December 5, 2014. On December 22, 2014, Willis filed a motion to amend the court’s December 5 order to certify an interlocutory appeal to the Fifth Circuit, and, on December 23, 2014, Willis filed a motion to amend and, to the extent necessary, reconsider the court’s December 5 order. On January 16, 2015, the defendants answered the First Amended Complaint. On January 28, 2015, the court denied Willis’s motion to amend the court’s December 5 order to certify an interlocutory appeal to the Fifth Circuit. On February 4, 2015, the court granted Willis’s motion to amend and, to the extent necessary, reconsider the December 5 order.

As discussed above, on March 25, 2014, the parties in Troice and Janvey stipulated to the consolidation of the two actions for pre-trial purposes under Rule 42(a) of the Federal Rules of Civil Procedure. On March 28, 2014, the Court ‘so ordered’ that stipulation and, thus, consolidated Troice and Janvey for pre-trial purposes under Rule 42(a).

On January 26, 2015, the court entered an order setting a schedule for briefing and discovery regarding the plaintiffs’ motion for class certification, which schedule, among other things, provided for the submission of the plaintiffs’ motion for class certification (following the completion of briefing and discovery) on July 20, 2015. By letter dated March 4, 2015, the parties requested that the court consolidate the scheduling orders entered in Troice and Janvey to provide for a class certification submission date of April 20, 2015 in both cases. On March 6, 2015, the court entered an order consolidating the scheduling orders in Troice and Janvey, providing for a class certification submission date of April 20, 2015 in both cases, and vacating the July 20, 2015 class certification submission date in the original Janvey scheduling order.

On November 17, 2015, Willis Group Holdings plc withdrew its motion to dismiss for lack of personal jurisdiction.

On March 31, 2016, the parties in the Troice and Janvey actions entered into a settlement in principle that is described in more detail below.

•

Martin v. Willis of Colorado, Inc., et al., Case No. 201652115, was filed on August 5, 2016, on behalf of one Stanford investor against Willis Group Holdings plc, Willis Limited, Willis of Colorado, Inc. and the same Willis associate in Texas state court (Harris County). The complaint alleges claims under Texas statutory and common law and seeks actual damages of less than $100,000, exemplary damages, attorneys’ fees and costs. On September 12, 2016, the plaintiff filed an amended complaint, which added five more Stanford investors as plaintiffs and seeks damages in excess of $1 million. The defendants have not yet responded to the amended complaint in Martin.

•

Abel, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:16-cv-2601, was filed on September 12, 2016, on behalf of more than 300 Stanford investors against Willis Group Holdings plc, Willis Limited, Willis of Colorado, Inc. and the same Willis associate, also in the Northern District of Texas. The complaint alleges claims under Texas statutory and common law and seeks actual damages in excess of $135 million, exemplary damages, attorneys’ fees and costs. On November 10, 2016, the plaintiffs filed an amended complaint, which, among other things, added several more Stanford investors as plaintiffs. The defendants have not yet responded to the complaint in Abel.

The plaintiffs in Janvey and Troice and the other actions above seek overlapping damages, representing either the entirety or a portion of the total alleged collective losses incurred by investors in Stanford certificates of deposit, notwithstanding the fact that Legacy Willis acted as broker of record for only a portion of time that Stanford issued certificates of deposit. In the fourth quarter of 2015, the Company recognized a $70 million litigation provision for loss contingencies relating to the Stanford matters based on its ongoing review of a variety of factors as required by accounting standards.

On March 31, 2016, the Company entered into a settlement in principle for $120 million relating to this litigation, and increased its provisions by $50 million during that quarter. Further details on this settlement in principle are given below.

The settlement is contingent on a number of conditions, including court approval of the settlement and a bar order prohibiting any continued or future litigation against Willis related to Stanford, which may not be given. Therefore, the ultimate resolution of these matters may differ from the amount provided for. The Company continues to dispute the allegations and, to the extent litigation proceeds, to defend the lawsuits vigorously.

Settlement. On March 31, 2016, the Company entered into a settlement in principle, as reflected in a Settlement Term Sheet, relating to the Stanford litigation matter. The Company agreed to the Settlement Term Sheet to eliminate the distraction, burden, expense and uncertainty of further litigation. In particular, the settlement and the related bar orders described below, if upheld through any appeals, would enable the Company (a newly-combined firm) to conduct itself with the bar orders’ protection from the continued overhang of matters alleged to have occurred approximately a decade ago. Further, the Settlement Term Sheet provided that the parties understood and agreed that there is no admission of liability or wrongdoing by the Company. The Company expressly denies any liability or wrongdoing with respect to the matters alleged in the Stanford litigation.

On or about August 31, 2016, the parties to the settlement signed a formal Settlement Agreement memorializing the terms of the settlement as originally set forth in the Settlement Term Sheet. The parties to the Settlement Agreement are Ralph S. Janvey (in his capacity as the Court-appointed receiver (the ‘Receiver’) for The Stanford Financial Group and its affiliated entities in receivership (collectively, ‘Stanford’)), the Official Stanford Investors Committee, Samuel Troice, Martha Diaz, Paula Gilly-Flores, Punga Punga Financial, Ltd., Manuel Canabal, Daniel Gomez Ferreiro and Promotora Villa Marina, C.A. (collectively, ‘Plaintiffs’), on the one hand, and Willis Towers Watson Public Limited Company (formerly Willis Group Holdings Public Limited Company), Willis Limited, Willis North America Inc., Willis of Colorado, Inc. and the Willis associate referenced above (collectively, ‘Defendants’), on the other hand. Under the terms of the Settlement Agreement, the parties agreed to settle and dismiss the Janvey and Troice actions (collectively, the ‘Actions’) and all current or future claims arising from or related to Stanford in exchange for a one-time cash payment to the Receiver by the Company of $120 million to be distributed to all Stanford investors who have claims recognized by the Receiver pursuant to the distribution plan in place at the time the payment is made.

The Settlement Agreement also provides the parties’ agreement to seek the Court’s entry of bar orders prohibiting any continued or future litigation against the Defendants and their related parties of claims relating to Stanford, whether asserted to date or not. The terms of the bar orders therefore would prohibit all Stanford-related litigation described above, and not just the Actions, but including any pending matters and any actions that may be brought in the future. Final Court approval of these bar orders is a condition of the settlement.

On September 7, 2016, Plaintiffs filed with the Court a motion to approve the settlement. On October 19, 2016, the Court preliminarily approved the settlement. Several of the plaintiffs in the other actions above objected to the settlement, and a hearing to consider final approval of the settlement was held on January 20, 2017, after which the Court reserved decision. On August 23, 2017, the Court approved the settlement, including the bar orders. Several of the objectors appealed the settlement approval and bar orders to the Fifth Circuit. Oral argument on the appeals was heard on December 3, 2018, and, on July 22, 2019, the Fifth Circuit affirmed the approval of the settlement, including the bar orders. On August 5, 2019, certain of the plaintiff-appellants filed a petition for rehearing by the Fifth Circuit en banc (the ‘Petition’). On August 19, 2019, the Fifth Circuit requested a response to the Petition. On August 29, 2019, the Receiver filed a response to the Petition. On December 19, 2019, the Fifth Circuit granted the Petition (treating it as a petition for panel rehearing), withdrew its July 22, 2019 opinion, and substituted a new opinion that also affirmed the approval of the settlement, including the bar orders. On January 2, 2020, certain of the plaintiff-appellants filed another petition for rehearing by the Fifth Circuit en banc (the ‘Second Petition’), in which the other plaintiff-appellants joined. On January 21, 2020, the Fifth Circuit denied the Second Petition.

The Company will not make the $120 million settlement payment until the settlement is not subject to any further appeal.

Aviation Broking Competition Investigations

In April 2017, the Financial Conduct Authority (‘FCA’) informed Willis Limited, our U.K. broking subsidiary, that it had opened a formal investigation into possible agreements/concerted practices in the aviation broking sector.

In October 2017, the European Commission (‘Commission’) disclosed to us that it has initiated civil investigation proceedings in respect of a suspected infringement of E.U. competition rules involving several broking firms, including our principal U.K. broking subsidiary and one of its parent entities. In particular, the Commission has stated that the civil proceedings concern the exchange of commercially sensitive information between competitors in relation to aviation and aerospace insurance and reinsurance broking products and services in the European Economic Area, as well as possible coordination between competitors. The initiation of proceedings does not mean there has been a finding of infringement, merely that the Commission will investigate the case. We are providing information to the Commission as requested.

When the Commission initiated these proceedings, the FCA closed its related competition investigation, but still retained jurisdiction over broking regulatory matters arising from this conduct. In early 2018, the FCA advised that it will not be taking enforcement action against Willis Limited in connection with any such broking regulatory matters.

In May 2018, the Korea Fair Trade Commission (‘KFTC’) disclosed to us that it is investigating alleged cartels in the insurance broking industry. The KFTC has since requested information related to, among other topics, the aviation and aerospace insurance brokerage market and exchanges of information between brokers about insurance policies. In January 2020, the KFTC advised us that it has decided to conclude the examination procedure for the case (subject to being re-opened if additional evidence is identified later).

In January 2019, the Brazil Conselho Administrativo de Defesa Economica (‘CADE’) launched an administrative proceeding to investigate alleged sharing of competitive and commercially sensitive information in the insurance and reinsurance brokerage industry for aviation and aerospace and related ancillary services. The CADE identified 11 entities under investigation, including Willis Group Limited, one of our U.K. subsidiaries.

Given the status of the investigations by the Commission and CADE, the Company is currently unable to assess the terms on which they will be resolved, or any other regulatory matter or civil claims emanating from the conduct being investigated, will be resolved, and thus is unable to provide an estimate of the reasonably possible loss or range of loss.

U.K. Investment Consulting Investigation

In September 2017, the FCA announced that it would make a referral with respect to the investment consulting industry to the U.K. Competition & Markets Authority (the ‘CMA’).

The CMA released its final report on December 12, 2018, finding that there is an adverse effect on competition. To address these findings, the CMA has set out certain remedies, including mandatory tendering when trustees first purchase fiduciary management services, the reporting of investment performance to customers using a set of common standards, transparency in reporting of fees in fiduciary management and the expansion of the FCA’s regulatory perimeter to include the main activities of investment consultancy and fiduciary management providers. The Company is generally supportive of these proposed remedies. The CMA issued its final order setting out these remedies on June 10, 2019. The Company is now in the process of implementing these remedies. The costs associated with these remedies are not expected to have a material impact on the Company’s consolidated financial statements.

Note 16 — Supplementary Information for Certain Balance Sheet Accounts

Additional details of specific balance sheet accounts are detailed below.

Prepaid and other current assets consist of the following:

	December 31, 2019	December 31, 2018
Prepayments and accrued income	$145	$136
Deferred contract costs	101	102
Derivatives and investments	49	25
Deferred compensation plan assets	18	18
Retention incentives	11	5
Corporate income and other taxes	56	61
Restricted cash	8	—
Acquired renewal commissions receivable	25	—
Other current assets	112	57

Total prepaid and other current assets	$525	$404

Other non-current assets consist of the following:

	December 31, 2019	December 31, 2018
Prepayments and accrued income	$12	$14
Deferred contract costs	76	46
Deferred compensation plan assets	150	125
Deferred tax assets	72	59
Accounts receivable, net	30	20
Acquired renewal commissions receivable	125	—
Other investments	23	7
Insurance recovery receivables	119	86
Non-current contract assets	105	3
Other non-current assets	123	107

Total other non-current assets	$835	$467

Deferred revenue and accrued expenses consist of the following:

	December 31, 2019	December 31, 2018
Accounts payable, accrued liabilities and deferred income	$856	$691
Accrued discretionary and incentive compensation	727	758
Accrued vacation	137	111
Other employee-related liabilities	64	87

Total deferred revenue and accrued expenses	$1,784	$1,647

Other current liabilities consist of the following:

	December 31, 2019	December 31, 2018
Dividends payable	$100	$87
Income and other taxes payable	138	129
Interest payable	65	59
Deferred compensation plan liabilities	14	14
Contingent and deferred consideration on acquisitions	12	61
Payroll-related liabilities	216	210
Derivatives	3	13
Third party commissions	179	169
Other current liabilities	75	122

Total other current liabilities	$802	$864

Provision for liabilities consists of the following:

	December 31, 2019	December 31, 2018
Claims, lawsuits and other proceedings	$456	$455
Other provisions	81	85

Total provision for liabilities	$537	$540

Other non-current liabilities consist of the following:

	December 31, 2019	December 31, 2018
Incentives from lessors	$—	$120
Deferred compensation plan liability	150	125
Contingent and deferred consideration on acquisitions	26	22
Liabilities for uncertain tax positions	48	46
Finance leases	22	26
Other non-current liabilities	89	90

Total other non-current liabilities	$335	$429

Note 17 — Other Income, Net

Other income, net consists of the following:

	Years ended December 31,
	2019	2018	2017
(Loss)/gain on disposal of operations	$(2)	$(9)	$13
Net periodic pension and postretirement benefit credits	234	280	222
Interest in earnings of associates and other investments	21	3	3
Impact of Venezuelan currency devaluation	—	—	(2)
Foreign exchange loss	(26)	(24)	(72)

Other income, net	$227	$250	$164

Note 18 — Accumulated Other Comprehensive Loss

The components of other comprehensive (loss)/income are as follows:

	December 31, 2019			December 31, 2018			December 31, 2017
	Before tax amount	Tax	Net of tax amount	Before tax amount	Tax	Net of tax amount	Before tax amount	Tax	Net of tax amount
Other comprehensive (loss)/income:
Foreign currency translation	$78	$—	$78	$(251)	$—	$(251)	$295	$—	$295
Defined pension and post-retirement benefits	(412)	83	(329)	(258)	59	(199)	3	11	14
Derivative instruments	23	(2)	21	5	(3)	2	90	(15)	75

Other comprehensive (loss)/income	(311)	81	(230)	(504)	56	(448)	388	(4)	384
Less: Other comprehensive income attributable to non-controlling interests	—	—	—	—	—	—	(13)	—	(13)

Other comprehensive (loss)/income attributable to Willis Towers Watson	$(311)	$81	$(230)	$(504)	$56	$(448)	$375	$(4)	$371

Changes in the components of accumulated other comprehensive loss, net of tax, are included in the following table. This table excludes amounts attributable to non-controlling interests, which are not material for further disclosure.

	Foreign currency translation (i)	Derivative instruments (i)	Defined pension and post- retirement benefit costs (ii)	Total
Balance, January 1, 2017	$(650)	$(82)	$(1,152)	$(1,884)
Other comprehensive income/(loss) before reclassifications	285	28	(26)	287
Loss reclassified from accumulated other comprehensive loss (net of income tax benefit of $18)	—	44	40	84

Net other comprehensive income	285	72	14	371

Balance, December 31, 2017	$(365)	$(10)	$(1,138)	$(1,513)

Other comprehensive loss before reclassifications	(251)	(22)	(241)	(514)
Loss reclassified from accumulated other comprehensive loss (net of income tax benefit of $17)	—	24	42	66

Net other comprehensive (loss)/income	(251)	2	(199)	(448)

Balance, December 31, 2018	$(616)	$(8)	$(1,337)	$(1,961)

Other comprehensive income/(loss) before reclassifications	78	12	(343)	(253)
Loss reclassified from accumulated other comprehensive loss (net of income tax benefit of $9)	—	9	14	23

Net other comprehensive income/(loss)	78	21	(329)	(230)
Reclassification of tax effects per ASU 2018-02 (iii)	—	—	(36)	(36)

Balance, December 31, 2019	$(538)	$13	$(1,702)	$(2,227)

(i)

Reclassification adjustments from accumulated other comprehensive loss related to derivative instruments for the year ended December 31, 2019 are included in Revenue and Salaries and benefits, and are included in Other income, net for the years ended December 31, 2018 and 2017, in the accompanying consolidated statements of comprehensive income. See Note 10 — Derivative Financial Instruments for additional details regarding the reclassification adjustments for the derivative settlements.

(ii)

Reclassification adjustments from accumulated other comprehensive loss are included in the computation of net periodic pension cost (see Note 13 — Retirement Benefits). These components are included in Other income, net in the accompanying consolidated statements of comprehensive income.

(iii)

On January 1, 2019, in accordance with ASU 2018-02, we reclassified to Retained earnings $36 million of defined pension and postretirement costs, representing the ‘stranded’ tax effect of the change in the U.S. federal corporate tax rate resulting from U.S. Tax Reform. See Note 2 — Basis of Presentation, Significant Accounting Policies and Recent Accounting Pronouncements for further information.

Note 19 — Share-based Compensation

Plan Summaries

On December 31, 2019, the Company had a number of open share-based compensation plans, which provide for the granting of time-based and performance-based options, time-based and performance-based restricted stock units, and various other share-based grants to employees. All of the Company’s share-based compensation plans under which any options, restricted stock units (‘RSUs’) or other share-based grants are outstanding as of December 31, 2019 are described below. The compensation cost that has been recognized for these plans for the years ended December 31, 2019, 2018 and 2017 was $74 million, $50 million and $67 million, respectively. The total income tax benefits recognized in the consolidated statements of comprehensive income for share-based compensation arrangements for the years ended December 31, 2019, 2018, and 2017 were $11 million, $10 million and $22 million, respectively.

2012 Equity Incentive Plan

This plan, which was established on April 25, 2012, provides for the granting of incentive stock options, time-based or performance-based non-statutory stock options, share appreciation rights, restricted shares, time-based or performance-based RSUs, performance-based awards and other share-based grants or any combination thereof (collectively referred to as ‘Awards’) to employees, officers, non-employee directors and consultants (‘Eligible Individuals’) of the Company (‘2012 Plan’). The board of directors also adopted a sub-plan under the 2012 Plan to provide an employee sharesave scheme in the U.K.

There were approximately 8 million shares remaining available for grant under this plan as of December 31, 2019. Options are exercisable on a variety of dates, including from the second, third, fourth or fifth anniversary of the grant date. Unless terminated sooner by the board of directors, the 2012 Plan will expire 10 years after the date of its adoption. That termination will not affect the validity of any grants outstanding at that date.

Towers Watson Share Plans

In January 2016, in connection with the Merger, we assumed the Towers Watson & Co. 2009 Long-Term Incentive Plan (‘2009 LTIP’) and converted the outstanding unvested restricted stock units and options into Willis Towers Watson RSUs and options using a conversion ratio stated in the Merger Agreement. We determined the fair value of the portion of the outstanding RSUs and options related to pre-acquisition employee service using the straight-line methodology from the date of grant to the acquisition date to be $37 million, which was added to the transaction consideration. The fair value of the remaining portion of RSUs and options related to the post-acquisition employee services was $45 million, and was recorded over the subsequent vesting periods through 2018. For the years ended December 31, 2018 and 2017, we recorded $3 million and $11 million of non-cash stock-based compensation expense, respectively.

The acquired awards have vested in full, and the Company does not intend to grant future awards under the 2009 LTIP plan.

Options

Valuation Assumptions

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company’s shares. The Company uses the simplified method set out in ASC 718 – Compensation – Stock Compensation to derive the expected term of options granted as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk-free interest rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The assumptions noted in the table below represent the weighted-average of each assumption for each grant during the year.

Year ended December 31,
2017
Expected volatility	19.8%
Expected dividends	1.4%
Expected life (years)	4.2
Risk-free interest rate	1.6%

There were no options granted during the years ended December 31, 2019 and 2018.

Award Activity

Classification of options as time-based or performance-based is dependent on the original terms of the award. Performance conditions on the majority of options have been met. A summary of option activity under the plans at December 31, 2019, and changes during the year then ended is presented below:

	Options (thousands)	Weighted- Average Exercise Price (i)	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Time-based stock options
Balance as of December 31, 2018	449	$102.36
Granted	—	$—
Exercised	182	$98.91
Forfeited	7	$117.96

Balance as of December 31, 2019	260	$104.38	1.6 years	$25

Options vested or expected to vest at December 31, 2019	260	$104.38	1.6 years	$25
Options exercisable at December 31, 2019	196	$98.46	1.4 years	$20
Performance-based stock options
Balance as of December 31, 2018	542	$110.55
Granted	—	$—
Exercised	245	$110.62
Cancelled	10	$107.87

Balance as of December 31, 2019	287	$110.58	2.7 years	$26

Options vested or expected to vest at December 31, 2019	287	$110.58	2.7 years	$26
Options exercisable at December 31, 2019	287	$110.58	2.7 years	$26

(i)	Certain options are exercisable in Pounds sterling and are converted to dollars using the exchange rate at December 31, 2019.

The weighted-average grant-date fair value of time-based options granted during the year ended December 31, 2017 was $27.69. The total intrinsic values of time-based options exercised during the years ended December 31, 2019, 2018 and 2017 were $16 million, $12 million and $19 million, respectively. At December 31, 2019, there was less than $1 million of total unrecognized compensation cost under the time-based stock option plans; that cost is expected to be recognized over a weighted-average period of 1.9 years.

The total intrinsic values of performance-based options exercised during the years ended December 31, 2019, 2018 and 2017 were $16 million, $8 million and $10 million, respectively. At December 31, 2019, there is no unrecognized compensation cost related to the performance-based stock option plans.

Cash received from option exercises under all share-based payment arrangements for the years ended December 31, 2019, 2018 and 2017 was $45 million, $45 million and $61 million, respectively. The actual tax benefit recognized for the tax deductions from option exercises of the share-based payment arrangements totaled $6 million, $4 million and $7 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Equity-settled RSUs

Valuation Assumptions

The fair value of each time-based RSU is based on the grant date fair value, or the fair value on the acquisition date in the case of acquired awards. The fair value of each performance-based RSU is estimated on the grant date using a Monte-Carlo simulation that uses the assumptions noted in the following table. The awards also contain a market-based performance target. For the awards granted in 2019 and 2018, the performance measure is entirely based on this market target. Expected volatility is based on the historical volatility of the Company’s shares. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. The assumptions noted in the table below represent the weighted-average of each assumption for each grant during the year.

	Years ended December 31,
	2019	2018	2017
Expected volatility	25.6%	17.9%	20.2%
Expected dividend yield	—%	—%	—%
Expected life (years)	2.7	2.5	2.4
Risk-free interest rate	2.1%	2.6%	1.4%

Award Activity

A summary of time-based and performance-based RSU activity under the plans at December 31, 2019, and changes during the year then ended, is presented below:

	Shares (thousands)	Weighted- Average Grant Date Fair Value
Nonvested shares (time-based RSUs)
Balance as of December 31, 2018	19	$141.19
Granted	14	$179.04
Vested	21	$150.64
Forfeited	1	$136.17

Balance as of December 31, 2019	11	$172.25

Nonvested shares (performance-based RSUs)
Balance as of December 31, 2018	758	$91.02
Granted	186	$198.49
Vested	178	$123.86
Forfeited	25	$204.68
Cancelled	234	$10.62

Balance as of December 31, 2019	507	$150.22

The total number of time-based RSUs that vested during the year ended December 31, 2019 was 21,025 shares at an average share price of $189.42. The total number of time-based RSUs that vested during the year ended December 31, 2018 was 164,728 shares at an average share price of $156.14. The total number of time-based RSUs that vested during the year ended December 31, 2017 was 178,574 shares at an average share price of $150.81. At December 31, 2019 there was $1 million of total unrecognized compensation cost related to the time-based RSU plan; that cost is expected to be recognized over a weighted-average period of 0.9 years.

The total number of performance-based RSUs that vested during the year ended December 31, 2019 was 178,346 shares at an average share price of $175.01. The total number of performance-based RSUs that vested during the year ended December 31, 2018 was 249,901 shares at an average share price of $154.99. The total number of performance-based RSUs that vested during the year ended December 31, 2017 was 318,714 shares at an average share price of $140.32. At December 31, 2019 there was $11 million of total unrecognized compensation cost related to the performance-based RSU plan; that cost is expected to be recognized over a weighted-average period of 2.0 years.

The actual tax benefit recognized for the tax deductions from RSUs that vested totaled $7 million, $12 million and $19 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Phantom RSUs

The Company granted 204,269 and 268,956 units of phantom stock with a market-performance feature during the years ended December 31, 2019 and 2018, respectively. These are cash-settled awards with final payout based on the performance of the Company’s stock. The grant date fair value of the awards was $105.97 and $83.57 per share for the 2019 and 2018 awards, respectively. The fair value of each phantom RSU is estimated using a Monte Carlo simulation. The Company’s stock price as of the last day of the period is one of the inputs used in the simulation. Expected volatility is based on the historical volatility of the Company’s shares. The expected term of each plan is three years, based on the vesting terms of the awards. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Since the awards are cash-settled, they are considered a liability. Expense is recognized over the service period. The liability is remeasured at the end of each reporting period and changes in fair value are recognized as compensation cost. For both plans, as of December 31, 2019, the liability recognized is $31 million and the estimated unrecognized compensation cost is $44 million.

Note 20 — Earnings Per Share

Basic and diluted earnings per share are calculated by dividing net income attributable to Willis Towers Watson by the average number of ordinary shares outstanding during each period. The computation of diluted earnings per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue shares were exercised or converted into shares or resulted in the issuance of shares that then shared in the net income of the Company.

At December 31, 2019, 2018 and 2017, there were 0.3 million, 0.4 million and 0.8 million time-based share options; 0.3 million, 0.5 million and 0.7 million performance-based options; and 0.5 million, 0.8 million and 0.9 million performance-based RSUs outstanding, respectively. The Company’s time-based RSUs were immaterial at December 31, 2019 and 2018; there were 0.1 million time-based RSUs outstanding at December 31, 2017.

Basic and diluted earnings per share are as follows:

	Years ended December 31,
	2019	2018	2017
Net income attributable to Willis Towers Watson	$1,044	$695	$568

Basic weighted-average number of shares outstanding	130	131	135
Dilutive effect of potentially issuable shares	—	1	1

Diluted weighted-average number of shares outstanding	130	132	136

Basic earnings per share	$8.05	$5.29	$4.21
Dilutive effect of potentially issuable shares	(0.03)	(0.02)	(0.03)

Diluted earnings per share	$8.02	$5.27	$4.18

There were no anti-dilutive options for the years ended December 31, 2019, 2018 and 2017. For the year ended December 31, 2018, 0.2 million RSUs were not included in the computation of the dilutive effect of potentially issuable shares because their effect was anti-dilutive. There were no anti-dilutive RSUs for the years ended December 31, 2019 and 2017.

Note 21 — Supplemental Disclosures of Cash Flow Information

Supplemental disclosures regarding cash flow information and non-cash investing and financing activities are as follows:

	Years Ended December 31,
	2019	2018	2017
Supplemental disclosures of cash flow information:
Cash payments for income taxes, net	$299	$178	$203
Cash payments for interest	$210	$176	$169
Cash acquired	$11	$13	$—
Supplemental disclosures of non-cash investing and financing activities:
Fair value of deferred and contingent consideration related to acquisitions	$13	$36	$—

Note 22 — Quarterly Financial Data (Unaudited)

Quarterly financial data for 2019 and 2018 were as follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2019
Revenue	$2,312	$2,048	$1,989	$2,690
Total costs of providing services	$1,953	$1,872	$1,882	$2,003
Income from operations	$359	$176	$107	$687
Net income	$293	$149	$80	$551
Net income attributable to Willis Towers Watson	$287	$138	$75	$544
Earnings per share
— Basic	$2.21	$1.06	$0.58	$4.20
— Diluted	$2.20	$1.06	$0.58	$4.18
2018
Revenue	$2,292	$1,990	$1,859	$2,372
Total costs of providing services	$2,033	$1,927	$1,842	$1,902
Income from operations	$259	$63	$17	$470
Net income	$221	$65	$46	$383
Net income attributable to Willis Towers Watson	$215	$58	$44	$378
Earnings per share
— Basic	$1.62	$0.44	$0.34	$2.91
— Diluted	$1.61	$0.44	$0.33	$2.89

Note 23 — Financial Information for Issuers and Other Guarantor Subsidiaries

As of December 31, 2019 Willis Towers Watson has issued the following debt securities (‘WTW Debt Securities’):

a)	Willis Towers Watson plc (the parent company) has $500 million senior notes outstanding, which were issued on March 17, 2011;

b)

Willis North America Inc. (‘Willis North America’) has $2.7 billion senior notes outstanding, of which $650 million were issued on May 16, 2017, $1.0 billion were issued on September 10, 2018, and $1.0 billion were issued on September 10, 2019; and $200 million currently outstanding under a one-year unsecured term loan; and

c)

Trinity Acquisition plc has $2.1 billion senior notes outstanding, of which $525 million were issued on August 15, 2013, $1.0 billion were issued on March 22, 2016 and €540 million ($609 million) were issued on May 26, 2016; $95 million currently outstanding under a one-year unsecured term loan; and no balance currently outstanding on a consolidated basis under the $1.25 billion revolving credit facility issued on March 7, 2017.

The notes issued by the Company are guaranteed by the following additional wholly owned subsidiaries on a joint and several basis: Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Trinity Acquisition plc, Willis Group Limited, Willis North America, Willis Towers Watson Sub Holdings Unlimited Company and Willis Towers Watson UK Holdings Limited.

As a result of an internal tax reorganization, certain subsidiaries that were previously indirectly owned by Willis North America and Trinity Acquisition plc are no longer subsidiaries of these issuer and guarantor companies, however the subsidiaries remain indirect subsidiaries of both Willis Towers Watson plc and collectively the other guarantor companies, since the subsidiaries in question are now direct and indirect subsidiaries of TA I Limited. This reorganization did not change the Company’s guarantor structure and will result only in less equity income being recorded by both issuers going forward.

The notes issued by Willis North America are guaranteed on a joint and several basis by the Company and each of the subsidiaries that guarantees the Company notes, except for Willis North America itself.

The notes issued by Trinity Acquisition plc are guaranteed on a joint and several basis by the Company and each of the subsidiaries that guarantees the Company notes, except for Trinity Acquisition plc itself.

For the purposes of this footnote, the companies that guarantee the Company notes, the Willis North America notes and the Trinity Acquisition plc notes, other than Willis North America and Trinity Acquisition plc, are referred to as the ‘other guarantors.’

All intercompany receivables/payables have been presented in the condensed consolidating financial statements as non-current on a net presentation basis, rather than a gross basis, as this better reflects the nature of the intercompany positions and presents the funding or funded position that is due or owed. The equity method has been used for investments in subsidiaries in the condensed consolidating balance sheets of Willis Towers Watson plc, Willis North America, Trinity Acquisition plc and the other guarantors.

Presented below is condensed financial information for:

(i)	Willis Towers Watson plc, which is both an issuer and guarantor, on a parent company only basis;

(ii)	Willis North America, which is both an issuer and guarantor, on a company only basis;

(iii)	Trinity Acquisition plc, which is both an issuer and guarantor, on a company only basis;

(iv)	Other guarantors, which are all wholly owned direct or indirect subsidiaries of the parent, on a combined basis;

(v)	Non-guarantors, which are all wholly owned direct or indirect subsidiaries of the parent, on a combined basis;

(vi)	Eliminations, which are consolidating adjustments on a combined basis; and

(vii)	The consolidated Company.

Condensed Consolidating Statement of Comprehensive Income

	Year ended December 31, 2019
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
Revenue	$—	$51	$—	$—	$8,988	$—	$9,039

Costs of providing services
Salaries and benefits	3	55	—	—	5,191	—	5,249
Other operating expenses	2	32	—	114	1,571	—	1,719
Depreciation	—	—	—	3	237	—	240
Amortization	—	—	—	3	489	(3)	489
Transaction and integration expenses	—	9	—	—	4	—	13

Total costs of providing services	5	96	—	120	7,492	(3)	7,710

(Loss)/income from operations	(5)	(45)	—	(120)	1,496	3	1,329
Intercompany income/(expense)	—	145	125	279	(549)	—	—
Interest expense	(30)	(98)	(95)	—	(11)	—	(234)
Other income, net	—	—	3	1	223	—	227

(LOSS)/INCOME FROM OPERATIONS BEFORE INCOME TAXES	(35)	2	33	160	1,159	3	1,322
Benefit from/(provision for) income taxes	—	27	(7)	37	(306)	—	(249)
Equity account for subsidiaries	1,079	287	735	869	—	(2,970)	—

NET INCOME	1,044	316	761	1,066	853	(2,967)	1,073
Income attributable to non-controlling interests	—	—	—	—	(29)	—	(29)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$1,044	$316	$761	$1,066	$824	$(2,967)	$1,044

Comprehensive income before non-controlling interests	$814	$145	$560	$842	$624	$(2,142)	$843
Comprehensive income attributable to non-controlling interests	—	—	—	—	(29)	—	(29)

Comprehensive income attributable to Willis Towers Watson	$814	$145	$560	$842	$595	$(2,142)	$814

Condensed Consolidating Statement of Comprehensive Income

	Year ended December 31, 2018
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
Revenue	$—	$34	$—	$—	$8,479	$—	$8,513

Costs of providing services
Salaries and benefits	2	68	—	—	5,053	—	5,123
Other operating expenses	3	38	1	165	1,430	—	1,637
Depreciation	—	—	—	4	204	—	208
Amortization	—	—	—	3	534	(3)	534
Transaction and integration expenses	—	8	—	1	193	—	202

Total costs of providing services	5	114	1	173	7,414	(3)	7,704

(Loss)/income from operations	(5)	(80)	(1)	(173)	1,065	3	809
Intercompany income/(expense)	—	56	124	356	(536)	—	—
Interest expense	(30)	(58)	(104)	—	(16)	—	(208)
Other income, net	—	—	—	2	1,540	(1,292)	250

(LOSS)/INCOME FROM OPERATIONS BEFORE INCOME TAXES	(35)	(82)	19	185	2,053	(1,289)	851
(Provision for)/benefit from income taxes	—	(1)	(3)	41	(173)	—	(136)
Equity account for subsidiaries	730	124	437	498	—	(1,789)	—

NET INCOME	695	41	453	724	1,880	(3,078)	715
Income attributable to non-controlling interests	—	—	—	—	(20)	—	(20)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$695	$41	$453	$724	$1,860	$(3,078)	$695

Comprehensive income/(loss) before non- controlling interests	$247	$(88)	$14	$286	$1,470	$(1,662)	$267
Comprehensive income attributable to non- controlling interests	—	—	—	—	(20)	—	(20)

Comprehensive income/(loss) attributable to Willis Towers Watson	$247	$(88)	$14	$286	$1,450	$(1,662)	$247

Condensed Consolidating Statement of Comprehensive Income

	Year ended December 31, 2017
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
Revenue	$—	$19	$—	$—	$8,183	$—	8,202

Costs of providing services
Salaries and benefits	4	48	—	—	4,915	—	4,967
Other operating expenses	3	20	1	91	1,419	—	1,534
Depreciation	—	—	—	6	197	—	203
Amortization	—	—	—	3	581	(3)	581
Restructuring costs	—	15	—	8	109	—	132
Transaction and integration expenses	—	19	—	73	177	—	269

Total costs of providing services	7	102	1	181	7,398	(3)	7,686

(Loss)/income from operations	(7)	(83)	(1)	(181)	785	3	516
Intercompany income/(expense)	—	34	123	350	(507)	—	—
Interest expense	(30)	(35)	(103)	—	(20)	—	(188)
Other income, net	35	—	—	—	367	(238)	164

(LOSS)/INCOME FROM OPERATIONS BEFORE INCOME TAXES	(2)	(84)	19	169	625	(235)	492
(Provision for)/benefit from income taxes	—	(29)	(2)	53	78	—	100
Equity account for subsidiaries	570	171	290	370	—	(1,401)	—

NET INCOME	568	58	307	592	703	(1,636)	592
Income attributable to non-controlling interests	—	—	—	—	(24)	—	(24)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$568	$58	$307	$592	$679	$(1,636)	$568

Comprehensive income before non- controlling interests	$939	$197	$663	$952	$1,051	$(2,826)	$976
Comprehensive income attributable to non- controlling interests	—	—	—	—	(37)	—	(37)

Comprehensive income attributable to Willis Towers Watson	$939	$197	$663	$952	$1,014	$(2,826)	$939

Condensed Consolidating Balance Sheet

	As of December 31, 2019
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$—	$—	$—	$887	$—	$887
Fiduciary assets	—	—	—	—	13,004	—	13,004
Accounts receivable, net	—	39	—	—	2,582	—	2,621
Prepaid and other current assets	—	208	1	40	481	(205)	525

Total current assets	—	247	1	40	16,954	(205)	17,037
Intercompany receivables, net	4,644	—	1,197	—	—	(5,841)	—
Fixed assets, net	—	1	—	17	1,028	—	1,046
Goodwill	—	—	—	—	11,194	—	11,194
Other intangible assets, net	—	—	—	69	3,492	(83)	3,478
Right-of-use assets	—	—	—	—	968	—	968
Pension benefits assets	—	—	—	—	868	—	868
Other non-current assets	—	166	1	67	756	(155)	835

Total non-current assets	4,644	167	1,198	153	18,306	(6,079)	18,389
Investments in subsidiaries	6,205	8,103	2,792	6,097	—	(23,197)	—

TOTAL ASSETS	$10,849	$8,517	$3,991	$6,290	$35,260	$(29,481)	$35,426

LIABILITIES AND EQUITY
Fiduciary liabilities	$—	$—	$—	$—	$13,004	$—	$13,004
Deferred revenue and accrued expenses	—	3	—	3	1,792	(14)	1,784
Current debt	—	197	95	—	24	—	316
Current lease liabilities	—	—	—	—	164	—	164
Other current liabilities	101	52	36	3	770	(160)	802

Total current liabilities	101	252	131	6	15,754	(174)	16,070
Intercompany payables, net	—	1,206	—	3,593	1,042	(5,841)	—
Long-term debt	499	2,625	2,117	—	60	—	5,301
Liability for pension benefits	—	—	—	—	1,324	—	1,324
Deferred tax liabilities	—	—	—	—	680	(154)	526
Provision for liabilities	—	120	—	—	417	—	537
Long-term lease liabilities	—	—	—	—	964	—	964
Other non-current liabilities	—	24	—	—	311	—	335

Total non-current liabilities	499	3,975	2,117	3,593	4,798	(5,995)	8,987

TOTAL LIABILITIES	600	4,227	2,248	3,599	20,552	(6,169)	25,057

REDEEMABLE NON-CONTROLLING INTEREST	—	—	—	—	—	—	—
EQUITY
Total Willis Towers Watson shareholders’ equity	10,249	4,290	1,743	2,691	14,588	(23,312)	10,249
Non-controlling interests	—	—	—	—	120	—	120

Total equity	10,249	4,290	1,743	2,691	14,708	(23,312)	10,369

TOTAL LIABILITIES AND EQUITY	$10,849	$8,517	$3,991	$6,290	$35,260	$(29,481)	$35,426

Condensed Consolidating Balance Sheet

	As of December 31, 2018
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$—	$—	$—	$1,033	$—	$1,033
Fiduciary assets	—	—	—	—	12,604	—	12,604
Accounts receivable, net	—	24	—	—	2,355	—	2,379
Prepaid and other current assets	—	311	1	33	357	(298)	404

Total current assets	—	335	1	33	16,349	(298)	16,420
Intercompany receivables, net	4,755	—	1,355	—	—	(6,110)	—
Fixed assets, net	—	—	—	16	926	—	942
Goodwill	—	—	—	—	10,465	—	10,465
Other intangible assets, net	—	—	—	58	3,318	(58)	3,318
Pension benefits assets	—	—	—	—	773	—	773
Other non-current assets	—	92	2	49	452	(128)	467

Total non-current assets	4,755	92	1,357	123	15,934	(6,296)	15,965
Investments in subsidiaries	5,691	6,649	2,677	8,108	—	(23,125)	—

TOTAL ASSETS	$10,446	$7,076	$4,035	$8,264	$32,283	$(29,719)	$32,385

LIABILITIES AND EQUITY
Fiduciary liabilities	$—	$—	$—	$—	$12,604	$—	$12,604
Deferred revenue and accrued expenses	1	2	—	3	1,641	—	1,647
Current debt	—	186	—	—	—	—	186
Other current liabilities	95	38	33	13	935	(250)	864

Total current liabilities	96	226	33	16	15,180	(250)	15,301
Intercompany payables, net	—	902	—	4,691	517	(6,110)	—
Long-term debt	498	1,635	2,256	—	—	—	4,389
Liability for pension benefits	—	—	—	—	1,170	—	1,170
Deferred tax liabilities	—	—	—	—	688	(129)	559
Provision for liabilities	—	120	—	—	420	—	540
Other non-current liabilities	—	13	—	5	411	—	429

Total non-current liabilities	498	2,670	2,256	4,696	3,206	(6,239)	7,087

TOTAL LIABILITIES	594	2,896	2,289	4,712	18,386	(6,489)	22,388

REDEEMABLE NON-CONTROLLING INTEREST	—	—	—	—	26	—	26
EQUITY
Total Willis Towers Watson shareholders’ equity	9,852	4,180	1,746	3,552	13,752	(23,230)	9,852
Non-controlling interests	—	—	—	—	119	—	119

Total equity	9,852	4,180	1,746	3,552	13,871	(23,230)	9,971

TOTAL LIABILITIES AND EQUITY	$10,446	$7,076	$4,035	$8,264	$32,283	$(29,719)	$32,385

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2019
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
NET CASH FROM/(USED IN) OPERATING ACTIVITIES	$348	$(138)	$149	$1,180	$455	$(913)	$1,081

CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	—	—	—	(5)	(241)	—	(246)
Capitalized software costs	—	—	—	—	(59)	—	(59)
Acquisitions of operations, net of cash acquired	—	(1,316)	—	—	(13)	—	(1,329)
Net proceeds from sale of operations	—	—	—	—	17	—	17
Other, net	—	—	—	—	3	—	3
Proceeds from/(repayments of) intercompany investing activities, net	86	93	(525)	302	276	(232)	—

Net cash from/(used in) investing activities	$86	$(1,223)	$(525)	$297	$(17)	$(232)	$(1,614)

CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES
Net payments on revolving credit facility	—	—	(131)	—	—	—	(131)
Senior notes issued	—	997	—	—	—	—	997
Proceeds from issuance of other debt	—	600	500	—	—	—	1,100
Debt issuance costs	—	(13)	—	—	—	—	(13)
Repayments of debt	—	(587)	(405)	—	(3)	—	(995)
Repurchase of shares	(150)	—	—	—	—	—	(150)
Proceeds from issuance of shares	45	—	—	—	—	—	45
Payments of deferred and contingent consideration related to acquisitions	—	—	—	—	(57)	—	(57)
Cash paid for employee taxes on withholding shares	—	—	—	—	(15)	—	(15)
Dividends paid	(329)	—	(400)	(255)	(258)	913	(329)
Acquisitions of and dividends paid to non- controlling interests	—	—	—	—	(55)	—	(55)
Proceeds from/(repayments of) intercompany financing activities, net	—	364	812	(1,222)	(186)	232	—
Net cash (used in)/from financing activities	$(434)	$1,361	$376	$(1,477)	$(574)	$1,145	$397

DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	—	—	—	—	(136)	—	(136)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	—	—	—	(2)	—	(2)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR (i)	—	—	—	—	1,033	—	1,033

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR (i)	$—	$—	$—	$—	$895	$—	$895

(i)

As a result of the acquired TRANZACT collateralized facility (see Note 11 —   Debt), cash, cash equivalents and restricted cash at the end of the period included $8 million of restricted cash at December 31, 2019, which is included within prepaid and other current assets on our consolidated balance sheet. There were no restricted cash amounts held at December 31, 2018.

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2018
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
NET CASH (USED IN)/FROM OPERATING ACTIVITIES	$(537)	$153	$355	$(792)	$3,196	$(1,087)	$1,288

CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	—	—	—	(4)	(264)	—	(268)
Capitalized software costs	—	—	—	—	(54)	—	(54)
Acquisitions of operations, net of cash acquired	—	—	—	—	(36)	—	(36)
Net proceeds from sale of operations	—	—	—	—	4	—	4
Other, net	—	—	—	—	13	—	13
Proceeds from/(repayments of) intercompany investing activities, net	1,398	369	92	356	(2,673)	458	—

Net cash from/(used in) investing activities	$1,398	$369	$92	$352	$(3,010)	$458	$(341)

CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES
Net payments on revolving credit facility	—	(155)	(599)	—	—	—	(754)
Senior notes issued	—	998	—	—	—	—	998
Debt issuance costs	—	(8)	—	—	—	—	(8)
Repayments of debt	—	—	—	—	(170)	—	(170)
Repurchase of shares	(602)	—	—	—	—	—	(602)
Proceeds from issuance of shares	45	—	—	—	—	—	45
Payments of deferred and contingent consideration related to acquisitions	—	—	—	—	(50)	—	(50)
Cash paid for employee taxes on withholding shares	—	—	—	—	(30)	—	(30)
Dividends paid	(306)	—	(686)	(150)	(251)	1,087	(306)
Acquisitions of and dividends paid to non- controlling interests	—	—	—	—	(26)	—	(26)
(Repayments of)/proceeds from intercompany financing activities, net	—	(1,357)	838	589	388	(458)	—

Net cash (used in)/from financing activities	$(863)	$(522)	$(447)	$439	$(139)	$629	$(903)

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(2)	—	—	(1)	47	—	44
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	(41)	—	(41)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	2	—	—	1	1,027	—	1,030

CASH AND CASH EQUIVALENTS, END OF YEAR	$—	$—	$—	$—	$1,033	$—	$1,033

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2017
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
NET CASH FROM/(USED IN) OPERATING ACTIVITIES	$743	$114	$29	$(696)	$939	$(267)	$862

CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	—	—	—	(8)	(292)	—	(300)
Capitalized software costs	—	—	—	—	(75)	—	(75)
Acquisitions of operations, net of cash acquired	—	—	—	—	(13)	—	(13)
Net proceeds from sale of operations	—	—	—	—	57	—	57
Other, net	—	—	—	—	(4)	—	(4)
Proceeds from/(repayments of) intercompany investing activities, net	1,042	(55)	(1,600)	277	(485)	821	—
(Increase)/decrease in investment in subsidiaries	(1,035)	(115)	(148)	833	465	—	—

Net cash from/(used in) investing activities	$7	$(170)	$(1,748)	$1,102	$(347)	$821	$(335)

CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES
Net borrowings on revolving credit facility	—	155	487	—	—	—	642
Senior notes issued	—	649	—	—	—	—	649
Proceeds from issuance of other debt	—	—	—	—	32	—	32
Debt issuance costs	—	(5)	(4)	—	—	—	(9)
Repayments of debt	—	(394)	(220)	—	(120)	—	(734)
Repurchase of shares	(532)	—	—	—	—	—	(532)
Proceeds from issuance of shares	61	—	—	—	—	—	61
Payments related to share cancellation	—	—	—	—	(177)	—	(177)
Payments of deferred and contingent consideration related to acquisitions	—	—	—	—	(65)	—	(65)
Cash paid for employee taxes on withholding shares	—	—	—	—	(18)	—	(18)
Dividends paid	(277)	(58)	—	(58)	(151)	267	(277)
Acquisitions of and dividends paid to non- controlling interests	—	—	—	—	(51)	—	(51)
(Repayments of)/proceeds from intercompany financing activities, net	—	(291)	1,456	(347)	3	(821)	—

Net cash (used in)/from financing activities	$(748)	$56	$1,719	$(405)	$(547)	$(554)	$(479)

INCREASE IN CASH AND CASH EQUIVALENTS	2	—	—	1	45	—	48
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	112	—	112
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	—	—	—	—	870	—	870

CASH AND CASH EQUIVALENTS, END OF YEAR	$2	$—	$—	$1	$1,027	$—	$1,030